PROSPECTUS                                                        Rule 424(b)(3)
                                                          SEC File No. 333-57957

                                U.S. ENERGY CORP.

                              662,987 COMMON SHARES
               --------------------------------------------------

The securities offered by this Prospectus are 662,987 shares (the "Common Shares") of common stock, par value $0.01 per share ("Common Stock"), of U.S. Energy Corp., a Wyoming corporation (the "Company" or "USE"). Of the total Common Shares, (i) 546,365 shares were issued to four Canadian investment funds ("Canadian Funds") in April, 1998 for cash and securities of a subsidiary of the Company (Sutter Gold Mining Company); (ii) another 112,530 Common Shares will be issued to one of the funds as of the date of this Prospectus; and (iii) 4,092 Common Shares are held by 23 employees of the Company, three of whom are officers of the Company (the "Selling Shareholders"). See "Business and Properties - Gold - Sutter Gold Mining Company April 1998 Transaction for Cash and SGMC Special Warrants."

                        THESE ARE SPECULATIVE SECURITIES.
                 SUCH SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" STARTING ON PAGE 5.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
 BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION,
  NOR HAS THE COMMISSION, OR ANY STATE SECURITIES COMMISSION, PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          -------------------------------------------------------------
                THE DATE OF THIS PROSPECTUS IS NOVEMBER 17, 1998.

        The Common Shares will be offered for sale from time to time by the Canadian Funds and the Selling Shareholders. It is expected that all of the Common Shares will be offered at market prices from time to time. The Company's Common Stock is traded on the NASDAQ/NMS quotation system. As of October 15, 1998, the closing bid price for the Company's Common Stock was $2.28 per share. See "Market for USE Common Stock and Related Stockholder Matters." There are no underwriting arrangements known to the Company. Any selling discounts or commissions will be paid by the sellers of the Common Shares. See "Plan of Distribution". The Company will pay the cost of the registration estimated at $10,000 for registering the Common Shares.

        The Company has not (and will not) received any proceeds from the sale of the Common Shares pursuant to this Prospectus by the Canadian Funds or by the Selling Shareholders.

        The Common Shares have been registered for sale to the public, by the filing of the Registration Statement (of which this Prospectus is a part) with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ("1933 Act"). No one is authorized to give any information, or make any representation on behalf of the Company, the Canadian Funds or the Selling Shareholders if not contained in this Prospectus. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

        Neither delivery of this Prospectus nor sale of the securities offered hereby, shall create an implication that there has been no change in the information set forth herein since date of this Prospectus. The Prospectus will be supplemented to reflect any material changes in the Company or its business in the course of the offering.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other statements and information with the Commission. The reports and other documents so filed can be inspected and copied at the Commission's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's public reference facilities at Commission regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such documents can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, or they may be obtained on the Internet at www.sec.gov.

        This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits, covering the Common Shares offered hereby, certain portions of which have been omitted pursuant to Commission rules and regulations. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement, is qualified in its entirety by reference to such exhibit for a complete statement of its provisions. Any interested party may inspect the Registration Statement (and any amendments thereto) and its exhibits, without charge, at the public reference facilities of the Commission at its offices as stated above.

                 DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

        This Prospectus includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact included in this Report, including without limitation the statements under Management's Discussion and Analysis of Financial Condition and Results of Operations, the disclosures about the Green Mountain Mining Venture development schedule for the Wyoming properties, the projected operating status of Plateau Resources
Limited's Shootaring Canyon uranium mill in Utah, future market prices for uranium oxide, possible utility contracts for uranium oxide, and the plan of operations for Yellow Stone Fuels Corp. and Sutter Gold Mining Company
(subsidiaries of U.S. Energy Corp.), are forward-looking statements. In addition, when words like "expect," "anticipate" or "believe" are used, U.S. Energy Corp. is making forward- looking statements.

        Although U. S. Energy Corp. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this Prospectus. See "Risk Factors" starting on page 8. Other factors which are relevant to assessing the forward-looking statements are contained throughout this Prospectus. The forward-looking statements should be carefully considered in the context of all the information set forth in this Prospectus.

                             SUMMARY OF THE OFFERING

        The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Prospectus.

                                   THE COMPANY

(A)     GENERAL.

        U.S. Energy Corp. ("USE" or the "Registrant") is in the business of acquiring, exploring, developing and/or selling or leasing mineral properties, and the mining and marketing of minerals. USE is now engaged in two principal mineral sectors: uranium and gold, both of which are in the development stage. The most significant uranium properties are located on Green Mountain and Sheep Mountain in Wyoming, and in southeast Utah. USE's gold operations are conducted through Sutter Gold Mining Company, a 59% owned subsidiary. Interests are held in other mineral properties (principally molybdenum), but are either non-operating interests or undeveloped claims. USE also carries on small oil and gas operations in Montana and Wyoming. Other USE business segments are commercial operations (real estate and general aviation) and construction operations. USE has a May 31 fiscal year.

        USE was incorporated in Wyoming in 1966. All of its operations are in the United States. Principal executive offices are located in the Glen L. Larsen building at 877 North 8th Street West, Riverton, Wyoming 82501, telephone (307) 856-9271.

        Most of USE operations are conducted through a joint venture with Crested Corp. ("Crested"), a majority-owned subsidiary, and various jointly owned subsidiaries of USE and Crested. The joint venture with Crested is referred to in this Prospectus as "USECC". Construction operations are carried on primarily through USE's subsidiary Four Nines Gold, Inc. ("FNG"). Oil and gas operations are carried out through Energx, Ltd., a subsidiary of USE and Crested. USE and Crested originally were independent companies, with two common affiliates (John L. Larsen and Max T. Evans). In 1980, USE and Crested formed a joint venture to do business together (unless one or the other elected not to pursue an individual project). As a result of USE funding certain of Crested's obligations from time to time (due to Crested's lack of cash on hand), and later payment of the debts by Crested issuing common stock to USE, Crested became a majority owned subsidiary of USE in fiscal 1993.

        In fiscal 1998, USE and USECC signed an agreement with Kennecott Uranium Company ("Kennecott"), for the purchase of Kennecott's interest in the Green Mountain Mining Venture ("GMMV") (the "Acquisition Agreement"). This agreement expires on October 30, 1998. Please see "Business and Properties - Minerals-Uranium-The Green Mountain Mining Project-June 23, 1997 Amendment to GMMV with Kennecott Uranium Company" below.

        In fiscal 1998, USE and Crested continued the development of the GMMV uranium mines and the upgrade of the GMMV's Sweetwater uranium mill and the Shootaring Canyon uranium mill in southeast Utah (owned by Plateau Resources Ltd., a wholly-owned USE subsidiary) In addition, USE intends to implement plans for it and Crested to consolidate their uranium assets into a single subsidiary and finance the startup of its mines and mill operations, subject to obtaining the necessary debt or equity funding. There is no assurance such financing can be obtained.

        For fiscal 1999, USE intends to seek the financing necessary to continue development work at the Jackpot Mine. In late July 1998, USE, Crested and Kennecott made a business decision to temporarily cease development work at the Jackpot Mine because of the expected negative impact on uranium prices due to the amount of uranium inventory which USEC Inc. announced was held in its inventory and could be sold into the uranium market. USEC Inc. originally was the United States Enrichment Corporation, which was created in 1992 to hold the uranium enrichment facilities of the United States Department of Energy; USEC Inc. is not affiliated with USE or USECC. However, other factors are affecting the global uranium market (reductions in current and planned production), such that the resumption of development work and putting the Utah uranium properties into production in the near-term may be warranted. See "Business and Properties Uranium Market Information." USE is in discussions with various sources of capital to fund its uranium projects in Utah and Wyoming, but no funding agreements have been reached as of the date of this Prospectus.

        USE also will be refining the mine and mill plan for the Lincoln Project in California (held by Sutter Gold Mining Company), with the objective of continuing mine development, building a gold mill and producing gold, possibly in fiscal 2000. Permitting and capital raising costs for the Lincoln Project will be funded internally by Sutter Gold Mining Company. Additional funding will be needed to develop the properties, however, there are no funding agreements as of the date of this Prospectus and there is no assurance needed funding will be received. See "Gold" below.

        Until February 1996, USE conducted manufacturing and/or marketing of professional and recreational outdoor products through The Brunton Company ("Brunton"), a wholly-owned subsidiary. As of February 1, 1996, USE sold Brunton to Silva Production AB. The sale eliminated Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of USE's business as of January 31, 1996, except to the extent that there are net profits payments from Silva through 2000. For the fiscal year ended May 31, 1996, Brunton's sales provided 25% of net revenues of USE (before reclassification to reflect Brunton as discontinued operations with respect to
USE). See "Business and Properties - Commercial Operations" below.

                                  THE OFFERING

Securities Offered (1)......................................662,987 shares of Common Stock(2)
USE Common Stock Outstanding
  Before and After Offering ................................7,741,068 shares(3)

NASDAQ/NMS Symbol"USEG"
----------------

(1)  See "Description of Securities."  (2) See "Plan of Distribution."
(3) Includes 112,530 shares issued to Altamira Management Ltd. (one of the four Canadian Funds) as of the date of this Prospectus (see "Business and Properties
- Gold - Sutter Gold Mining Company - April 1998 Transaction for Cash and SGMC Special Warrants").

RISK FACTORS

        An investment in the Common Shares involves substantial risks, including the risks of USE's failure to obtain necessary capital to put its principal mineral properties into production, continued low uranium prices, litigation and competition. See "RISK FACTORS" beginning on the next page.

                   ISSUANCE OF COMMON SHARES TO CANADIAN FUNDS

        In April, 1998, USE issued 546,365 Common Shares to the Canadian Funds, and agreed to issue another 112,530 Common Shares to one of such Funds as of the date the registration statement (including this Prospectus) is declared effective by the Commission. See "Selling Shareholders."


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



                                                             Common Shares
         Canadian Fund                                     Registered for Sale
         -------------                                     -------------------

         BPI Canadian Small Companies Fund
         161 Bay Street, Suite 3900
         Toronto, Ontario M5J 2S1                                 250,683

         Altamira Management Ltd.
         250 Bloor Street East, Suite 300
         Toronto, Ontario M4W 1E6                                 157,530

         BPI Canadian Opportunities II Fund
         161 Bay Street, Suite 3900
         Toronto, Ontario M5J 2S1                                 125,341

         CPI Canadian Resource Funds
         161 Bay Street, Suite 3900
         Toronto, Ontario M5J 2S1                                 125,341

                     ISSUANCE OF COMMON SHARES TO EMPLOYEES

        The remaining 4,092 Common Shares are held by employees of the Company, including three officers (see "Selling Shareholders"). These shares were issued as 1997 Christmas bonus compensation to Company employees, pursuant to a resolution of the Company's Board of Directors at a special meeting held on March 5, 1998.

                                  RISK FACTORS

        Prospective investors should note that the Company's business is subject to certain risks, including the following:

        1. WORKING CAPITAL REQUIREMENTS. The Company's expected cash requirements for the balance of fiscal 1999 are the funding of on-going general and administrative expenses; mine and mill development and holding costs of the Sutter gold property described below; holding (standby) costs for the uranium mills in Wyoming and southeastern Utah; SMP and GMMV mine care and maintenance costs; and costs to acquire uranium oxide under the supply contract which the Company and Crested hold.

        As of the date of this Prospectus, the Company does not have enough funds or credit resources to put its uranium and/or gold properties into production. It is possible, furthermore, that Kennecott will not fund any more development of the GMMV's Jackpot Mine. Therefore, the Company will need substantial capital to prepare its properties for production, and after May 31, 1999, to fund general and administrative expenses, and pay property holding costs. The Company may not obtain the necessary financing in fiscal 1999 or thereafter.

        See  "Management's  Discussion  and Analysis of Financial  Condition and
Results  of   Operations"   for  additional   information  on  working   capital
requirements and capital resources. See also Risk Factors 2 and 3 below.

        2. SUTTER GOLD - NO CURRENT MINING OPERATIONS OR GOLD PRODUCTION. USE and Crested have invested substantial funds in capitalized costs and additional funds for operating expenses to acquire, permit and develop a gold property in California, held through a subsidiary, Sutter Gold Mining Company. This

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



investment represents a significant portion of USE's consolidated assets. Although SGMC completed private financings for a total of $7,115,100, additional financing will be required to put the property into full production and build a mill on the property. If third-party financing cannot be obtained and the Company is unable to fund SGMC's development and production costs from internally generated funds over the next two years, the Company may be adversely affected. In fiscal 1998, the Company recorded an impairment of $1.5 million on its investment in SGMC, and further impairments may have to be recorded at the end of fiscal 1999. See "Business and Properties - Gold - Lincoln Project (California)".

        3. ADDITIONAL SHARES TO MARKET; POSSIBLE DILUTION. The Company may issue additional common stock in a private placement or a public offering pursuant to the 1933 Act if needed for future working capital (see Risk Factor 1 above).

        In addition, the Company and Crested may finance the development of its uranium assets through a new entity. The new entity would hold the principal uranium assets of the Company and Crested, and the Company and Crested would be the principal shareholders of the new entity. The terms of such restructuring of the uranium assets, and the impact of such financing on the shareholders of the Company and Crested will not be determinable until final terms of the transaction are reached. See "Business and Properties - Green Mountain Mining Venture."

        4. VARIABLE REVENUES AND RECENT LOSSES. Due to the nature of the Company's business, there are from time to time major changes in revenues from sale of mineral properties or otherwise. During fiscal 1991, $7,193,600 was recognized from sale of a partial interest in a uranium property to Kennecott Uranium Company (a GMMV partner). No such revenues were recognized from fiscal 1992 through fiscal 1995. Further, the Company realized net income in fiscal 1992 of $613,000, but net losses were realized from fiscal 1993 through fiscal 1995 (in the respective amounts of $221,900, $3,370,800 and $2,070,600).
Revenues in fiscal 1997 were $5,790,200, compared to $9,632,200 in 1996. The decrease was primarily due to no revenues being recognized from mineral sales in 1997. In 1996, the Company had a net profit of $270,700, but realized a net loss in 1997 of $3,724,500. In 1998, revenues were $11,558,500 but the Company lost $983,200.

        5. LIMITED NUMBER OF CUSTOMERS FOR URANIUM. The worldwide market for uranium is marked by few buyers, aside from governments which buy uranium oxide for marine vessel and weapons manufacture purposes, and an immaterial amount consumed by the medical sector. There are approximately 18 electricity utilities in the United States (and 97 more in the rest of the world) which operate nuclear reactors (108 reactors in the United States, 331 in the rest of the world). Therefore the number of customers for the Company's uranium at any one time is likely to be very limited.

        6. PUBLIC ACCEPTANCE OF NUCLEAR ENERGY. In the late 1970s, a safety system failure at a nuclear reactor located at the Three Mile Island, Pennsylvania generating station resulted in an incident which decreased public acceptance of nuclear-powered electricity. Because of this incident, the Nuclear Regulatory Commission adopted and imposed new safety regulations on electric utilities which used nuclear power. A number of reactors which then were in the planning or construction phases were canceled by the domestic utility industry. Another nuclear reactor safety incident could again adversely affect public acceptance of nuclear power in the United States, and result in more regulations, which might cause some utilities to cut back on their plans to continue operating nuclear reactors or cancel plans to build new reactors. Any decrease in the number of operating and/or planned reactors might decrease future demand and prices for uranium oxide.
See "Business and Properties - Uranium Market Information."

        7. PROJECT DELAY. The Company's minerals business is subject to the risk of unanticipated delays in developing and permitting its uranium and gold projects. Such delays may be caused by fluctuations in commodity prices (see Risk Factor 9), mining risks (see Risk Factor 12), difficulty in arranging needed

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financing,  unanticipated permitting  requirements,  or legal obstruction in the permitting process by project opponents. In addition to adding to project capital costs (and possibly operating costs), such delays, if protracted, could result in a write off of all or a portion of the carrying value of the delayed project and/or could trigger certain reclamation obligations sooner than planned.

        8. DEBT. At May 31, 1998 the Company had $278,200 of long-term debt ($503,900 including the current portion of $225,700), and a $1,000,000 secured line of credit from a commercial bank (with interest at the bank's prime rate plus .5%). At August 31, 1998, the Company had $246,600 of long-term debt ($673,100 including the current portion of $426,700). No amount is owed on the line of credit at September 30, 1998. The amount of debt is small relative to the Company's financial condition. However, because of estimated reclamation obligations and standby costs of $13,055,600 (at May 31, 1998), the Company may have a limited borrowing base and therefore could be unable to borrow significant amounts of money if the need arises. For information on the reclamation obligations and standby costs, see Risk Factor 14 and "Note K to the USE Consolidated Financial Statements."

        9. COMMODITY PRICE FLUCTUATIONS. The ability of the Company to develop and operate its uranium and gold projects profitably will be significantly affected by changes in the market price of uranium and gold, respectively. From 1988 until mid-1996, the spot market price for uranium concentrates was depressed and had been below $8.00 per pound as recently as 1992. (See Business and Properties - Uranium Uranium Market Information" for additional information on the uranium markets and pricing.) Uranium prices are subject to a number of factors beyond Company's control including imports of uranium from Russia and other countries in the Commonwealth of Independent States ("CIS"), the amount of uranium produced and sold from the blending of highly enriched uranium recovered from U. S. and Russian nuclear weapons to produce lower enriched uranium for nuclear fuel, the build up by utilities of uranium fuel inventories and the sale of excess inventories into the market, the rate of uranium production in the United States, Canada, Australia and elsewhere by other producers and the rate of new construction of nuclear generating facilities, versus the rate of shutdown and decommissioning of older nuclear generating facilities, particularly in the United States.

        Market prices for uranium concentrates in the United States recovered to between $16.25 and $16.50 per pound as of May 31, 1996, however, prices were between $10.30 and $14.80 per pound in fiscal 1997. The market price at November 9, 1998 was $9.10 per pound. The Company believes that if the price increases substantially, more utilities will seek long term price stabilizing uranium supply contracts. If the Company is able to obtain long term uranium supply contracts with assured prices exceeding its cost of production, then Plateau's and GMMV's properties should be profitable. The Company estimates that its production costs will be comparable to the production costs of the more efficient uranium mines and mills now in operation, primarily because the mine and mill capital costs have been paid for by others. USE would be adversely affected if the United States utilities with nuclear power plants do not seek more long term uranium supply contracts by the end of calendar 2000. Although the extent of such adverse impact cannot be predicted, if uranium prices remained so depressed through calendar 2000 that USE's properties and facilities were not put into operation, the economic value of such assets might decrease.

        The market price of gold has fluctuated widely and is affected by numerous factors beyond the Company's control, including international economic trends, currency exchange fluctuations, the extent of forward sales of gold by other producers, consumption patterns (gold jewelry and gold coins), purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers and global or regional political events. Gold market prices are also affected by worldwide production levels, which increased in recent years, but currently appear to be decreasing. The aggregate effect of these factors is impossible to predict at any one time. As of October 14, 1998, the Comex spot price of gold was $297.50 per ounce, compared to $373 per ounce on November 24, 1996.

        10. PROPOSED FEDERAL LEGISLATION. The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law of 1872, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law of 1872 on the Company's operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of the uranium properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects.

        11. EXPLORATION RISKS. Mineral exploration, particularly for gold, involves many risks and frequently is nonproductive. There can be no assurance that the Company's efforts at SGMC's Lincoln Project to identify additional gold ore reserves will be successful. Moreover, substantial expenditures are required to establish additional ore reserves through drilling, to determine metallurgical processes to extract the metal from the ore and to construct mining and processing facilities. During the time required to establish additional ore reserves, determine suitable metallurgical processes and construct facilities, the economic feasibility of production may change because of fluctuating gold prices (see Risk Factor 9).

        12. MINING RISKS AND INSURANCE. The business of uranium and gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents, explosions and rock falls, earthquakes, flooding, interruptions due to weather conditions and other acts of God. Such risks could result in damage to or destruction of Company's mineral properties and production facilities, as well as to properties of others in the area, personal injury, environmental damage and process and production delays, causing monetary losses and possible legal liability. While the Company maintains, and intends to continue to maintain, liability, property damage and other insurance consistent with industry practice, no assurance can be given that adequate insurance will continue to be available.

        The Company carries property damage insurance with claim limits of $10,000,000.

        13. TITLE TO PROPERTIES. Nearly all the uranium mining properties held by the Company, GMMV and Plateau are on federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedures established by the General Mining Law of 1872. Title to such properties can be challenged. Although there now are no challenges to the Company's title rights, such challenges in the future could jeopardize title and possibly cause delays in operations on the affected properties. See "Business and Properties - Mining Claim Holdings."

        14. RECLAMATION AND ENVIRONMENTAL LIABILITIES. The Company's projects and operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation Liability Act. With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations will impact USE. Similar laws in California affect SGMC operations and in Utah will affect Plateau's operations. In addition, Registrant's uranium mill in Utah and the GMMV mill in Wyoming are subject to jurisdiction of the Nuclear Regulatory Commission ("NRC").

        To the Company's knowledge, it is in compliance in all material respects with current environmental regulations. To the extent that production by GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy present or any future laws or regulations which relate to environmental protection, future USE earnings could be adversely affected. For additional information concerning the effect such environmental laws and regulations have on the Company's capital expenditures, see "Business and Properties - Environmental" and "Notes F and K to the Company's Consolidated Financial Statements."

        15. POSSIBLE LOSSES ON URANIUM CONTRACTS. The Company holds a contract for delivery of U3O8 to a domestic utility through 2000, exclusive of the utility's rights to increase or decrease delivery amounts by 10 to 30 percent. Profit or loss on the deliveries will depend on the cost of inventory.

        As of the date of this Prospectus, the prices under the contract exceed the current market price, however, there can be no assurance this situation will not change in the future. Increases in the spot market price would increase USE's and Crested's cost of delivering on the contract prior to the time that their uranium properties are in production, thus reducing potential profits or possibly producing losses.

        16. COMPETITION. There is keen competition in the domestic minerals industry and the oil and gas business for properties and capital. USE's competitors include a number of major mining and oil and gas companies, most of which are larger than USE in all respects. In the production and marketing of uranium concentrates there are more than 10 major international entities (some of which are government controlled) that are significantly larger and better capitalized than USE.

        The location and composition of mineral ore bodies are of great importance to the competitive position of a mining company. Producers of high-grade ore with readily extractable minerals are in an advantageous position. Producers of one mineral may be able to efficiently recover other minerals as by-products, with significant competitive impact on primary producers. Substantial capital costs for equipment and mine-works are often needed. As a result, owners of producing properties, particularly if purchase contracts for the production are in place, generally enjoy substantial competitive advantages over organizations that propose to develop non-producing properties. Competition is also keen in the search for mineral properties and prospects and in the employment and retention of qualified personnel.

        USE expects competition from larger producers in Canada, Australia and Africa, as well as from U.S. in situ producers of uranium and other producers that recover uranium as a byproduct of other mineral recovery processes, and from uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of U.S. and Russian nuclear weapons and sold in the market by USEC Inc. and/or the United States Department of Energy, as well as from imports to the United States of uranium from the Commonwealth of Independent States (formerly the Soviet Union). See "Business and Properties - Uranium Uranium Market Information" and "NUEXCO Exchange Value".

        17. RESERVE ESTIMATES. While the estimates of mineralized resources at the GMMV's Round Park uranium ore deposit in Wyoming and SGMC's gold property in California have been reviewed by independent consultants, such ore reserve estimates are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may, on occasion, prove unreliable. Should the Company encounter mineralization or formations at any of its mines or projects different from those predicted by drilling, sampling and similar examinations, reserve estimates may have to be adjusted and mining plans may have to be altered in a way that could adversely affect the Company's operations.

        18. BULLFROG LITIGATION. The Company and Crested are defendants and counter- or cross- claimants in certain litigation in the District Court of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") in July 1991. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims.

        If USE's and Crested's position concerning extralateral rights is ultimately sustained, substantial additional revenues and income may be received by USE and Crested from royalties payable with respect to gold produced from the Bullfrog Mine. If, however, the final decision in this litigation is adverse to USE and Crested, USE and Crested could be adversely affected. See "Legal Proceedings."

        19. POTENTIAL ISSUANCE OF PREFERRED STOCK. Under the USE Restated Articles of Incorporation, as amended ("Restated Articles") and as permitted by the Wyoming Business Corporation Act ("WBCA"), the Company's Board of Directors has authority to create series of preferred stock and to issue shares thereof, without the approval of any USE shareholders. The creation and issue of USE preferred stock with dividend rights senior to the Company's Common Stock could adversely affect common stockholder participation in future earnings through dividends that otherwise would be available for distribution to holders of the Common Stock.

        Such preferred stock also could inhibit a takeover of the Company. Under the WBCA, separate voting approval by classes of stock is required for certain substantive corporate transactions. If the interests of preferred stockholders is perceived to be different from those of the common stockholders, the preferred stockholders could withhold approval of the transactions needed to effect the takeover.

        20. POTENTIAL ANTI-TAKEOVER EFFECTS OF STAGGERED BOARD. The Company's Board of Directors is presently divided into three classes of two directors each. Pursuant to the Restated Articles and as permitted by the WBCA, the directors in each class serve a three year term, and only those directors in one class are reelected each year. This board classification could stall a takeover of USE, even if a majority of the Common Stock were to be held by persons desiring a change in control of the Board. See "Description of Securities."

                             SELECTED FINANCIAL DATA

        The following tables set forth certain selected historical financial data with respect to the Company for the periods indicated. It is derived from and should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere in this Prospectus.


                                                          May 31,
                           -------------------------------------------------------------------
                               1998          1997          1996         1995          1994
                               ----          ----          ----         ----          ----

Current assets             $14,301,000   $ 4,400,900   $ 2,912,400   $ 3,390,100   $ 3,866,600
Current liabilities          6,062,100     1,393,900     2,031,200     3,368,200     1,291,700
Working capital              8,238,900     3,007,000       881,200        21,900     2,574,900
Total assets                45,019,100    30,387,100    34,793,300    33,384,500    33,090,300
Long-term obligations(1)    14,468,600    14,377,200    15,020,700    15,769,600    16,612,500
Shareholders' equity        17,453,500    12,723,600    14,617,000    12,168,400    12,559,100



(1)Includes  $8,778,800,  $8,751,800,  $3,978,800,  $3,951,800 and $3,951,800 of
accrued reclamation costs on mining properties at May 31, 1998, 1997, 1996, 1995 and 1994, respectively. See Note K of Notes to Consolidated Financial Statements.


                                August 31, 1998
                                 (unauditied)
                                 ------------

Current assets                   $12,533,600
Current liabilities                5,670,700
Working capital                    6,862,900
Total assets                      42,997,400
Long-term obligations(2)          14,343,100
Shareholders' equity              16,196,300

(2)Includes $8,778,800 of accrued reclamation costs at August 31, 1998.

                                                          For Years Ended May 31,
                               ----------------------------------------------------------------------------
                                     1998           1997            1996            1995           1994
                                     ----           ----            ----            ----           ----

Revenues                       $ 11,558,500    $  5,790,200    $  9,632,200    $  4,600,600    $  8,776,300
Income (loss) before
    minority interest
    and equity in loss
    of affiliates, and
    income taxes                    365,000      (3,706,000)     (2,524,100)     (2,577,700)     (3,587,900)

Equity in loss of
    affiliates                     (575,700)       (690,800)       (418,500)       (442,300)       (531,200)

Net income (loss)                  (983,200)     (3,724,500)        270,700      (2,070,600)     (3,370,800)

Loss per share                 $       (.15)   $       (.58)   $       (.39)   $       (.48)   $       (.73)

Loss per share
    before cumulative effect
    of accounting change               (.15)           (.58)           (.39)           (.48)           (.73)
Income from discontinued
    operations                         --              --               .05             .06             .03
Gain on disposal of
    subsidiary operations in
    discontinued segment               --              --               .38            --              --
Cumulative effect at
    June 1, 1993 of income
    tax accounting change              --              --              --              --              (.06)
                               ------------    ------------    ------------    ------------    ------------
Net income (loss)
    per share, basic
    and diluted                $       (.15)   $       (.58)   $        .04    $       (.42)   $       (.76)
                               ============    ============    ============    ============    ============

Cash dividends per share       $       -0-     $       -0-     $       -0-     $       -0-     $       -0-
                               ============    ============    ============    ============    ============


                                             For Three Months Ended August 31,
                                          --------------------------------------
                                               1998                    1997
                                               ----                    ----


Revenues                                  $  2,163,400              $ 2,860,600
(Loss) income before
    minority interest
    and equity in loss
    of affiliates                           (1,504,400)                 944,100

Equity in loss of
    affiliates                                 (13,500)                (163,800)

Net (loss) income                           (1,257,200)                 683,800

Loss per share                            $       (.18)             $       .10

Net (loss) income
    per share, basic
    and diluted                           $       (.18)             $       .10
                                          =============             ===========

Cash dividends per share                  $       -0-               $      -0-
                                          =============             ===========


                             BUSINESS AND PROPERTIES

                                    MINERALS

URANIUM

GENERAL

        USE has interests in several uranium-bearing properties in Wyoming and Utah and in uranium processing mills in Sweetwater County, Wyoming (the "Sweetwater Mill") and in southeastern Garfield County, Utah (the "Shootaring Mill"). All the uranium-bearing properties are in areas which produced significant amounts of uranium in the 1970s and 1980s. USE plans to develop and operate these properties (directly or through a subsidiary company or a joint venture) to produce uranium concentrates ("U3O8") for sale to public utilities that operate nuclear powered electricity generating plants. In addition, other uranium- bearing properties in New Mexico and Wyoming are held by Yellow Stone Fuels Corp. (a minority joint subsidiary of USE and Crested).

        The property interests of USE in Wyoming are:
        ---------------------------------------------

        Green Mountain
        --------------

        521 unpatented lode mining claims (the "Green Mountain Claims") on Green Mountain in Fremont County, Wyoming, including 105 claims on which the Round Park (Jackpot) uranium deposit is located, and the Sweetwater Mill, (approximately 23 miles south of the proposed Jackpot Mine). These assets are held by the Green Mountain Mining Venture ("GMMV"), owned 50 percent by USE and USECC (the "USE Parties"), and 50 percent by Kennecott Uranium Company ("KUC" or "Kennecott"), a subsidiary of Kennecott Energy and Coal Company of Gillette, WY. Kennecott Energy and Coal Company and Kennecott Corporation of

Salt Lake City, UT are subsidiaries of Rio Tinto plc, formerly RTZ PLC of London. Rio Tinto plc is one of the world's leading natural resource companies and owns 69% of Rossing Uranium Corp.'s operations in Namibia in southwest Africa. Rossing currently produces about 6,000,000 lbs. of U3O8 out of its 10,000,000 lb. annual capacity. Rio Tinto has delayed indefinitely the construction of its 4,000,000 lb. U3O8 per year Kintyre uranium project in Western Australia. Kennecott Corporation owns and operates several mines including the Bingham Canyon, Utah open pit copper mine which opened in 1906.

        All of the GMMV mining claims are accessible by county, private and/or United States Bureau of Land Management ("BLM") access roads. Exploration and delineation of the principal uranium resources in the proposed Jackpot Mine have been substantially completed. The BLM has signed a Record of Decision approving the Jackpot Mine Plan of Operations following preparation of a final Environmental Impact Statement ("EIS") for the proposed mine, and on June 25, 1996, the Wyoming Department of Environmental Quality ("WDEQ") issued Mine Permit No. 660 that is required for GMMV to develop the underground Jackpot Mine and mine the uranium deposits. The proposed mine has had no previous operators, and will be a new mine when opened. The Big Eagle Mine and related claim groups (which are near the proposed Jackpot Mine and are part of the Green Mountain Claims held by the GMMV), are accessible by county and private roads. The Big Eagle Mine was first operated by Pathfinder Mines Corporation ("PMC") starting in the late 1970s.

        Sheep Mountain
        --------------

        Unpatented lode mining claims, underground and open pit uranium mines and mining equipment in the Crooks Gap area are located on Sheep Mountain in Fremont County, Wyoming and are adjacent to and west of the GMMV mining claims. From 1988 to June 1, 1998, these assets were held by SMP. On June 1, 1998, USECC received back from SMP all of the Sheep Mountain mineral properties and equipment, in partial settlement of disputes with Nukem and CRIC. The disposition of SMP cash and the CIS uranium supply contracts, remain in dispute. See "Legal Proceedings." The Sheep Mountain Mines 1 and 2 are accessible by county and private roads and were first operated by Western Nuclear, Inc., a subsidiary of Phelps Dodge Corporation, in the late 1970s.

        Yellow Stone Fuels Corp.
        ------------------------

        Approximately 10,825 acres of properties are held by 437 unpatented lode mining claims which have been staked by, plus four leases (including three state leases) held by Yellow Stone Fuels Corp. (an Ontario, Canada corporation, or by its wholly-owned subsidiary Yellow Stone Fuels, Inc., a Wyoming corporation, hereafter collectively or individually referred to as "YSFC"). The properties are located in Wyoming and New Mexico, and are believed to be prospective of uranium and suitable for in-situ leaching. USE and Crested each own 12.7% of YSFC.

       The property interests of USE in Utah through Plateau Resources Ltd. are:
       -------------------------------------------------------------------------

        The Tony M Mine and the Frank M properties, underground uranium deposits in San Juan County, Utah located partially on Utah State mining leases. These properties are accessible by county roads.

        Plateau is the lessee of the Tony M Mine and portions of the Frank M properties and has posted a bond securing Plateau's obligations to reclaim these properties. The Tony M mine was originally developed by Plateau at the time Plateau was owned by Consumers Power Company ("CPC"), a Michigan public utility. Significant areas of uranium mineralization have been accessed and delineated by the prior owner's underground workings. When the Tony M Mine was in production (while Plateau was owned by CPC), it produced ore containing from three to eight pounds of uranium concentrates per ton. Some of this ore was processed at the Shootaring Mill. In addition, low grade uranium ore was stockpiled at the Tony M Mine and at the Shootaring Mill.

        Plateau also acquired the Velvet Mine and the nearby Woods Complex in the Lisbon Valley area in southeastern Utah. The Velvet Mine was fully developed and permitted by its prior owner and is located approximately 178 miles by road from the Shootaring Mill. The Woods Complex was formerly an operating uranium mine with a remaining undeveloped resource. Access to this resource would be by extending a drift approximately 2,500 feet from the former Wood Mine. The Wood Mine property is not permitted, but USE does not expect difficulty in obtaining a new permit because the surface facilities would occupy the site that has been disturbed from previous operations.

        Plateau Resources Ltd. is a wholly-owned subsidiary of USE, however, Crested will have an interest in Plateau. See "Plateau Shootaring Canyon Mill" below.

THE GREEN MOUNTAIN MINING VENTURE ("GMMV") PROJECT

        GMMV. In fiscal 1998, USE and USECC signed the Acquisition Agreement to acquire Kennecott Uranium Company's interest in the GMMV. The following is a description of the formation of GMMV and certain of its terms, which have been modified as a result of the Acquisition Agreement and related transactions, as set forth under the "June 23, 1997 Amendment to GMMV with Kennecott Uranium Company" below.

        In fiscal 1991, USE and USECC entered into an agreement to sell 50 percent of their interests in the Green Mountain uranium claims, and certain other rights, to Kennecott for $15,000,000 (USE's share of the proceeds was $12,600,000, and the balance was Crested's) and a commitment by Kennecott to fund the first $50,000,000 of GMMV expenditures pursuant to Management Committee budgets. At the same time, USE and USECC ("USE Parties") and Kennecott formed the GMMV to develop, mine and mill uranium ore from the Green Mountain Claims, and market U3O8.

        After the first $50,000,000 of GMMV expenditures advanced by Kennecott is spent (which has been completed, see "Properties and Mine Plan" below), the GMMV expenses are to be shared by the parties generally in accordance with their participating interests (50 percent Kennecott, 50 percent USE Parties). The agreement also provides that Kennecott will pay a disproportionate share (up to an additional $45,000,000) of GMMV operating expenses, but only out of cash operating margins from sales of processed uranium at more than $24.00/lb (for $30,000,000 of such operating expenses), and from sales of processed uranium at more than $27.00/lb (for the next $15,000,000 of such operating expenses).

        Pursuant to the GMMV joint venture agreement, each party's participation interest in the GMMV is subject to reduction for voluntary or involuntary failure to pay its share of expenses as required in approved budgets (including Kennecott's commitment to fund the initial $50,000,000 of the GMMV expenditures), so that in effect, the interest held by each party collateralizes its performance. However, a defaulting party would remain liable for third party liabilities incurred during the GMMV operations, proportionate to its interest before reduction.

        The GMMV cash flows will be shared between Kennecott and the USE Parties according to their participation interests. However, 105 of the Green Mountain Claims, which cover the Round Park (Jackpot) uranium deposit, currently believed to be the most significant mineralized resource on Green Mountain, were formerly owned solely by USE. Pursuant to an agreement between USE and Crested, cash flow from production of uranium out of these 105 Green Mountain Claims will be distributed only to USE and Kennecott, and GMMV expenditures on such properties will be shared 50 percent by USE and 50 percent by

Kennecott. Milling costs will be paid by the GMMV as operating costs and shared among the participants according to their ownership interests in the ore being milled.

        The USE Parties' share of GMMV cash flow resulting from the balance of the properties (outside the 105 claims), which were previously owned by USE and Crested together, will be shared equally by USE and Crested. GMMV expenditures from such properties will be shared 25 percent each by USE and Crested, and 50 percent by Kennecott. Such latter properties are expected to be developed after the Round Park (Jackpot) deposit is placed into production and the uranium deposits on these properties may be accessed through the proposed tunnels at the Jackpot Mine. Development work at the Jackpot Mine was temporarily halted in late July 1998, see "USEC Inc." below.

        The GMMV Management Committee has three Kennecott representatives and two USECC representatives, acts by majority vote, and appoints and supervises the project manager. In fiscal 1993, Kennecott became the GMMV project manager and has continued as project manager through May 31, 1998. USECC has continued work on a contract basis at Kennecott's request through May 31, 1998.

        Activities on the GMMV properties have included environmental and mining equipment studies, mine permitting and planning work, property maintenance, setting up a uranium marketing program, acquisition and monitoring of the Sweetwater Mill and preparation of an application to the U. S. Nuclear Regulatory Commission ("NRC") to convert the Sweetwater Mill license from standby to an operating license. USE has completed the construction of additional mining support facilities at the Jackpot Mine in fiscal 1998, including; the installation of natural gas lines and phone services; construction of a new shop building containing offices, a dry-change room, emergency generators, air compressors and mechanical repair base; upgrading the ore haul road; and installation of a conveyor and stacker and other incidental mine activities, while maintaining all permits and licenses at the Jackpot Mine and Sweetwater Mill. For underground mine development work, as of the date of this Prospectus, the GMMV has driven twin decline tunnels 18 feet wide and 12 feet high on a -17 percent grade approximately 2,000 feet each into Green Mountain with 1,000 feet of cross cuts between the declines. All of these development costs in fiscal 1998 and to date in fiscal 1999 have been funded through approximately $14,000,000 advanced to the GMMV in connection with Kennecott's $50,000,000 work commitment (for its 50 percent interest).

JUNE 23, 1997 AMENDMENT TO GMMV WITH KENNECOTT URANIUM COMPANY

        On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott, for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. This Agreement was not closed by the October 30, 1998 deadline because of difficulties in trying to raise the financing in light of current prices in the uranium oxide market. Kennecott paid USE and USECC $4,000,000 as a signing payment, and committed to provide the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational. The work was performed by USECC as lessee of all the GMMV mineral properties under a Mineral Lease Agreement between the GMMV and USECC (the "Mineral Lease"), and as an independent contractor under a Contract Services Agreement (the "Mill Contract") between Kennecott (as manager of the GMMV) and USECC. Both the Mineral Lease and the Mill Contract, as well as a Fourth Amendment to the GMMV Mining Venture Agreement among Kennecott, USE and USECC (the "Fourth Amendment to the GMMV Agreement"), were executed simultaneously with the Acquisition Agreement. Under the Fourth Amendment to the GMMV Agreement, Kennecott received a credit against its original $50,000,000 commitment to fund the GMMV. See "Properties and Mine Plan" below.

        The funding was advanced to Kennecott by an affiliate, Kennecott Energy Company ("KEC") under a secured recourse Promissory Note (the "Note") bearing interest at 10.5% per annum starting in April 1999 until paid in full. As of October 22, 1998, approximately $14,000,000 of the $16,000,000 has been provided to the GMMV. The Acquisition Agreement was not closed, and therefore the Note remains an obligation of Kennecott alone. The
Note is secured by a first mortgage lien against Kennecott's 50% interest in the GMMV pursuant to a Mortgage granted by Kennecott to KEC.

        Because the Acquisition Agreement was not closed, the Mineral Lease and Mill Contract were terminated, and all operations on the GMMV project are now conducted pursuant to the amended GMMV Agreement. USE and USECC, and Kennecott retain their respective 50% interests in the GMMV, and Kennecott's obligation to repay the money loaned by KEC remains Kennecott's obligation, without any adverse effect on the 50% interest in the GMMV held by USE and USECC. However, the Jackpot Mine development work and Sweetwater Mill upgrade work funded by $14,000,000 advanced (out of the $16,000,000 loan) has benefitted all parties. The GMMV parties will remain in the GMMV, and the development, mining and milling costs will be paid for by such parties. If one of the parties does not pay its share, its percentage in the GMMV is reduced if the other party pays instead. Kennecott may not wish to participate further in the project. If USE has the funding to pay for all costs to continue the development of the Jackpot Mine and the upgrade work at the Sweetwater Mill, and USE makes the decision to continue the project, then Kennecott's interest would be reduced. Thus, it is possible that USE could indirectly purchase Kennecott's interest through funding the project through the GMMV. USE does not presently have sufficient money to fund the GMMV by itself.

        USEC INC. In 1992, Congress enacted the "Energy Policy Act of 1992" creating the U.S. Enrichment Corporation ("USEC") to operate the U.S. Department of Energy's ("DOE") uranium enrichment program. Congress later enacted the "USEC Privatization Act of 1996" to privatize USEC and allowed the DOE to transfer various forms of uranium to USEC. The DOE has transferred approximately 75 million pounds of uranium and uranium equivalents to USEC. On July 22, 1998, USEC changed its name to USEC Inc. and became a publicly traded company. Because of the anticipated negative impact of USEC Inc.'s sales of new uranium inventory in the market (see "Marketing - U.S. Enrichment Corporation," below) on uranium oxide prices, on July 31, 1998, Kennecott and USE and Crested made a business decision to temporarily place the Jackpot Mine on standby, which resulted in the lay off of approximately 50 employees. Resumption of development work by the GMMV will depend on resolution of the USEC Inc. uranium inventory sales issue (see "U.S. Enrichment Corporation" below and "Legal Proceedings") and improved uranium prices, and USE's ability to raise the funds to pay its share of GMMV costs. USE believes the GMMV's decision to place the development of the Jackpot Mine on standby, should be viewed as an interim event, because anticipated improved uranium prices based on supply and demand projections, or even continued level prices, could lead to a decision to resume development work on the Jackpot Mine. See "Uranium Market Information" below.

PROPERTIES AND MINE PLAN.

        The GMMV owns a total of 521 claims on Green Mountain, including the 105 claims on which the Round Park (Jackpot) uranium deposit is located. Surface rights are owned by the United States Government under management by the BLM. In addition, other uranium mineralization has been delineated in the Phase 2 and Whiskey Peak deposits on these claims, which formerly belonged to USE and Crested. These deposits are undeveloped. "Mineral Deposit" or "mineralized material" is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility. Roads and utilities have been put in place, which are satisfactory to support mine development.

        The GMMV also owns the Big Eagle Properties on Green Mountain, which contain substantial uranium mineralization, and are adjacent to the other GMMV mining claims. The Big Eagle Properties contain two open-pit mines, as well as related roads, utilities, buildings, structures, equipment and a stockpile of 500,000 tons of uranium material with a grade of approximately one pound of U3O8 per ton of mineralized material. The assets include two buildings (38,000 square feet and 8,000 square feet) formerly used by Pathfinder Mines Corporation ("PMC") in mining operations. Also included are three ore-hauling vehicles, each having a 100-ton capacity. Permits transferred to the GMMV for the properties include: a permit to mine, an air quality permit, and water discharge and water quality permits. The GMMV owns the mineral rights to the underlying unpatented lode mining claims.

        The Round Park (Jackpot) mining claims contain deposits of uranium which have been estimated to contain 52,000,000 pounds of U3O8; the grade averages 4.6 pounds of U3O8 per ton of mineralized material. The GMMV plans to mine this mineralize material from two decline tunnels (-17 percent slope) in the Jackpot Mine, which are being driven underground from the south side of Green Mountain. The first of several mineralized horizons is about 2,300 feet vertically down from the top of Green Mountain.

        The declines will ultimately extend up to 12,300 feet in length to access the different zones of the deposit; one decline will be used for ventilation and transportation of personnel, and the other will convey ore, rock and waste out of the mine. The mine plan estimates that the Jackpot Mine will produce about 3,000 tons of uranium ore per day and will have an expected mine life of 13 to 22 years. The Big Eagle Mine facilities located about three miles west of the Jackpot Mine site will be utilized. As many as 250 workers will be required during mining full operations. To the date of this Prospectus, USE has run approximately 2,000 feet of tunnel in each decline.

        The USE Parties expect the Jackpot Mine development costs will not exceed an additional $10,000,000 to reach the "B" zone to continue the development in the ore at the Round Park deposit. However, cost estimates may change as the development progresses. Pursuant to the GMMV agreement, Kennecott agreed to fund the initial $50,000,000 in development costs including reclamation costs. To April 30, 1997, such expenditures totaled approximately $20,355,142. In fiscal 1998, approximately $10,160,896 of additional GMMV costs had been funded by advances to the GMMV out of the $16,000,000 loan to Kennecott. With the 2 for 1 credit provision in the Acquisition Agreement which also applied to the $4,000,000 signing bonus, Kennecott had completed its $50,000,000 commitment. Since June 1997, Kennecott has advanced approximately $14,000,000 of the $16,000,000 to the GMMV, leaving a balance of $2,000,000.
Whether this $2,000,000 will be made available by Kennecott for the GMMV to keep the Jackpot Mine on standby status has not been determined as of the date of this Prospectus.

        SWEETWATER MILL. In fiscal 1993, GMMV acquired the Sweetwater uranium processing mill and associated properties located in Sweetwater County, Wyoming, approximately 23 miles south of the proposed Jackpot Mine, from a subsidiary of Union Oil Company of California ("UNOCAL"), primarily in consideration of Kennecott and the GMMV assuming environmental liabilities, and decommissioning and reclamation obligations.

        Kennecott is manager and operator of the Sweetwater Mill and, as such, will be compensated by GMMV out of production. Payments for pre-operating management will be based on a sliding scale percentage of mill cash operating costs prior to mill operation; payments for operating management will be based on 13 percent of mill cash operating costs when processing ore. Mill holding costs have been paid by the GMMV and funded by Kennecott as part of its (now completed) $50,000,000 funding commitment.

        The Sweetwater Mill includes buildings, milling and related equipment, real estate improvements, mining and mill site claims and other real property interests, personal property and intangible property (including government permits relating to operation of those properties). The major assets are the mill buildings and equipment located on approximately 92 acres.

        The mill was designed as a 3,000 ton per day ("tpd") facility. UNOCAL's subsidiary, Minerals Exploration Company, reportedly processed in excess of 4,200 tpd for sustained periods. The mill is one of the newest uranium milling facilities in the United States, and has been maintained in good condition. UNOCAL has reported that the mill buildings and equipment have historical costs of $10,500,000 and $26,900,000, respectively.

        As consideration for the Sweetwater Mill, GMMV agreed to indemnify UNOCAL against certain reclamation and environmental liabilities, which indemnification obligations are guaranteed by Kennecott Corporation (parent of Kennecott Uranium Company). GMMV has agreed to be responsible for compliance with mill decommissioning and land reclamation laws, for which the environmental and reclamation bonding requirements are approximately $24,330,000, which includes a $4,560,000 bond required by the NRC. None of the GMMV future reclamation and closure costs are reflected in the Consolidated Financial Statements (see "Notes F and K to USE Consolidated Financial Statements").

        The reclamation and environmental liabilities assumed by the GMMV consist of two categories: (1) cleanup of the inactive open pit mine site near the mill (the source of ore feedstock for the mill when operating under UNOCAL), including water (heavy metals and other contaminants) and tailings (heavy metals dust and other contaminants requiring abatement and erosion control) associated with the pit; and (2) decontamination and cleanup and disposal of the mill building, equipment and tailings cells after mill decommissioning. On June 18, 1996, Kennecott established an irrevocable Letter of Credit through Morgan Guaranty Trust Company of New York City in the amount of $19,767,079 in favor of the Wyoming Department of Environmental Quality ("WDEQ") for reclamation requirements of the GMMV. The Letter of Credit was increased by $10,000 on August 26, 1996 to cover off-permit wetland enhancement. The WDEQ exercises delegated jurisdiction from the United States Environmental Protection Agency ("EPA") to administer the Clean Water Act and the Clean Air Act, and directly administers Wyoming statutes on mined land reclamation. The Sweetwater Mill is also regulated by the NRC for tailings cells and mill decontamination and cleanup. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act, pertaining to any hazardous materials which may be on site when cleanup work is started.

        Although the GMMV is liable for all reclamation and environmental compliance costs associated with mill and site maintenance, as well as mill decontamination and cleanup and site reclamation and cleanup after the mill is decommissioned, USECC believes it is unlikely USECC would have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), such costs covered by the letters of credit or other surety appear to be within the $24,330,000 of reclamation bonds posted by Kennecott for GMMV. These costs are not expected to increase materially if the mill is not put into operation. Second, UNOCAL has agreed that if the GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or February 1, 2001, (which liabilities are not due solely to the operations of GMMV), then UNOCAL will loan the GMMV the first $8,000,000 (escalated according to the Consumer Price Index to current dollars, from 1993) of such expenditures. Any reimbursement for the loan may only be recovered by UNOCAL from 20% of future cash flows from sale of uranium concentrates processed through the Sweetwater Mill. Third, payment of reclamation and environmental liabilities related to the Mill is guaranteed by Kennecott. Last, the GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities when mining and milling operations are finally shut down.

        Kennecott will be entitled to contribution from the USE Parties in proportion to their participating interests in the GMMV, if Kennecott is required to pay mill cleanup costs directly pursuant to its guarantee. Such contributions would be required only if the liabilities cannot be satisfied by Kennecott within the balance of any development commitment as provided by the Acquisition Agreement, after the credits provided by the Fourth Amendment to the GMMV (see "June 23, 1997 Amendment to GMMV with Kennecott Uranium Company" above). In addition, if and to the extent such liabilities resulted from UNOCAL's mill operations, and payment of the liabilities was required before February 1, 2001 and before mill production resumes, then up to $8,000,000 (escalated) of that amount would be paid by UNOCAL, before Kennecott would be required to pay on its guarantee. However, notwithstanding the preceding, the extent of any ultimate USECC liability for contribution to mill cleanup costs cannot be predicted.

        PERMITTING AND ACTIVITIES. The WDEQ issued a mine permit for the Jackpot Mine on June 26, 1996. This Permit allows the GMMV to proceed with construction of mine surface facilities, further underground mine development and eventual mining of the Round Park (Jackpot) Deposit.

        The Jackpot Mine Plan of Operations and a combination of the alternatives analyzed in the EIS will allow for the disposal of mine waste rock in the Big Eagle Mine pits some three miles from the Jackpot declines, the upgrading of existing roads, and the construction of new haul road segments to transport ore to the Sweetwater Mill. These roads will be subject to modification in alignment necessary to minimize or avoid adverse impacts to riparian and cultural resources.

        Kennecott has initiated discussions and made filings with the NRC regarding amendments to the Source Material License to resume ore processing at the Sweetwater Mill. The NRC has advised that the Operating Permit should be issued in October or November 1998.

        USE believes all of the uranium operations in which it owns an interest are in compliance with these rules. There ultimately will be an effect on the earnings of USE and Crested from environmental compliance expenditures by the GMMV, since the GMMV operations will continue to be accounted for by the equity method if the acquisition of Kennecott's interest in the GMMV pursuant to the Acquisition Agreement does not close. GMMV's expenses for compliance with environmental laws (as well as other matters) are not expected to materially affect the cash flow of USE and Crested during the next two years.

PLATEAU'S SHOOTARING CANYON MILL

        ACQUISITION OF PLATEAU RESOURCES, LIMITED ("PLATEAU"). In August 1993, USE purchased from Consumers Power Company ("CPC"), all of the outstanding stock of Plateau which owns the Shootaring Canyon uranium processing mill and support facilities in southeastern Utah (the "Shootaring Mill") for a nominal cash consideration. The Shootaring Mill holds a source materials license from the NRC. USE agreed:

        (a) to perform all studies, remedial or other response actions or other activities necessary from time to time for Plateau to comply with environmental monitoring and other provisions of (i) federal and state environmental laws relating to hazardous or toxic substances, and (ii) the Uranium Mill Tailings Radiation Control Act, the Atomic Energy Act of 1954, and administrative orders and licenses relating to nuclear or radioactive substances or materials on the property of, or produced or released by, Plateau; and

        (b) to indemnify CPC from all liabilities and costs related to the presence of hazardous substances or radioactive materials on Plateau property, and to any future violation of laws and administrative orders and licenses relating to the environment or to nuclear or radioactive substances.

        Plateau transferred $2,500,000 cash to fund the "NRC Surety Trust Agreement" with a commercial bank as trustee. The trustee is to pay future decommissioning costs of Shootaring Mill as directed by the NRC. The amount transferred to the trust is the minimum amount now required by the NRC as financial assurance reclamation of the Shootaring Mill.

        Plateau transferred $4,800,000 cash to fund the "Agency Agreement" with a commercial bank. These funds will be available to indemnify CPC against possible claims related to environmental or nuclear matters as described above, and against third-party claims related to an agreement between Plateau and the third-party (see "Note K to the USE Consolidated Financial Statements for fiscal year ended May 31, 1998").

        There are no present claims against funds held under either the Trust Agreement or Agency Agreement. Funds (including accrued interest) not disbursed under the Trust and Agency Agreements will be paid over to Plateau upon termination of such Agreements with NRC concurrence.

        Subsequent to closing, USE and Crested agreed that after Plateau's unencumbered cash has been depleted, USE and Crested each will assume one-half of Plateau's obligations, and share equally in Plateau's operating cash flows, pursuant to the USECC Joint Venture.

        SHOOTARING MILL AND FACILITIES. The Shootaring Mill is located in south-eastern Utah and occupies 19 acres of a 265 acre plant site. The mill was designed to process 750 tpd, but only operated on a trial basis for two months in mid-summer 1982. In 1984, Plateau put the mill on standby because of the depressed U3O8 market.

        Plateau also owns approximately 90,000 tons of uranium mineralized material stockpiled at the mill site and approximately 172,000 tons of mineralized material stockpiled at the Tony M Mine. Included with mill assets are tailings cells, laboratory facilities, equipment shop and inventory. The NRC issued a license to Plateau authorizing production of uranium concentrates, however, since the mill was shut down, only maintenance and required safety and environmental inspection activities were performed and the source materials license with the NRC was for standby operations only. Plateau applied to the NRC to convert the source materials license from standby to operational and upon increasing the reclamation bond to $6,700,000, the NRC issued the new license on May 2, 1997. Plateau has an additional $1,600,000 of government securities available for further bonding needs.

        In fiscal 1998, in anticipation of resuming milling operations, Plateau has significantly performed a reactivation and rehabilitation program at the Mill. Plateau is awaiting approval of the water control permit for the tailings facility from the State of Utah Water Control Division.

TICABOO TOWNSITE

        Plateau owns all of the outstanding stock of Canyon Homesteads, Inc. ("Canyon"), a Utah corporation, which developed the Ticaboo, Utah townsite 3.5 miles south of the Shootaring Mill. The Ticaboo site includes a motel, restaurant, lounge, convenience store and single family, mobile home and recreational vehicle sites (all with utility access). The townsite is located on a State of Utah lease near Lake Powell and is being operated as a commercial enterprise. An amendment was entered into on April 1, 1997 on the Utah State lease covering the Ticaboo townsite whereby the State deeded portions of the Townsite to Canyon on a sliding scale basis. USE and Crested may develop the townsite to sell home and mobile home sites as the nearby Shootaring Canyon uranium mill commences operations.

YELLOW STONE FUELS CORP.

        Yellow Stone Fuels Corp., was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,1996), in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. are herein collectively referred to as YSFC.

        In order to concentrate the efforts of USECC on conventional uranium mining using the Shootaring and Sweetwater Mills, USECC decided to take a minority position in Yellow Stone Fuels, Inc. and not be directly involved in properties believed suitable for the production of uranium through the in-situ leach ("ISL") mining process. USECC will have the right of first refusal with respect to any uranium ore bodies YSFC discovers which are amenable to conventional mining and milling and YSFC will have the right of first refusal with respect to ore bodies discovered by USECC amenable to the ISL process. In the ISL process, groundwater fortified with oxidizing agents is pumped in the ore body, causing the uranium contained into the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium which is shipped to conversion facilities for eventual sale. Generally, the ISL process is more cost effective and environmentally benign compared to conventional underground mining techniques. In addition, less time may be required to bring an ISL mine into operation than to permit and build a conventional mine.

        In Wyoming, YSFC has staked and/or holds 356 unpatented mining claims and has entered into four State leases covering a total of 9,040 acres located in the Powder River Basin and Red Desert uranium districts. Three State leases have a 10 year term expiring October 1, 2006; one State lease has a 10 year term expiring October 1, 2008; each require annual rental of $1.00 per acre for five years, then $2.00 for the second five years, or sooner upon the discovery of commercial quantities of minerals; plus a 5% gross royalty of the value of uranium bearing ore mined from the leased properties is payable to the State of Wyoming.

        Also in Wyoming, YSFC owns or leases a total of 113 unpatented mining claims in the Powder River Uranium District. One group of 63 claims is located approximately 20 miles northwest of the producing Rio Algom's Smith Ranch Mine. These claims may be similar in geology and hydrology to the Smith Ranch and Cameco's Highland ISL operations.

        In New Mexico, YSFC has staked and holds 39 unpatented mining claims and has leased 8 patented mining claims (approximately 945 acres) in the Grants uranium region of New Mexico. The 8 unpatented mining claims (covering 165 acres) are held by a 5 year renewable lease ($500 monthly rental, and a 5% gross royalty on revenues from uranium sold from the property). Other claims in the immediate area were mined for up to 600,000 pounds U3O8 at a grade of 0.24% by other companies in the 1970s. The extent of further mineral resources on the properties is presently unknown.

        In fiscal 1997, USE, USECC and the GMMV have entered into several agreements with YSFC, including a Milling Agreement through Plateau Resources. The Shootaring Canyon mill facilities will be available to YSFC to transport uranium concentrate slurry and loaded resin to the mill and process it into uranium concentrate ("yellowcake"), for which Plateau will be paid its direct costs plus 10%. Other agreements include a Drill Rig Lease Agreement for YSFC to access USE drilling rigs at the prevailing market rates; an Outsourcing and Lease Agreement for assistance from USECC accounting and technical personnel on a cost plus 10% basis and a sublease for 1,000 square feet of office space and use of various office equipment for $3,000 per month; and a Ratification of Understanding by which USECC will offer to YSFC (with a reserved royalty in amounts to be agreed on later) any uranium properties amenable to in-situ production which USECC acquires or has the right to acquire. In return, YSFC will offer to USECC ( with a reserve royalty in amounts to be agreed on later) uranium properties amenable to conventional mining methods which YSFC acquires or has the right to acquire. USECC also will make its library of geological information and related materials available to YSFC. YSFC also has a Storage Agreement with GMMV by which YSFC stores used low-level contaminated mining equipment at the Sweetwater Mill.

        YSFC has 11,764,000 shares of Common Stock issued and outstanding, including 3,000,000 shares 25.4%) issued to USE and Crested. Most of the funds used by YSFC have been provided by USECC under a $400,000 loan facility. As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months with two principal shareholders of YSFC, whereby USE and Crested will have voting control of more than 50% of the outstanding shares of YSFC.

        In fiscal 1998, YSFC sold 1,219,000 shares of Common Stock in a private placement, at $2.00 per share; net proceeds to YSFC were $2,034,100 after payment of $315,900 in commissions to the placement agent (RAF Financial Corp., Denver, Colorado) and $80,000 in legal and accounting expenses. The securities were sold pursuant to Rule 506 of Regulation D under the Securities Act of 1933, and are restricted from resale under Rule 144. In connection with the private placement, in September 1997, USE entered into an Exchange Rights Agreement with YSFC and RAF, pursuant to which USE agreed that the investors in the YSFC private offering would have the opportunity to exchange all or a part of their YSFC shares for shares of Common Stock of USE, if YSFC is not listed on and its Common Stock is not available for quotation on, the Nasdaq National Market System by March 16, 1999. The number of USE shares which a YSFC investor would be entitled to receive by exchanging YSFC shares, would equal the amount invested in the original purchase of the YSFC shares (plus 10% annual interest), divided by the average market price of USE shares for the five trading days before notice of exchange is given to the YSFC shareholders (excluding USE and Crested). Warrants to purchase YSFC shares, issued to RAF in partial compensation for placement services, would be exchangeable for warrants to purchase shares of USE Common Stock. The Warrants are exercisable to purchase 121,900 shares of YSFC Common Stock, at $2.00 per share. These Warrants would be exchanged for new Warrants to purchase shares of USE Common Stock, equal to $243,800 divided by the same market prices for USE shares. The exercise price for the new Warrants would equal the same USE share market prices used to issue the exchange shares of USE to the YSFC shareholders. The original Warrants expire (and any new Warrants will expire) in 2002. The new Warrants will be exercisable for unrestricted (registered) shares. The exchange transaction would be registered with the SEC under the Securities Act of 1933, such that the exchanging YSFC shareholders would receive unrestricted (registered) shares of USE. The number of USE shares which may be issued under the Exchange Rights Agreement is presently not determinable. USE expects that even if all the YSFC shares were exchanged in May 1999 for shares of USE, pursuant to the Exchange Rights Agreement, the resulting increase in the outstanding shares of USE would constitute less than 5% of the total outstanding shares of USE on a proforma basis, assuming USE share prices move back to the $8-$9 range of early fiscal 1998. However, if share prices remain at current low levels ($3.00 at October 6, 1998), such new shares issued could constitute more than 5% of the outstanding shares on a proforma basis.

        To date, YSFC is not listed on the Nasdaq National Market System ("NMS"), but YSFC is pursuing a possible listing on a Canadian stock exchange in fiscal 1999.

SHEEP MOUNTAIN PARTNERS ("SMP")

        PARTNERSHIP. In February 1988, USE and Crested acquired uranium mines, mining equipment and mineralized properties (Sheep Mountain Mines) at Crooks Gap in south-central Fremont County, Wyoming, from Western Nuclear, Inc. These Crooks Gap mining properties are adjacent to the Green Mountain uranium properties. SMP mined and sold uranium ore from one of the underground Sheep Mines during fiscal 1988 and 1989. Production ceased in fiscal 1989, because uranium could be purchased from the spot market at prices below the mining and milling costs of SMP. In December 1988, USE and Crested sold 50 percent of their interests in the Crooks Gap properties to Nukem's subsidiary CRIC for cash. The parties thereafter contributed the properties to and formed Sheep Mountain Partners ("SMP"), in which USECC received an undivided 50 percent interest. SMP is a Colorado general partnership formed on December 21, 1988, between USECC and Nukem, Inc. of Stamford, CT ("Nukem") through its wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC"). Nukem is a uranium brokerage and trading concern. Each group provided one-half of $315,000 to purchase equipment from Western Nuclear, Inc.; USE and Crested also contributed their interests in three uranium supply contracts to SMP and agreed to be responsible for property reclamation obligations. The SMP Partnership agreement provided that each partner generally had a 50 percent interest in SMP net profits, and an obligation to contribute 50 percent of funds needed for partnership programs or discharge of liabilities. Capital needs were to have been met by loans, credit lines and contributions.

        SMP was directed by a management committee, with three members appointed by USECC, and three members appointed by Nukem/CRIC. The committee has not met since 1991 as a result of the SMP arbitration/litigation. During fiscal 1991, certain disputes arose between the partners of SMP. These disputes resulted in arbitration/litigation and subsequent consensual arbitration from which an Order and Award was issued on April 18, 1996. USE and Crested filed petitions for confirmation of the Order and Award with the U.S. District Court of Colorado and the Court has entered a Second Amended Judgment confirming the monetary and equitable provisions of the Order and Award. Some of the claims have been resolved and the rest are to be determined by the 10th Circuit Court of Appeals ("CCA"), which is expected to occur in fiscal 1999 (see "Legal Proceedings - Sheep Mountain Partners Arbitration/Litigation").

        PROPERTIES. Until June 1, 1998, SMP owned 80 unpatented lode mining claims on the Crooks Gap properties, including two open-pit and five underground uranium mines and an inventory of uranium ore. In connection with a partial settlement of litigation/arbitration between USE/Crested and Nukem/CRIC, SMP conveyed these mineral properties and equipment to USECC. Production from the properties is subject to sliding-scale royalties payable to Western Nuclear, with rates ranging from one to four percent on recovered uranium concentrates.

        Various structures and equipment are located on the properties including three operating and three non-operating mine headframes with hoists, maintenance shops, offices, and other buildings, equipment and supplies. An ion-exchange plant is located on the properties.

        Of the claims, which contain a previously-mined open-pit uranium mine and three underground mines, Pathfinder Mines Corporation ("PMC") has the right to mine a portion (the Congo area), by open-pit or in-situ techniques to certain depths, without royalty or other obligations to USECC. PMC has the responsibility for reclamation work needed thereon as a result of its activities. If PMC mines any portion of the properties outside the Congo area, a 3% royalty is owed to USECC. Conversely, USECC has the right to mine portions of the claims and leases outside the Congo area (and specified surrounding zones) by underground mining techniques, subject to a 3% royalty to PMC. PMC had conducted an exploration program on a portion of these properties, and has advised the Company that it does not intend any further development. PMC has decommissioned and dismantled its two uranium mills in the vicinity.

        The ion exchange plant on the properties was used to remove natural soluble uranium from mine water. USE, on behalf of USECC, has submitted a plan to the NRC to decommission this facility and obtained a three year extension for timeliness of decommissioning. Management is reviewing the economics of relicensing this facility as part of a potential in-situ leach uranium mining operation.

        PROPERTY MAINTENANCE. As operating manager for SMP, USECC was responsible for exploration, mining, and care and maintenance of the SMP mineral properties. USECC was to have been reimbursed by SMP for certain expenditures on the properties. During the SMP arbitration/litigation, Nukem/CRIC refused to allow SMP to pay USECC for care and maintenance and other work performed on the properties since the spring of 1991. As part of the Order and Award made on April 18, 1996, the Arbitration Panel awarded USECC $2,065,989 for Nukem/CRIC's 50% share of care and maintenance expenses for the SMP properties plus interest of $446,834 to March 31, 1996 and per diem cost of $616 thereafter. See "Legal Proceedings Sheep Mountain Partners Arbitration/Litigation - Stipulated Arbitration." Currently, USECC has a maintenance staff on site to care for and maintain the mines and pump mine water to prevent flooding of the mines, which could destroy equipment and the concrete lined vertical shafts accessing the various levels of uranium mineralization.

        SMP MARKETING. Nukem, Inc. was engaged by SMP to provide SMP with financial expertise and marketing services. SMP entered into a marketing agreement with CRIC, which was concurrently assigned to and assumed by Nukem. Nukem was to provide marketing and trading services for SMP, which included acquiring uranium for SMP by purchasing or borrowing. Nukem was to be reimbursed at its direct costs for acquiring such uranium for SMP. USECC, SMP and Nukem had seven long-term contracts plus an additional long-term contract with a domestic utility that was awarded to SMP by the Arbitration Panel (three of these contracts remained in SMP until the partial settlement on June 1, 1998). The contracts all were for sales of uranium originally to eight domestic utilities. SMP's uranium supply contracts were either base-price escalated or market-related (referring to how price is determined for uranium to be delivered at a future date). Base- price escalated contracts set a floor price which is escalated over the term of the contract to reflect changes in the GNP price deflator. Two of the base priced contracts have been fulfilled and the third base-price escalated contract of SMP required a delivery of 130,000 pounds of uranium concentrates on May 15, 1997 which was made, completing that contract. The fourth contract of SMP (which has been transferred to USECC) is a market-related contract, and calls for delivery of unspecified quantities of U3O8 totaling approximately 1,000,000 lbs. U3O8 (depending on the number of reactors this utility is operating and their consumption levels). This contract may be completed in calendar 2000.

        Under the market-related contracts, the purchaser's cost depends on quoted market prices based on estimated prices at which a willing seller would sell its U3O8 during specified periods before delivery.

        Through fiscal 1997 and for prior years, USECC and its affiliates have satisfied most of these contracts with uranium concentrates previously produced by SMP, borrowed from others, or purchased on the open market. In fiscal 1998 $858,000 in revenues was received representing USE's portion of revenues for a delivery made (apparently in late fiscal 1997) by Nukem. See "Legal Proceedings
- Sheep Mountain Partners Arbitration/Litigation."

        PERMITS. Permits to operate existing mines on the Crooks Gap properties have been issued by the State of Wyoming. Amendments are needed to open new mines within the permit area. As a condition to issuance of the permits, a NPDES water discharge permit under the Clean Water Act has been obtained. Monitoring and treatment of water removed from the mines and discharged in nearby Crooks Creek is generally required. During the past two years, SMP did not discharge wastewater into Crooks Creek, and the mine water is presently being discharged into the McIntosh Pit.

URANIUM MARKET INFORMATION.

        There are currently nine producers of uranium in the United States, which collectively produced 5,800,000 pounds of U3O8 during calendar 1997 and produced approximately 6,300,000 pounds in calendar 1996. Production in the U.S. for 1998 is estimated at 5,000,000 pounds. In addition, there are several major producers in Canada (Cameco, Cogema Canada, Ltd., Rio Algom and Uranerz);
Australia (Energy Resources of Australia and Pancontinental Mining, Ltd.); Africa (Cogema and Rio Tinto's Rossing unit), and Europe, which collectively produced about 78,000,000 pounds of U3O8 during calendar year 1997 and are expected to produce approximately the same amount in calendar 1998. Several members of the Commonwealth of Independent States ("CIS") also export uranium into the western markets although the amount of such exports to the United States and European markets are currently limited.

        Uranium is primarily used in nuclear reactors to heat water which drive turbines to generate electricity. According to the Uranium Institute based in London, England, nuclear plants generated approximately 17% of the world's electricity in 1996, up from less than 2% in 1970. According to the Uranium Institute, through the year 2000, nuclear generating capacity is expected to grow at 1 % per annum primarily as a result of new reactor construction outside the United States and increased efficiencies of existing reactors.

        In 1997, 440 nuclear power plants were operating and 28 were under construction worldwide, according to the Uranium Institute. Uranium consumption by world commercial reactors has increased from about 60,000,000 pounds in 1981 to approximately 165,000,000 pounds in 1997.

SUPPLY AND DEMAND

        From the early 1970s through 1980, the Western World uranium industry was characterized by increasing uranium production fueled by overly optimistic projections of nuclear power growth. From 1970 to 1985, production exceeded consumption by approximately 500,000,000 pounds U3O8. By the end of 1985, enough inventory had been amassed to fuel Western World reactor needs for over five years. In response, sales of excess inventory followed and prices plummeted from highs above $40 per pound in 1979 to below $8 per pound U3O8 in 1992. As prices fell, Western World production declined dramatically from a high of 115,000,000 pounds in 1980 to a low of 57,000,000 pounds by 1994. Since 1985, uranium demand in the Western World has exceeded Western World production by over 400,000,000 pounds. In 1995, uranium demand in the Western World was 129,000,000 pounds, nearly double the production of 66,000,000 pounds by Western World producers. In 1997, total world demand rose to an estimated 165,000,000 pounds, while world mine supply increased only to an estimated 93,000,000 pounds (including the 78,000,000 pounds produced in North America, Australia, Africa and Europe, see above). Accordingly, by the end of 1997, excess inventory levels in the Western World (inventory in excess of preferred levels) had been reduced to less than
1.5 years of forward reactor requirements, and the excess inventories in the U.S. had been reduced to less than one year of projected forward requirements. This trend is expected to continue in calendar 1998.

        Countering the drawdown of Western World inventories and contributing directly to the downturn of market prices was the importation of uranium from the CIS republics, and to a lesser extent, from Eastern Europe and mainland China starting in 1989. As the result of an anti-dumping suit filed in the U.S. ("CIS Anti-dumping Suit") in 1991 against republics of the CIS, suspension agreements were signed by six CIS republics (Russia, Ukraine, Kazakhstan, Uzbekistan, Kyrgyzstan and Tajikistan) in October 1992. These Suspension Agreements applied price related volume quotas to CIS uranium permitted to be imported into the U.S., so that to rectify prior damage to domestic United States uranium producers from dumping sales of U3O8, all spot sales of U3O8 delivered into the U.S. now reflect quota restrictions on U3O8 imports from the CIS. Exceptions are allowed by provisions which allow CIS uranium to be imported for certain long-term uranium sales contracts entered into with domestic utilities prior to March 5, 1992 ("grandfathered contracts").

        The Suspension Agreement with Russia was amended in March 1994 allowing for up to 43,000,000 pounds of Russian uranium to be imported into the U.S. over the 10 years beginning March 1994, but only if it is matched with an equal volume of new U.S. production. Based on U.S. consumption for the 1994-2003 period (as reported or projected by the Department of Energy), the matched volumes could account for up to 18% of the supply to the U.S. market during this period.

        In 1995, the Republics of Kazakhstan and Uzbekistan concluded negotiations with the U.S. DOC to amend their respective Suspension Agreements. Both amendments lowered initial prices relating to their respective import quotas allowing imports to occur. Additionally, the amendments require that uranium mined in those Republics and enriched in another country for importation in the U.S. will count against their respective quotas. The Uzbekistan amendment replaces the price-tied quota system with one based upon U.S. production rates after October 1997. As U.S. production rates increase, additional imports from Uzbekistan are allowed.

        Although these amendments to three of the Suspension Agreements may increase the supply of uranium to the U.S. market, they also provide increased predictability concerning CIS imports into the U.S. Due to declining production levels in the CIS republics, uranium from these sources has recently been difficult to obtain. Consequently, the market impact of CIS primary production may be diminishing.

        In January 1994, the U.S. and Russia entered into an agreement (the "Russian HEU Agreement") to convert highly enriched uranium ("HEU"), derived from dismantling nuclear weapons, to low enriched uranium ("LEU") suitable for use in nuclear power plants. At a projected maximum conversion rate for HEU to LEU, approximately 24,000,000 pounds of U3O8 per year will be available to Western World markets.

        In 1996, the U.S. Congress passed legislation in compliance with the Suspension Agreements, which allows the converted Russian HEU material to be sold in the U.S. market at an annual rate not to exceed 2,000,000 pounds in 1998, increasing gradually to 20,000,000 pounds in 2009. At this maximum rate, HEU material could supply approximately 40% of annual U.S. reactor requirements projected for 2009. However, the Russians may require much of the material for its own internal use and the amounts which may be imported into the U.S. cannot be predicted. In addition, an uncertain amount of HEU material is allowed to be used in the U.S. for overfeeding of enrichment facilities and as a source of Russian uranium for matching sales.

        Industry analysts expect annual Western World consumption to be at levels between 135,000,000 and 165,000,000 pounds U3O8 through 2001. USE management estimates that between 30,000,000 and 40,000,000 pounds U3O8 of this demand could be filled by a combination of government stockpiles (including converted Russian and U.S. HEU) and imports from CIS republics and former Eastern Bloc countries. To achieve market equilibrium by 2001, primary production in the Western World will need to supply between 95,000,000 and 120,000,000 pounds U3O8 on an annual basis subject to some adjustment for any remaining inventory drawdown and limited uranium reprocessing. Production from existing facilities in the Western World, however, is projected to decline from current levels (78,000,000 pounds in 1998) to approximately 57,000,000 pounds U3O8 by 2001 as reserves are depleted. New production therefore will have to be brought on line to fill a potential annual gap of between 38,000,000 and 63,000,000 pounds U3O8. While current price levels may sustain 1998 production levels, USE believes that higher prices will be needed to support the required investment by other uranium producers in new higher cost production facilities as lower cost production reserves are depleted.

        Overall, USE believes that adequate supply of U3O8 material to meet firm demand (i.e. to supply future long term contracts with utilities) cannot be sustained at spot price levels below $15.00 per pound. And, while production remains at levels just above 50% of consumption in the Western World, existing and planned new production combined will not equal consumption even if the new production comes on stream as planned.

        Published reports indicate that approximately 31 percent of the worldwide nuclear-powered electrical generating capacity is in the U.S., 49 percent is in Western Europe, and 14 percent is in the Far East. Although the reactors in Western Europe have a greater aggregate generating capacity and fuel usage, the supply of uranium for those reactors has been secured for relatively long periods. The market requiring the greatest supply of uranium for the next few years is believed to be the United States. The Asia Pacific region is also developing into a significant uranium consumer, due to announced plans for rapid expansion of nuclear power programs in Japan, Korea, Taiwan and the Russian Federation. This region accounts for most of the 98 power plants which are ordered or under construction.

        USEC INC. The United States Enrichment Corporation ("USEC") was created by the United States Congress as part of the Energy Policy Act of 1992. USEC began operations in July 1993 when the United States Department of Energy ("DOE") transferred the DOE's uranium enrichment facilities to USEC. USEC enriches uranium at two gaseous diffusion process plants (at Paducah, Kentucky and near Portsmouth, Ohio) as part of the process to transform natural uranium into fuel for commercial power plants. USEC has a substantial share of the world market for enrichment services, and dominates the North American market for enrichment services. In 1996, Congress enacted the "USEC Privatization Act of 1996" to privatize USEC and allowed the DOE to transfer certain amounts of various forms of uranium to USEC.

        In July 1998, USEC became a wholly-owned subsidiary of USEC Inc. when it completed its privatization through a $1.4 billion public offering by USEC Inc. USEC Inc. represented in filings with the Securities and Exchange Commission that it now holds or intends to acquire 95 metric tons enriched uranium (50 tons highly enriched, 45 tons low enriched) and 10,800 tons of natural uranium (uranium oxide as produced from uranium milling, prior to concentration). USEC Inc. has represented its intention to supplement uranium enrichment services revenues through sales of natural uranium.

        Based upon the amounts of uranium USEC Inc. purportedly has, or will be acquiring in shipments from DOE, USEC Inc. may be seeking to sell up to 75 million pounds of uranium or uranium equivalents through the year 2005. On an annual basis, such sales would adversely impact the domestic uranium market for producers such as USE and Crested, because USEC Inc.'s sales would amount to more on an annual basis than all domestic producers (including USE and Crested) will produce and plan to sell combined.

        USE and Crested believe that a substantial portion of the uranium (45 metric tons of low enriched uranium and 7,000 tons of natural uranium) which USEC Inc. has acquired and will acquire from the DOE, in fact was transferred and will be transferred by DOE in violation of the USEC Privatization Act of 1996. USE and Crested have joined with other uranium producers and the Uranium Producers of America ("UPA") in the filing of a lawsuit for declaratory judgment and injunctive relief against the Department of Energy, with respect to the excess transfers, in an attempt to prevent USEC Inc. from enjoying a market advantage over the domestic uranium producers which is prohibited by law. See "Legal Proceedings" below.

        MARKET SUMMARY - IMPLICATIONS FOR FUTURE URANIUM PRICES. With the privatization of USEC and the prospect of natural uranium coming to the market from USEC Inc. inventories, uranium prices may not rise significantly over the next 12 months, as previously had been anticipated in reports by industry analysts and by USE management. Nevertheless, USE believes that uranium prices eventually will be determined and moved up significantly by the fundamentals of the market, because all excess inventories built up in the 1980s will eventually be consumed. In addition, USEC Inc. has stated that USEC Inc. would sell its uranium in a rational and responsible manner indicating (in the opinion of USE management) that USEC Inc. may keep its market sales at levels which would not drive down uranium prices.

        As detailed below, many projects have been delayed or postponed since mid-1997 for various reasons, which will have a significant impact on future supply/demand fundamentals. If, as it appears to be the case, the possible introduction of the new USEC Inc. inventories currently has a depressing effect on the price of uranium concentrates, then new planned uranium production will be curtailed more than indicated below.


                                                                             Delay/Loss of Annual
                                                                            Production Potential
    Date                               The Events Reported                      lbs. of U3O8
    ----                               -------------------                      ------------

July 1997             Former Soviet Union production declines 27%                 5 million
                      (1992-1996)

July 28, 1997         Russia announces it may require 30-50% of                 6-10 million
                      the HEU feed for internal use

August 11, 1997       Kazakhs annul World Wide Contract at                       1-2 million
                      Tselinney Project, Kazakhstan

September 1, 1997     Rio Tinto suspends development at Kintyre                  3-4 million


                                       27




September 1, 1997     McClean Lake, Can., schedule slips                          6 million
                      from 1997 to 1998

November 3, 1997      Rio Algom begins production at Smith Ranch                 1-2 million
                      Wyo. behind schedule

November 10, 1997     Midwest and Cigar Lake, Can., timing delayed               18 million
                      from 1999 to 2001

November 24, 1997     Aborigines veto ERA's plan to truckore                      6 million
                      to Ranger Mill, Aust.

July 1998             U.S. Energy/Crested Corp. suspend operations               2-4 million
                      at Green Mountain, Wyoming

August 1998           World Wide Minerals puts the Dornod project in             1-2 million
                      Mongolia on standby citing market conditions

August 1998           Cogema will put Cluff Lake, Can., Mine on                  2-3 million
                      standby on Dec. 31, 2000.                                 -------------

                                                                             Total 51-62 million


        With these delays, postponements, and possible further delays or cancellations of planned uranium production projects, USE believes that it is possible that the market price for uranium may increase substantially in mid - to late 1999, in spite of possible sales from the USEC inventory. The fundamentals for higher uranium prices are ascertainable. Currently, all nuclear reactors worldwide consume approximately 160 million lbs. of natural uranium per year and by most estimates, will continue at that rate for at least the next 20 years. Total world production for 1997 was approximately 90 million lbs. Over the next four years, three mines located in Canada (Key Lake, Cluff Lake and Rabbit Lake) will have exhausted their reserves and will be shut down. Three new Canadian mines (McArthur River, McClean Lake/Midwest and Cigar Lake) are scheduled to produce approximately 40 million lbs. of U3O8 annually when they are in full production.

        USE management believes that other delays and cancellations of projects may be imminent and that eventually all inventories (government and public) will be consumed. New significant production will be needed to fuel existing and planned reactors into the 21st century. USE management believes that prices must rise significantly from current levels of $10.50/lb., and possibly up to the $18.00/lb. range over the next 2-3 years, to motivate existing and new mines to move forward as planned. In addition, no new mine/mill construction would be justifiable for selling into only the spot market. At least 80 percent of a uranium producer's production has to be sold to long term contracts, because only with long term contracts can the mine/ mill process over the life of the mine be planned and financed.

        In contrast to finding, developing and mining new properties and building new mills, USE's uranium properties are believed to contain well defined uranium deposits delineated by others which do not require further exploration work prior to beginning production. Development work is significantly advanced at both the principal Wyoming site (the Jackpot Mine) and the Utah mines. The uranium mills in Wyoming and Utah were acquired fully built at no cost to USE and Crested, and the remaining work required to put the mills into operating status will not consume significant amounts of capital. For these reasons, USE believes that its uranium properties will be low cost uranium producers compared to some of the other uranium mines now in operation, and also compared to the costs to develop new properties and build new uranium mills.

        Nonetheless the decision by USE to put any mine into production, and the commitment of funds necessary to implement that commitment, must be made well in advance of the time when revenues from the mined resource are received. Price fluctuations between the time the production commitment is made, and the time when production and sales occur, can significantly impact the economics of the mine. If the sales revenues fall below production costs for a substantial period of time, it is possible that USE could determine that it is not then economically feasible to continue production operations. Taking into account all of the relevant factors discussed above, USE intends throughout fiscal 1999 to seek the financing to put the uranium properties into production, and in the meantime to seek long term utility contracts to take the uranium production, with the ultimate goal of being in full production in Wyoming in April 2000, and milling the stockpiled uranium in Utah in early fiscal 2000. There is no assurance such financing will be obtained, nor is there assurance prices will not decrease, which would make obtaining such financing more expensive or impossible.

        NUEXCO EXCHANGE VALUE. The market related contracts to sell uranium oxide to utilities usually are based on an average of the Nuexco Exchange Value ("NEV") or some other market quotes for 2, 3 or more months before the uranium delivery. The high and low NEV reported on U3O8 sales during USE's past seven fiscal years are shown below. NUEXCO Exchange Values are now reported weekly by TradeTech and represents its judgment of the price at which spot and near term transactions for significant quantities could be concluded. NEVs for fiscal 1993 are higher for U.S. transactions, due to the impact of CIS import restrictions since late 1992. These prices ("US NEV") were reported by NUEXCO for spot sales in the restricted U.S. market.

                                           NUEXCO EXCHANGE VALUE
                Years Ended                 US $/pound of U3O8
                                            ------------------
                  May 31,                High                Low
               -------------             ----                ---
                  1992                  $  9.05           $  7.75
                  1993                    10.05              7.75
                  1994                     9.60              9.05
                  1995                    12.20              9.65
                  1996                    16.50             13.00
                  1997                    14.25             10.20
                  1998*                   12.05             10.50


        * Through August 10, 1998 when it was $10.50/lb. The price at November 9, 1998 was $9.10/lb.

        NUEXCO's restricted market values ("U.S. NEV") apply to all products and services delivered in the U.S. as well as non-CIS origin products and services delivered outside the U.S.

        The foregoing prices represent the "spot" market only, and indicate transactions primarily by utilities purchasing to cover short positions. Long-term supply contracts, which cover up to 10 to 15 percent of the uranium sold from year to year, carry prices which are in excess of the spot market. This price premium is paid by the utilities to assure long term price stability; the producer demands the premium to compensate for future price increases which could (but may not) exceed the premium. Utilities keep their long term contract provisions confidential, so it is difficult to assess any one utility company's long term contract plans or needs. The amount of the price premium will vary from time to time.

GOLD

LINCOLN PROJECT (CALIFORNIA)

        SUTTER GOLD MINING COMPANY. In fiscal 1991, USE acquired an interest in the Lincoln Project (including the underground Lincoln Mine and the 2,800 foot Stringbean Alley decline) in the Mother Lode Mining District of Amador County, California, held by a mining joint venture known as the Sutter Gold Venture ("SGV"). The entire interest of SGV is now owned by USECC Gold L.L.C., a Wyoming limited liability company, which is a subsidiary of Sutter Gold Mining Company, a Wyoming corporation ("SGMC").

        In fiscal 1997, SGMC completed private financings totaling a net of US$7,115,400 ($1,272,000 through a private placement conducted in the United States by RAF Financial Corporation ("RAF"), and $5,843,400 through a private placement conducted in Toronto, Ontario, Canada by C.M. Oliver & Company Limited). The net proceeds of $6,511,200 from these financings (after deduction of commissions and offering costs) are being applied to pre-production mine development, mill design, and property holding and acquisition cost. Additional financing of up to $15,000,000 will be sought to fund the development and construction of the mine/mill. SGMC's properties contain an estimated amount of proven reserves (see below). Because the properties are not yet in production and the needed funding is not yet available to do so (gold is at $290 per ounce, which has hampered efforts to raise capital), the recorded value of SGMC's mineral properties has been reduced as of May 31, 1998. See "Management's Discussion and Analysis - Financial Condition and Results of Operations." If such financing is not available by the end of fiscal 1999, or if gold prices do not improve, USE will determine whether a further impairment of the carrying value of its investment in SGMC is necessary. SGMC intends to fund the development and construction of the project through private or public debt and/or equity financing. As of the date of this Prospectus, SGMC is in discussions with certain investment banks, however, no agreements for financing have been reached, and there is no assurance any agreements will be reached.

        Due to the depressed gold price and gold equity market, SGMC deferred the start of construction of the 1,000 ton-per-day gold mill complex and development of the underground mine.

        During fiscal 1998, SGMC did not commence production, but did pursue amendments to its approved 1993 Conditional Use Permit (see "Permits and Future Plans"), finalized the process flow of the mill, entered into the final design engineering contract with the engineering firm of Lockwood Greene of Dallas, Texas and started to build the entrance road to the mine. If SGMC obtains the necessary funding within the balance of fiscal 1999, SGMC could be in production in fiscal 2000. However, delays in obtaining financing would delay the start of production. Once a decision to commence production is made, from that date, it is estimated it will take approximately 18 months to complete the mill complex construction and pour the first bar of gold.

        SGMC does not have any class of its securities registered with the Securities and Exchange Commission, and none of its securities are traded in the United States.

        After completion of the two private financings, and taking into account a restructuring of the ownership of USE and Crested in SGMC, USE and Crested each own the following securities of SGMC:

        (a) Together, a majority (after the April 1998 transaction, discussed below) of the outstanding shares of SGMC Common Stock, which would be reduced in the event outstanding warrants held by the remaining Canadian investors to purchase 564,900 more shares of Common Stock are exercised at Cdn$6.00 per share 18 months from the date of closing of the private offerings (which were completed in May 1997) and the outstanding warrants held by C.M. Oliver to purchase 145,480 more shares of Common Stock are exercised at Cdn$5.50 per share, before May 13, 1999. The preceding does not reflect SGMC shares that may be acquired by USE and Crested pursuant to the USECC $10,000,000 Contingent Stock Purchase Warrant

(described below) issued as consideration for the voluntary reductions in the ownership of SGMC shares by USE and Crested. One reorganization of the capital structure was made in contemplation of its private placement of SGMC shares, and a second reorganization was made in contemplation of the Canadian private placement.

        (b) A $10,000,000 Contingent Stock Purchase Warrant (the "USECC Warrant") was issued to USE and Crested in connection with the restructuring of SGMC for the Canadian private placement. The USECC Warrant is owned 88.9% by USE and 11.1% by Crested. The USECC Warrant provides that for each ounce of gold over 300,000 ounces added to the proven and probable category of SGMC's reserves (up to a maximum of 400,000 additional ounces), using a cut-off grade of 0.10 ounces of gold per ton (at a minimum vein thickness of 4 feet), USE and Crested will be entitled to cash or additional shares of Common Stock from SGMC (without paying additional consideration) at SGMC's election. The number of additional shares issuable for each new ounce of gold reserves will be determined by dividing US$25 by the greater of $5.00 or the weighted average closing price of the Common Stock for the 20 trading days before exercise of the USECC Warrant. The USECC Warrant is exercisable semi-annually. If SGMC decides against the exercise of the USECC Warrant, it can pay USE and Crested US$25 in cash for each new ounce of gold (payable out of a maximum of 60% of net cash-flow from SGMC's mining operations). Additions to reserves will be determined by an independent geologist agreed upon by the parties.

        APRIL 1998 TRANSACTION FOR CASH AND SGMC SPECIAL WARRANTS. As of April 7, 1998, USE entered into four separate Stock Purchase Agreements with four Canadian investment funds, for the issuance of 658,895 shares of Common Stock of USE, in consideration of the funds' payment to USE of $1,190,000 in cash and the delivery to USE of 888,900 Special Warrants of SGMC. The funds had paid SGMC a total of Cdn$4,888,950 in May 1997, pursuant to a private offering in Canada, to purchase the Special Warrants from SGMC. Each Special Warrant entitles the holder to acquire from SGMC, at no further cost, one share of Common Stock of SGMC, and one Purchase Warrant; each Purchase Warrant entitles the holder to purchase one share of Common Stock of SGMC, at a price of Cdn$6.00 per whole share (the "Purchase Warrants"), through November 13, 1998.

        Pursuant to the terms and conditions of the Special Warrants, if SGMC were to fail to obtain prospectus qualification before the October 10, 1997 qualification deadline (as such terms were defined in the Special Warrants) from the securities commissions of the Canadian Provinces wherein purchasers of the Special Warrants reside, the holders of the Special Warrants would be entitled to receive a dilution penalty in the amount of 1.1 shares of SGMC Common Stock and 1.1 Purchase Warrants, for each Special Warrant exercised after the qualification deadline if prospectus qualification were not obtained by the qualification deadline. Such qualification required listing of the SGMC shares and Purchase Warrants on a principal Canadian stock exchange.

        The prospectus qualification was not obtained by SGMC, due primarily to the drop in gold prices in the latter part of 1997 and the resulting lack of interest in new listings of gold companies in the Canadian markets. However, as discussed below, none of the four Canadian Funds, has received additional shares of SGMC Common Stock or additional Purchase Warrants in payment of the dilution penalty with respect to the Special Warrants and their constituent securities. The dilution penalty may have to be paid with respect to the other Canadian investors in the Special Warrants.

        Each of the four Canadian Funds, in order to diversify and increase their original investment, made offers to USE to purchase shares of USE $.01 par value Common Stock. Each of the four funds, and USE, negotiated the terms of acceptance of the funds' offer by USE. As a result of the offer and subsequent negotiations with each of the funds, USE entered into separate Stock Purchase Agreements with the funds.

        As of the date hereof, pursuant to the Stock Purchase Agreements, USE has received consideration for its issued shares consisting of (i) net cash proceeds, from all four funds, of US$1,102,464 (after deduction of $87,536 in legal fees and a fee paid to a Canadian investment banking firm); (ii) 888,900 Special Warrants of SGMC from the four funds; and (iii) the relinquishment by each of the four funds of their rights to the dilution penalty. USE issued 658,895 shares of Common Stock in consideration of the cash, the Special
Warrants, and the relinquishments. The USE shares are restricted securities. Pursuant to the terms of the Stock Purchase Agreements, USE has filed a resale registration statement (which includes this Prospectus) with the SEC to permit the resale of the funds' shares. The 658,895 Common Shares include the balance of 112,530 shares of USE Common Stock to be issued to the fourth fund when the resale registration statement is declared effective, for its delivery of the 204,600 Special Warrants to USE in payment for such 112,530 shares of USE Common Stock. Such 112,530 shares are counted as issued and outstanding as of the date of this Prospectus. Cash proceeds from the transaction with the Canadian Funds are being used for general corporate purposes by USE.

        The Stock Purchase Agreements for three Canadian Funds, and the Stock Purchase Agreement for the fourth fund with respect to the cash portion thereof, closed as of April 7, 1998, at which date the closing bid price of USE shares was $6.876. A price of $7.00 per USE share was utilized by the funds and USE for purposes of determining the number of USE shares to be issued under the Stock Purchase Agreements. There will be no adjustment in the terms of the Stock Purchase Agreements for changes in USE share market prices.

        The dilution penalty, if paid, would have resulted in the issuance to the Canadian Funds of an additional 88,890 shares of Common Stock of SGMC and Purchase Warrants to buy another 88,890 shares of Common Stock of SGMC. USE will retain the SGMC Special Warrants acquired from the Canadian Funds.

        In fiscal 1999, USE may issue additional shares of its Common Stock to the shareholders of SGMC who invested through RAF, in exchange for such investors' SGMC shares. The amount of USE shares which might be issued in such an exchange is not currently known, and therefore the extent of any dilution to current shareholders cannot be predicted. However, it is not expected that any material dilution would result. It is expected that USE will register (with the SEC) all such USE shares for resale under the Securities Act of 1933, at such time as another registration statement is filed by USE.

        USECC MANAGEMENT AGREEMENT WITH SGMC. Effective June 1, 1996, SGMC entered into a Management Agreement (dated as of May 22, 1996) with USE under which USECC provides administrative staff and services to SGMC. USECC is reimbursed for actual costs incurred, plus an extra 10% during the exploration and development phases; 2% during the construction phase; and 2.5% during the mining phase (such 2.5% charge to be replaced with a fixed sum which the parties will negotiate at the end of two years starting when the mining phase begins). The Management Agreement replaces a prior agreement by which USECC provided administrative services to SGMC.

        PROPERTIES. SGMC (through its subsidiary USECC Gold) holds approximately 14 acres of surface and mineral rights (owned), 55 acres of surface rights (owned), 436 acres of surface rights (leased), 158 acres of mineral rights (leased), and 380 acres of mineral rights (owned), all on patented mining claims near Sutter Creek, Amador County, California. The properties are located in the western Sierra Nevada Mountains at from 1,000 to 1,500 feet in elevation; year round climate is temperate. Access is by California State Highway 16 from Sacramento to California State Highway 49, then by paved county road approximately .4 miles outside of Sutter Creek.

        On October 1, 1996, SGMC entered into three letter agreements (the "Lincoln Letter Agreements") with the property owners of 185 acres ("185 Acre Property") on the west side of California State Highway 49 ("Hwy 49") and 32.58 acres ("32 Acre Property") of minerals which include 20.5 acres of surface on the east side of Hwy 49 adjacent to the Stringbean Decline. The 185 Acre Property is the proposed new location for the Surface Fill Unit and the 32 Acre Property provides the land necessary for access and utility easements to Hwy 49.

        Surface and mineral rights holding costs will aggregate approximately $225,000 from June 1, 1998 through May 31, 1999. Property taxes for fiscal 1999 are estimated to be $30,000.

        The leases are for varying terms, and require rental fees, advance production royalties, real property taxes and insurance. The lease that was to expire in February 1998 has been extended through its force majeure clause due to the low price of gold. Leases expiring before 2010 will generally be extended automatically, so long as minerals are continuously produced from the property that is subject to the lease or minimum payments are made . Other leases may be extended for various periods on terms similar to those contained in the original leases. Production royalties are from 2.5% to 6% (most are 4%). The various leases have different methods of calculating royalty payments (net smelter return and gross proceeds).

        A separate holder of four of the properties that were assembled by Meridian into the Lincoln Project holds a 5 percent net profits interest on production from such properties, which was granted by Meridian when it acquired the properties. The "net profits" generally will be equal to gross mineral revenues less an amount equal to 105 percent of numerous categories of costs and expenses. An additional 0.5 percent net smelter return royalty is held by a consultant to a lessee prior to Meridian's acquisition of the properties, which
0.5 percent interest covers the same four properties in the Lincoln Project.

        Through May 31, 1998, an estimated $21,000,000 was spent on the Lincoln Project by Meridian, USECC Gold and other of their predecessors to acquire the Lincoln Project and for mine development, mining and processing bulk samples of mineralization, exploration, feasibility studies, permitting costs, holding costs, and related general and administrative costs. The amount of such expenditures during the 1998 fiscal year was approximately $1,410,800 ($572,700 in 1997).

        GEOLOGY AND RESERVES. The minerals consulting firm Pincock, Allen & Holt of Lakewood, CO ("PAH") prepared a prefeasibility study of the Lincoln Project in fiscal 1994 (and updated the study in 1997). PAH reviewed core drilling data on the Lincoln Zone on 100-foot centers from the surface, and drilling on the Comet Zone from both surface and underground. PAH also reviewed data from drilling on the Keystone Zone from surface on 200-foot centers. Total data is from 162 exploration core holes (surface and underground), with total footage of 64,700 feet. PAH based its estimate of proven reserves on mineralized material within 25 feet of sample information; probable reserves were based on material located between 25 and 50 feet of sample information.

        Using a cutoff grade of 0.15 ounces of gold per ton in place, PAH estimates the Lincoln Project contains approximately 350,000 tons of proven and probable reserves grading approximately 0.4 ounces of gold per ton. If operating economics indicate a lower cutoff grade is feasible, the tonnages for the stated reserves would be increased. Historical data (underground maps and production records) from historic (now closed) mines within the Lincoln Project boundaries indicate certain areas of those mines were not "mined out," such that additional mineralized resources may exist on the property.

        The geology within the Lincoln Project is typical of the historic Mother Lode region of California, with a steeply dipping to vertical sequence of metavolcanic and metasedimentary rocks hosting the gold- bearing veins.
Depending on location along the strike length on the vein systems, the gold-bearing veins are slate, metavolcanic greenstone, or an interbedded unit of slates and volcanics. The Lincoln Project covers over 11,000 feet of strike length along the Mother Lode vein systems.

        PERMITS AND FUTURE PLANS. In August 1993, the Amador County Board of Supervisors issued a Conditional Use Permit ("CUP") allowing mining of the Lincoln Mine and milling of production, subject to conditions relating to land use, environmental and public safety issues, road construction and improvement, and site reclamation. The permit will allow construction of the mine and mill facilities in stages as the project gets underway, thereby reducing initial capital outlays. Additional permits (for road work, dust control and construction of mill and other surface improvements) need to be applied for in due course. In August and September 1998, the Amador County Board of Supervisors certified the Final Subsequent Environmental Impact Report ("FSEIR:) and approved all of the amendments requested by SGMC. Amendments to the CUP will remove two tailings dams, eliminate the need to use cyanide on-site, and eliminate mine related traffic on two county roads. The certification and decision has been challenged in a lawsuit filed by a local citizens' group, see "Legal Proceedings."Since SGMC already has a valid CUP, SGMC believes it may be able to move forward on certain parts of the development of the mine/mill. In any event, SGMC does not expect the appeal process to materially impact the development plan or schedule.

PROPOSED MINE PLAN

        In should be noted that the mine workings actually developed may vary substantially from the plan adopted, depending on the different conditions and grades of mineralization that are encountered. SGMC proposes to mine the Lincoln and Comet Zones initially by access through the existing Stringbean Alley decline. Production will be by overhand cut-and-fill and open sub-level stoping techniques. Screened tailings from the mill (support fill) will be used to back fill the stopes, which will stabilize the hanging and foot wall vein rocks, and greatly reduce the volume of processed ore going into the Surface Fill Unit.

        Mining at startup is expected to increase up to 500 tons per day ("tpd") during the first six months of mining operations. Ore will be conveyed to the surface through an off shoot portal from the Stringbean Alley decline. a new underground level is planned to be driven at 1,000 feet above sea level, (approximately 120 feet below surface) during the next six months. Mining will coincide with development of additional stopes and may allow an increase in mine production up to 1,000 tpd in approximately the third year of operation. Concurrently with production mining, SGMC intends to maintain an aggressive underground development program to delineate (on an on-going basis) two to three years of developed ore in sight.

MILL PLAN

        There are three stages of milling and processing the ore. The first stage involves wet grinding of the ore to the size of fine sand in a semi-autogenous grinding ("SAG") mill. The resulting finely-milled ore is treated in a gravity separator which employs centrifugal force to separate the heavier free gold particles from the lighter rock particles. Next, the gold concentrate is run across a set of cleaning tables to upgrade the gold concentrate. The second stage takes the middlings and tails from the first and again involves wet grinding in a ball mill to a finer size particle. This ground ore is again treated in a similar gravity separator which is tuned for this finer size particle and the gold concentrate is run across a different set of cleaning tables. The third stage separates the remaining gold by flotation wherein minute quantities of non-toxic chemicals are added to the ground ore which makes the gold bearing particles attach to air bubbles. The gold bearing particles are then separated from the ground ore into a flotation concentrate. At this stage, the flotation concentrate is either reground and processed with a dilute solution of sodium cyanide or shipped offsite. SGMC is planning on shipping the flotation concentrate offsite, even though its CUP allows processing with sodium cyanide. The mill is designed to produce several gold-bearing products: a high-grade gravity concentrate; a flotation concentrate or a gold precipitate if the cyanide process is used. These gold-bearing products will be smelted to dore bullion for shipment to a precious metal refinery. During processing, 95 to 97% of the processed ore will be removed. Of this material, approximately 65% will be placed underground as structural fill and 35% will be placed into the Surface Fill Unit.

MOLYBDENUM

        As holders of royalty, reversionary and certain other interests in properties located at Mt. Emmons near Crested Butte, Colorado, USE and Crested are entitled to receive annual advance royalties of 50,000 pounds of molybdenum, or cash equivalent (one-half to each). AMAX Inc. (which was acquired by Cyprus Minerals Company and was renamed Cyprus Amax Minerals Company in November 1993) delineated a deposit of molybdenum containing approximately 146,000,000 tons of mineralization averaging 0.43% molybdenum disulfide on the properties of USE and Crested.

        Advance royalties are paid in equal quarterly installments, until: (i) commencement of production; (ii) failure to obtain certain licenses, permits, etc., that are required for production; or (iii) AMAX's return of the properties to USE and Crested. USECC did not receive any advance royalties during fiscal 1996 because of an arrangement with Cyprus Amax described below. These royalties are shown in the Consolidated Statements of Operations as a component of gains from restructuring mineral properties agreements. See "Note F to the USE Consolidated Financial Statements." The advance royalty payments reduce the operating royalties (six percent of gross production proceeds) which would otherwise be due from Cyprus Amax from production. There is no obligation to repay the advance royalties if the property is not placed in production.

        The Agreement with AMAX also provides that USE and Crested are to receive $2,000,000 (one-half to each), at such time as the Mt. Emmons properties are put into production and, in the event AMAX sells its interest in the properties, USE and Crested would receive 15 percent of the first $25,000,000 received by AMAX. USE and Crested have asserted that the acquisition of AMAX by Cyprus Minerals Company was a sale of AMAX's interest in the properties which would entitle USE and Crested to such payment. Cyprus Amax has rejected such assertion and USE and Crested are considering their remedies.

        In fiscal 1995, USE and Crested reached agreement with Cyprus Amax to forego six quarters of advance royalties (starting fourth quarter calendar 1994) as payment for the option exercise price for certain real estate in Gunnison, Colorado owned by Cyprus Amax and the subject of a purchase option held by USE and Crested. The option exercise price is valued at $266,250. USE and Crested exercised their option in August 1994 and subsequently sold that property for $970,300 in cash and notes receivable. The advance royalties resumed in the second quarter of calendar 1996, however, the payment was not received until June 1996, being the first quarter of fiscal 1997. USE recognized $211,000 and $207,300 of revenues in fiscal 1998 and 1997, respectively, related to this royalty interest.

MOLYBDENUM MARKET INFORMATION

        Molybdenum is a metallic element with applications in both metallurgy and chemistry. Principal consumers include the steel industry, which uses molybdenum alloying agents to enhance strength and other characteristics of its products, and the chemical, super-alloy and electronics industries, which purchase molybdenum in upgraded product forms.

        The molybdenum market is cyclical with prices influenced by production costs and the rate of production of foreign and domestic primary and by-product producers, world-wide economic conditions particularly in the steel industry, the U.S. dollar exchange rate, and other factors such as the rate of consumption of molybdenum in end-use products. When molybdenum prices rose dramatically in the late 1970s, for example, steel alloys were modified to reduce reliance on molybdenum. AMAX and Cyprus Minerals Company were the two major primary producers of molybdenum in the United States until November 1993, when AMAX was acquired by Cyprus.

        Worldwide demand for molybdic oxide in calendar 1996 was reported at approximately 230,000,000 pounds, its highest level ever. Production for that period was about 225,000,000 pounds. There is, however, excess capacity from the primary molybdenum mines which are currently not producing. In addition, by- product molybdenum (primarily from Chilean copper mining companies) has a major impact on available supplies. It is unlikely that any major new primary deposits will be developed during fiscal 1999.

        Molybdenum prices on the open spot market increased substantially, from $3.35 per pound of technical grade molybdic oxide (the principal product) in September 1994, to $15.50 - $17.50 per pound in February 1995. However, by May 31, 1996, prices declined to $3.00 - $3.35 per pound but were in the $4.00 to $4.40 per pound range in September 1997 and $3.75 in July 1998.

PARADOR MINING (NEVADA)

        USE and Crested are sublessees and assignees from Parador Mining Co., Inc. ("Parador"), of certain rights under two patented mining claims located in the Bullfrog Mining District of Nye County, Nevada. The claims are immediately adjacent to and part of a gold mine operated by Bond Gold Bullfrog, Inc. ("BGBI"), a non-affiliated third party (now known as Barrick Bullfrog, Inc.). USE and Crested have also been assigned certain extralateral rights associated with the claims and certain royalty rights relating to a prior lease on those properties. The lease to USE and Crested is for a ten year primary term, is subject to a prior lease to BGBI on the properties, and allows USE and Crested to explore for, develop and mine minerals from the claims. If USE and Crested conduct activities on the claims, they are entitled to recover costs out of revenues from extracted minerals. After recovering any such costs, USE and Crested will pay Parador a production royalty of 50 percent of the net value of production sold from the claims.

        USE, Crested and Parador presently are in litigation concerning this property. See "Legal Proceedings - BGBI Litigation."

OIL AND GAS.

        FORT PECK LUSTRE FIELD (MONTANA). USECC conducts a small oil production operations at the Lustre Oil Field on the Ft. Peck Indian Reservation in north-eastern Montana; four wells are producing, and USE and Crested receive a fee based on oil produced. USE is the operator of record. No further drilling is expected in this field. This fee and certain real property of USE and Crested, have been pledged or mortgaged as security for a $1,000,000 line of credit from a bank.

        ENERGX, LTD. FORT PECK GAS PROJECT. Energx, Ltd., a Wyoming corporation owned 45% by USE, 45% by Crested, and 10% by the Fort Peck (Montana) Assiniboine and Sioux Tribes, had certain rights to explore Montana properties for shallow natural gas. Exploration efforts were unsuccessful prior to 1998, and Energx was released from the property agreements in 1998. Other Energx projects have also been unsuccessful. Accordingly, in fiscal 1998 Energx decided to cease all operations pending evaluation of future options.

                              COMMERCIAL OPERATIONS

BRUNTON.

        In fiscal 1996, USE sold The Brunton Company to Silva Production AB, a closely held Swedish corporation ("Silva") for $4,300,000. Brunton is engaged in the manufacture and marketing of professional and recreational outdoor products and at the time of its sale Brunton was 100% owned by USE.

        USE received $300,000 upon execution and delivery of the Agreement, approximately $3,000,000 by wire transfer from Silva at closing and an agreement (promissory note) by Silva to pay USE $1,000,000 in three annual installments of $333,333 each, together with interest at the rate of 7% per annum, such

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



installments to be paid on February 15, 1997, February 15, 1998 and February 15, 1999 The installments for 1997 and 1998 have been received.

        In addition, Silva agreed to pay USE 45% of the net profits before taxes derived from Brunton products and operations (including new products then being developed by Brunton) for a period of four years and three months commencing February 1, 1996. The profits payment for the period February 1, 1996 through April 30, 1997 of $292,600 was received after May 31, 1997; the profits payment for fiscal 1998 has not yet been received.

        Certain items of equipment and personal property were withheld by USE from the Agreement and transferred from Brunton to USE, by mutual agreement with Silva, for USE's assumption of the indebtedness thereon, including 225,556 shares of USE's common stock, and options to purchase 150,000 shares of USE's common stock for $3.50 per share; and 160,000 shares of Crested common stock, and options to purchase (from Crested) 300,000 shares of Crested common stock for $0.40 per share. USE subsequently transferred to Plateau 125,556 shares of USE (and options to purchase 75,000 shares of USE), plus 60,000 shares of Crested (and options to purchase 150,000 shares of Crested) in partial payment of debt owed to Plateau by USECC. The remaining 100,000 USE shares (and options to purchase 75,000 USE shares), plus 100,000 Crested shares (and options to purchase 150,000 shares of Crested) were transferred to SGMC. In fiscal 1998, SGMC exercised its USE options. Plateau did not exercise its USE options, and neither SGMC or Plateau exercised their Crested options, which have expired.

        The sale eliminated Brunton's manufacturing and/or marketing of professional and recreational outdoor products from the commercial segment of USE's business for fiscal 1997 and thereafter, except to the extent of future net profit payments from Silva.

REAL ESTATE AND OTHER COMMERCIAL OPERATIONS

        USE owns varying interests, alone and with Crested, in affiliated companies engaged in real estate, transportation, and commercial businesses. The affiliated organizations include Western Executive Air, Inc. ("WEA") and Canyon Homesteads, Inc. (through Plateau). Activities of these and other subsidiaries in the business sectors include ownership and management of a commercial office building, the townsite of Jeffrey City, Wyoming and the townsite, motel, convenience store and other commercial facilities in Ticaboo, Utah.

        WYOMING PROPERTIES. USECC owns a 14-acre tract in Riverton, Wyoming, with a two-story 30,400 square foot office building (including underground parking). The first floor is rented to affiliates, nonaffiliates and government agencies; the second floor is occupied by USE and Crested and is adequate for their executive offices. The property is mortgaged to the WDEQ as security for future reclamation work on the SMP Crooks Gap uranium properties.

        USECC (through WEA) also owns a fixed base aircraft operation at the Riverton Municipal Airport, including a 10,000 square foot aircraft hangar and 7,000 square feet of associated offices and facilities. This operation is located on land leased from the City of Riverton for a term ending December 16, 2005, with an option to renew on mutually agreeable terms for five years. The annual rent is presently $1,180 (adjusted annually to reflect changes in the Consumer Price Index), plus a $0.02 fee per gallon of fuel sold. WEA owns and operates an aircraft fixed base operation with fuel sales, flight instruction services and aircraft maintenance in Riverton, Wyoming.

        USE and Crested also own 18 undeveloped lots on 26.8 acres of the Wind River Airpark near the Riverton Municipal Airport, and three mountain sites covering 16 acres in Fremont County, Wyoming.


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



        USECC owns various buildings, 290 city lots and/or tracts and other properties at the Jeffrey City townsite in south-central Wyoming. Nearly 4,000 people resided in Jeffrey City in the early 1980s, when the nearby Crooks Gap and Big Eagle uranium mining projects were active. The townsite may be utilized for worker housing as the Jackpot Mine and Sweetwater Mill are put into operation. In the interim, USE and Crested are selling lots at Jeffrey City and made sales aggregating $38,400 and $21,150 during fiscal 1998 and 1997, respectively.

        USE owns five city lots and a 20-acre tract with improvements including two smaller office buildings and three other buildings with 19,000 square feet of office facilities, 5,000 square feet of laboratory space and repair and maintenance shops containing 8,000 square feet, all in Riverton, Wyoming.

        COLORADO PROPERTIES. In connection with the AMAX transaction for the Mt. Emmons molybdenum properties near Crested Butte, Colorado, USECC acquired an option from AMAX (now Cyprus Amax) to purchase approximately 57 acres for $200,000 in Mountain Meadows Business Park, Gunnison, Colorado. See "Minerals - Molybdenum" above. The property is zoned commercial and industrial, and is adjacent to Western State College. In fiscal 1995, USECC and Cyprus Amax agreed to exercise the option by USE and Crested agreeing to forego six quarters of advance royalties from Cyprus Amax (the option purchase price was $200,000), plus payment of certain expenses i.e. real property taxes from 1987 and other expenses amounting to $19,358. Thereafter, USE (together with Crested) signed option agreements with Pangolin Corporation, a Park City, Utah developer, for sale of the 57 acres, and a separate parcel owned in Gunnison County, Colorado.

        The first option (exercised in February, 1995) was for the 57 commercial and noncommercial zoned acres in the City of Gunnison, Colorado; the purchase price was $970,300. Pangolin paid $345,000 cash and $625,300 in three year nonrecourse promissory notes, of which $137,900 was paid during fiscal 1995 and $35,600 was paid during fiscal 1996. The remaining note carried interest at 7.5% per annum.

        The second option covered 472.5 acres of ranch land, owned by Crested, northwest of the City of Gunnison, Colorado (purchase price $822,460). Pangolin paid $10,000 for the option; on option exercise and closing, Pangolin paid $46,090 in cash and $776,370 by two nonrecourse promissory notes. USE did not receive the $35,000 as scheduled. At closing, 22.19 acres were deeded to Pangolin; different parcels of the remaining acreage secured the notes, and were to be released for principal payments in the course of development. The sale was accounted for as an installment sale and thus the gain on sale was deferred, to be recorded as the notes were paid. Both notes required annual interest payments.

        In fiscal 1997, USE and Crested agreed with Pangolin to restructure the remaining obligations of Pangolin. Under the restructuring, Contour Development Company LLC gave USE and Crested two recourse, secured promissory notes: the first note for $454,894 due January 26, 1998, the second note for $872,508. The notes are secured by Contour's 73% interest in Tenderfoot Properties LLC ( a Colorado limited liability company affiliated with Contour). USE and Crested conveyed a key lot in the Gunnison parcel to Tenderfoot, upon which Contour and Tenderfoot were to construct an apartment building with HUD construction loan financing to be obtained by Contour and Tenderfoot. USE and Crested had intended the restructuring to result in a faster recovery by USE and Crested of their investments in the land than would have been realized under the terms of the original Pangolin obligations.

        Although the initial payments on the two new notes were paid when due in January 1997, thereafter, on May 30, 1997, Contour defaulted in making a payment to Crested of $164,439 (principal plus interest). Also, the first note ($454,894) was not paid in January 1998. In July 1998, USE and Crested filed a lawsuit against Contour and associated parties to seek recovery of the balance owing on the promissory notes and contracts. See "Legal Proceedings."


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



        UTAH PROPERTIES. Canyon Homesteads, Inc. (a Plateau subsidiary) owns a majority interest in a joint venture which holds the Ticaboo Townsite in Ticaboo, Utah (see "Minerals - Uranium-Shootaring Canyon Mill - Ticaboo Townsite" above). In fiscal 1995, USE acquired the minority interest in the joint venture from a nonaffiliate. Revenues from sale of homesites and operation of the motel were nominal in 1998.

                                  CONSTRUCTION

        FOUR NINES GOLD, INC. On September 13, 1995, FNG was awarded a construction contract for $618,270 by the United States Department of the Interior, Bureau of Reclamation, for the Minor Laterals, North Canal, Stage 5, Belle Fourche Unit, South Dakota. As of May 31, 1997 FNG had completed 100% of the contract, billing and receiving $618,270. The contract as of May 31, 1997, had resulted in a loss of $48,426 to FNG, however, a claim for $172,977 was submitted. On July 2, 1998 the claim was denied by the Bureau of Reclamation and FNG has 12 months to appeal.

        For fiscal 1998, FNG has had no contracts for construction work, but has rented its equipment to USECC for use by the GMMV at the Jackpot Mine. Rental revenues totaled $478,338 for fiscal 1998 at a profit of $263,409, and the rentals are continuing into fiscal 1999.

        Neither commercial nor construction operations are dependent upon a single customer, or a few customers, the loss of which would have a materially adverse effect on the Company.

                            RESEARCH AND DEVELOPMENT

        The Company has incurred no research and development expenditures, either on its own account or sponsored by customers, during the past three fiscal years.

                                  ENVIRONMENTAL

        GENERAL. Registrant's operations are subject to various federal, state and local laws and regulations regarding the discharge of materials into the environment or otherwise relating to the protection of the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act ("RCRA"), and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"). With respect to mining operations conducted in Wyoming, Wyoming's mine permitting statutes, Abandoned Mine Reclamation Act and industrial development and siting laws and regulations also impact the Company. Similar laws and regulations in California affect SGMC operations and in Utah, will effect Plateau's operations.

        The Company's management believes it is currently in compliance in all material respects with existing environmental regulations. To the extent that production by SMP, GMMV or SGMC is delayed, interrupted or discontinued due to need to satisfy existing or new provisions which relate to environmental protection, future USE earnings could be adversely affected.

        CROOKS GAP. An inoperative ion exchange facility at Crooks Gap currently holds a NRC license for possession of uranium operations byproducts. USE has applied to the NRC for permission to decommission and decontaminate the plant, dispose low level waste into the Sweetwater Mill tailings cell, and keep intact such of the facility as does not require dismantling.

        OTHER ENVIRONMENTAL COSTS. Actual costs for compliance with environmental laws may vary considerably from estimates, depending upon such factors as changes in environmental laws and regulation (e.g., the new Clean Air
Act), and conditions encountered in minerals exploration and mining. The Company does not anticipate that expenditures to comply with laws regulating the discharge of materials into the

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



environment, or which are otherwise designed to protect the environment, will have any substantial adverse impact on the Registrant's competitive position.

                                    EMPLOYEES

        As of the date of this Prospectus, USE had approximately 120 full-time employees (including mine and mill employees in Wyoming and Utah) compared to 175 before the Jackpot Mine on Green Mountain was put on standby. Crested uses approximately 50 percent of the time of USE employees, and reimburses USE on a cost reimbursement basis.

                              MINING CLAIM HOLDINGS

        TITLE TO PROPERTIES. Nearly all the uranium mining properties held by GMMV, USE and Plateau are on federal unpatented claims. Unpatented claims are located upon federal public land pursuant to procedure established by the General Mining Law. Requirements for the location of a valid mining claim on public land depend on the type of claim being staked, but generally include discovery of valuable minerals, erecting a discovery monument and posting thereon a location notice, marking the boundaries of the claim with monuments, and filing a certificate of location with the county in which the claim is located and with the BLM. If the statutes and regulations for the location of a mining claim are complied with, the locator obtains a valid possessory right to the contained minerals. To preserve an otherwise valid claim, a claimant must also annually pay certain rental fees to the federal government (currently $100 per claim) and make certain additional filings with the county and the BLM. Failure to pay such fees or make the required filings may render the mining claim void or voidable. Because mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from public real estate records and it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of an unpatented mining claim is challenged by the government, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Thus, it is conceivable that during times of falling metal prices, claims which were valid when located could become invalid if challenged. Disputes can also arise with adjoining property owners for encroachment or under the doctrine of extralateral rights (see "Legal Proceedings - BGBI Litigation").

        PROPOSED FEDERAL LEGISLATION. The U.S. Congress has, in legislative sessions in recent years, actively considered several proposals for major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. If any of the recent proposals become law, it could result in the imposition of a royalty upon production of minerals from federal lands and new requirements for mined land reclamation and other environmental control measures. It remains unclear whether the current Congress will pass such legislation and, if passed, the extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on the Company's operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase the carrying costs of the Green Mountain mineral properties, the SMP properties and some of Plateau's mineral properties which are located on federal unpatented mining claims, and could increase both the capital and operating costs for such projects and impair the Company's ability to hold or develop such properties, as well as other mineral prospects on federal unpatented mining claims.


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



                                LEGAL PROCEEDINGS

SHEEP MOUNTAIN PARTNERS ARBITRATION/LITIGATION

        In 1991, disputes arose between USE/Crested, and Nukem, Inc. and its subsidiary Cycle Resource Investment Corp. ("CRIC"), concerning the formation and operation of the Sheep Mountain Partners partnership for uranium mining and marketing, and activities of the parties outside SMP. Arbitration proceedings were initiated by CRIC in June 1991 and in July 1991, USECC filed a lawsuit against Nukem, CRIC and others in the U.S. District Court (District of Colorado). Later, USECC filed another suit for the standby costs at the SMP mines against SMP in the Colorado State Court. The Federal Court stayed the arbitration proceedings and the State Court case was also stayed. In fiscal 1994, all of the parties agreed to exclusive and binding arbitration of the disputes before the American Arbitration Association, for which the legal claims made by both sides included fraud and misrepresentation, breach of contract, breach of duties owed to the SMP partnership, and other claims.

        Following 73 hearing days and various submissions by the parties, the arbitration panel (the "Panel") entered an Order and Award (the "Order") in April 1996 finding generally in favor of USE and Crested on certain of their claims (including the claims for reimbursement for standby maintenance expenses and profits denied SMP in Nukem's trading of uranium), and in favor of Nukem/CRIC and against USE and Crested on certain other claims.

        Approximately $18 million of SMP cash had been placed in escrow and a bank account by agreement of the parties pending resolution of the disputes.

        The April 1996 Order awarded USE and Crested monetary damages of approximately $7,800,000 with interest (after deduction of monetary damages which the Arbitration panel awarded in favor of Nukem/CRIC and against USE and Crested). An additional amount of approximately $4,300,000 was awarded by the Panel to USE and Crested, to be paid out of the escrowed $18 million and SMP cash. This $4,300,000 was USE and Crested's share of SMP profits from selling uranium to utilities and advances to purchase uranium for SMP. The Panel also ordered that one utility supply contract which had been in dispute belonged to SMP, not Nukem, and that Nukem was to assign that contract to SMP. The Panel further ordered that certain contracts which Nukem had obtained for the purchase of uranium from countries in the CIS (former Soviet republics) belonged to SMP.

        After motions and further proceedings in the Federal District Court, and a reaffirmation Order by the Panel in July 1996, the U.S. District Court confirmed the Panel's Order and Award. In November 1996, USECC received the $4,367,000 of the damage award out of the SMP escrowed funds and a separate SMP bank account. In confirming the Panel's Order, the Court ordered Nukem to assign a utility contract to SMP; to pay USECC a net amount of approximately $8,465,000 in monetary damages; and impressed a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights, and profits therefrom. Nukem/CRIC posted a supersedeas bond for $8,613,600 and the Court stayed execution on the judgment. The bond did not cover the value of the CIS contracts at issue because the Panel's Order did not value such contracts.

        Nukem/CRIC appealed the District Court's Judgment to the 10th Circuit Court of Appeals. The appeal was argued before the Court of Appeals on September 24, 1998.

        During the fourth quarter of fiscal 1998, USE and Crested entered into a partial settlement with Nukem and CRIC on certain of the claims not on appeal. Under the partial settlement, USECC received (i) from SMP an assignment of all of the mining claims and equipment which had been held by SMP (USECC remains responsible for the reclamation liabilities associated with the claims as had always been the case when the properties were in SMP); (ii) from Nukem and CRIC, $484,361 which settled USE and Crested's claim to their share of the past and future profits on a utility contract which Nukem had wrongfully kept outside of SMP (and Nukem was allowed to keep this contract as part of the settlement); (iii) from Nukem and CRIC, $4,540,000 to settle all claims by USE against Nukem, CRIC and SMP (including Nukem/CRIC's one-half share of the SMP mine maintenance costs); (iv) from SMP, a contract to sell 1,076,842 pounds of uranium oxide to a utility; and
(v) from SMP, a contract to purchase 600,000 pounds of uranium oxide from another producer in North America (200,000 pounds annually through 2000). In connection with the partial settlement, the parties agreed to the dismissal with prejudice of the Colorado and Wyoming State Court proceedings (for reimbursement of SMP mine maintenance costs), and all claims in the Federal District Court and the arbitration, except for the issues pending before the 10th Circuit Court of Appeals. The cash settlement portion under (iii) above is in addition to the $4,367,000 received by USECC in November 1996 out of the SMP escrowed funds.

        In September 1998, USECC sold the purchase contract ((v) above) to Nukem for $35,000 for each year wherein Nukem buys uranium from the producer; if Nukem doesn't purchase any uranium in any year, no payment is owed to USECC for that year.

        A three judge panel of the 10th Circuit court of Appeals issued an Order and Judgment in the Nukem/CRIC arbitration/litigation matter on October 22, 1998, which unanimously affirmed the Federal District Court Judgment. The 10th Circuit Court of Appeals ruling affirmed (i) the imposition of a constructive trust in favor of SMP on Nukem's rights to purchase CIS uranium, the uranium acquired pursuant to those rights, and the profits therefrom; and (ii) the damage award against Nukem/CRIC. As a result of the court of Appeals ruling, USE and Crested will receive an additional $5,900,000 cash for a total net monetary award of $15,224,000 in the arbitration/litigation, and equitable relief in the form of USE's and Crested's interest in SMP, which holds the constructive trust over the CIS contracts. However, the value of the interest in SMP cannot be determined until a full accounting of those contracts has been completed by SMP. The length of time such an accounting will require presently cannot be estimated.

        Nukem/CRIC has until November 5, 1998 to file a petition for rehearing with the Court of Appeals. Unless such a petition is granted, the Court of Appeals will issue a mandate on or before November 12, 1998 to the Federal District Court to enforce the terms of the Federal District Court Judgment. However, the issue of such a mandate could be changed if the Court of Appeals shortens or enlarges the time within which Nukem/CRIC is allowed to file a petition for rehearing.

TICABOO TOWNSITE LITIGATION.

        In fiscal 1998, a prior contract operator of the Ticaboo restaurant and lounge, and two employees supervising the motel and convenience store in Utah (owned by Canyon Homesteads, Inc.) sued USE, Crested and others in Utah State Court. After a five day trial, a jury denied the claims of two of three plaintiffs but awarded the third plaintiff $156,000 in damages against USE. USE has filed motions including a motion for judgment nothwithstanding the verdict ("JNOV"), and the motions are pending. USE intends to appeal the judgment if the motion for JNOV is not granted.

BGBI LITIGATION

        USE and Crested are defendants and counter- or cross-claimants in certain litigation in the District Court of the Fifth Judicial District of Nye County, Nevada, brought by Bond Gold Bullfrog Inc. ("BGBI") on July 30, 1991. BGBI (now known as Barrick Bullfrog, Inc.) is an affiliate of Barrick Corp., a large international gold producer headquartered in Toronto, Canada. The litigation primarily concerns extralateral rights associated with two patented mining claims owned by Parador Mining Company Inc. ("Parador") and initially leased to a predecessor of BGBI, which claims are in and adjacent to BGBI's Bullfrog open pit and underground mine. USE and Crested assert certain interests in the claims under an April 1991 assignment and lease with Parador, which is subject to the lease to BGBI's predecessor.

        BGBI seeks to quiet title to its leasehold interest in the subject claims, a determination that USE and Crested have no rights in the claims, and an order enjoining USE and Crested from asserting any interest in them. BGBI further asserts other claims and that, in attempting to lease an interest in the subject claims to USE and Crested, Parador breached the provisions of its lease to BGBI, and that Parador is responsible for the legal fees and costs incurred by BGBI in the quiet title action, which may be offset against royalties.

        A partial or bifurcated trial to the Court of the extralateral rights issues was held on December 11 and 12, 1995, to determine whether the Bullfrog orebody is a "vein, lode or ledge" as described in the General Mining Law and, if so, whether the facts warrant application of the doctrine of extralateral rights as set forth in such statute. The Court found that Parador had failed to meet its burden of proof and therefore Parador, USE and Crested have no right, title and interest in the minerals lying beneath the claims of Layne pursuant to extralateral rights. The partial trial did not address the issues of breach of contract by the defendants and BGBI for specific performance and they were tried before the Court commencing on January 26, 1998. After the trial, the Court found against the parties on their respective claims, and the plaintiff and these defendants filed a Notice of Cross-Appeal and Notice of Appeal, respectively to the Nevada Supreme Court. The record on appeal has been filed with the Nevada Supreme Court and the appeals process is underway with opening briefs due January 26, 1999. No hearing day has been set.

DEPARTMENT OF ENERGY LITIGATION

        On July 20, 1998, eight uranium mining companies with operations in the United States (including USE, Crested, YSFC) and the Uranium Producers of America (a trade organization) filed a complaint against the United States Department of Energy (the "DOE") in a lawsuit (file no. 98 CV 1775) in the United States District Court, Cheyenne, Wyoming. The complaint seeks declaratory judgment and injunctive relief. The plaintiffs allege that the DOE violated the USEC Privatization Act of 1996, when the DOE transferred 45 metric tons of low enriched uranium and 3,800 metric tons of natural uranium to United States Enrichment Corp. ("USEC"). See "Business and Properties - Uranium Marketing - USEC Inc." above.

        Specifically, the plaintiffs allege that the USEC Privatization Act authorizes the DOE to transfer to USEC "without charge" an initial 50 metric tons of highly enriched uranium and 7,000 metric tons of natural uranium. The Act authorizes the DOE to sell (not merely transfer) additional quantities of uranium out of the DOE stockpile, but only upon payment of fair market value for the uranium and then only upon specific finding by the DOE that such a sale would not have an adverse material impact on the domestic uranium, mining, conversion or enrichment industry, taking into account sales under the Russian HEU Agreement and the Suspension Agreement.

        The plaintiffs have asked the Court to declare that (i) the DOE violated its statutory authority by transferring uranium to USEC in excess of statutory limits on volume; (ii) the excess amounts were not "sold" by the DOE to USEC for fair value, as required by the Act, and mandated findings by the DOE concerning possible adverse impacts were not supported in fact; and (iii) the DOE be enjoined from future transfers in violation of the Act. The DOE has filed a motion to dismiss the complaint claiming that the U.S. Congress withdrew its consent to be sued in connection with the USEC Inc. privatization and that USEC Inc. must be joined as an indispensable party. The motion is pending.


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



CONTOUR DEVELOPMENT LITIGATION

        On July 28, 1998, USE filed a lawsuit in the United States District Court, Denver, Colorado against Contour Development Company, L.L.C. and entities and persons associated with Contour Development Company, L.L.C. (together, "Contour") seeking compensatory and consequential damages of more than $1.3 million from the defendants for dealings in certain real estate.

        Specifically, USE (which is the assignee of Crested's rights and interests in certain of the promissory notes, contracts and agreements) alleges that Contour has breached contracts for the sale of USE's and Crested's Gunnison properties, and is in default on the promissory notes delivered to pay for the Gunnison properties. USE has further alleged that Contour fraudulently induced USE and Crested to enter into restructuring agreements for the original transactions between the parties in such properties; and further, that Contour has breached the duties of good faith, honesty, full disclosure and fair dealing which were owed to USE and Crested by Contour in the course of the transactions. USE has made additional claims against Contour for unjust enrichment and conversion of the real estate assets and added additional parties as defendants. See "Business - Commercial Operations - Real Estate and Other Commercial Operations - Colorado Properties" above.

        As of the date of this Prospectus, none of the defendants have filed an answer to the complaint.

SGMC LITIGATION

        In 1993, Amador County issued a conditional use permit ("CUP") to allow SGMC to develop the Lincoln Project near the town of Sutter Creek, Amador County, California. A number of conditions were attached to the original CUP which accommodated local citizen and government agency concerns about noise, waste disposal, traffic and other aspects of the proposed mining operation.

        In 1997 and 1998, SGMC proposed amendments to the CUP for a new design of the Lincoln Project which would lower its environmental impact by reducing traffic, potentially eliminating the use of cyanide on-site, and removing two large tailings dams which would have been built to hold mine and mill waste. The new design also would significantly reduce capital and operating costs for the mine/mill complex, but cover more land for waste disposal and other purposes. The certification and approval by the Amador County Planning Commission of the Final Subsequent Environmental Impact Report ("FSEIR") and CUP amendments on July 14, 1998 was appealed (by another local citizens project opposition group) to the Amador County Board of Supervisors. In August and September 1998, the Board of Supervisors certified the FSEIR and approved the amendments to the CUP.

        On September 28, 1998 a lawsuit was filed in Amador County Superior Court, California (Case No. 98 CV 3298) by Concerned Citizens of Amador County as plaintiffs, against the County of Amador and the Amador County Board of Supervisors, and against SGMC as a real party in interest. The lawsuit challenges the actions of Amador County and its Board of Supervisors in certifying the FSEIR and approving the amended CUP. Specifically, the petitioners allege that the FSEIR is inadequate under the California Environmental Quality Act ("CEQA"), and further, that Amador County and its Board of Supervisors did not follow the fact finding, publication and other procedures mandated by CEQA and local land use ordinances. The petitioners have requested the court to void the FSEIR, rescind the amended CUP, and not permit Amador County to take further actions to allow implementation of the Lincoln Project until a revised EIR is completed and local land use ordinances are revised or complied with.

        SGMC has filed an answer to the petition, denying the allegations that: there are substantive deficiencies in the FSEIR; or that important steps in the analysis, approval and public comment processes as required under CEQA were not followed in approving the FSEIR and amended CUP.

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



        SGMC anticipates the lawsuit could possibly delay the start of operations at the Lincoln Project. SGMC does not anticipate that the lawsuit will result in the ultimate cancellation of the Lincoln Project, or prevent implementation of the more efficient and less expensive (and environmentally improved) Lincoln Project as contemplated by the amended CUP.

MARKET FOR COMMON SHARES AND RELATED STOCKHOLDER MATTERS

(a)     Market Information

Shares of USE Common Stock are traded on the over-the-counter market, and prices are reported on a "last sale" basis by the National Market System ("NMS") of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The range by quarter of high and low sales prices for the Common Stock is set forth below for fiscal 1998 and 1997.

                                                      High             Low
                                                      ----             ---
         Fiscal year ended May 31, 1998
         ------------------------------
              First quarter ended 8/31/97             $11.63            $7.13
              Second quarter ended 11/30/97            11.75             7.45
              Third quarter ended 2/29/98              10.13             6.75
              Fourth quarter ended 5/31/98              8.63             5.75

         Fiscal year ended May 31, 1997
         ------------------------------
              First quarter ended 8/31/96             $22.00           $14.50
              Second quarter ended 11/30/96            19.00            11.94
              Third quarter ended 2/28/97              11.25             9.38
              Fourth quarter ended 5/31/97             13.00             5.75

        At October 15, 1998, the closing bid price was $2.28 per share and there were approximately 696 shareholders of record for Common Stock.

        USE has not paid any cash dividends with respect to the Common Stock. There are no contractual restrictions on USE's present or future ability to pay cash dividends, however, USE intends to retain any earnings in the near future for operations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The  following  is   Management's   Discussion  and  Analysis  of  those
significant factors which have affected the Company's liquidity, capital resources and results of operations during the periods covered in the Company's Consolidated Financial Statements filed with this Prospectus.

        Some of the statements in this Management's Discussion and Analysis constitute "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Such forward- looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

LIQUIDITY AND CAPITAL RESOURCES AT AUGUST 31, 1998

        During the quarter ended August 31, 1998, USE received $5,026,000 cash as a result of a partial settlement of Sheep Mountain Partners ("SMP") arbitration. This increased its cash position at August 31, 1998 to $7,401,900 for a net increase for the quarter in cash of $1,751,400. Other increases in components of working capital were increases in assets held for resale and other assets of $134,700 and Accounts Receivable Affiliates of $1,382,800. Other current assets increased primarily as a result of certain annual prepaid insurance premiums being paid during the quarter ended August 31, 1998. Accounts Receivable Affiliates increased due to USE and Crested Corp. ("Crested") advancing funds for the Green Mountain Mining Venture ("GMMV") operations that have not yet been reimbursed by the GMMV from the proceeds of the loan from Kennecott Uranium Company ("KUC").

        The current portion of long term debt increased by $201,000 during the quarter ended August 31, 1998. This increase in debt was as a result of financing USE's and Crested"s annual insurance premium. The GMMV purchase option that USE and Crested received during fiscal 1998 of $4 million is carried as a current liability.

        Increased cash reserves were partially consumed by operations in the amount of $1,511,700. Cash was also used in investing activities to purchase equipment, $139,500, and increase the investment in certain subsidiaries, $30,800. Cash was generated from the sale of certain equipment, $203,900, and increased long term debt of $201,000. Cash was also consumed in the payment of bonuses to four USE employees as recognition of the extraordinary dedication they had given to their work in the SMP arbitration/litigation. The amount of cash consumed in these bonuses which included taxes due was $561,000. These changes resulted in a net increase of $1,751,400 in cash for a cash balance as of August 31, 1998 of $7,401,900, compared to a cash balance of $5,650,500 at August 31, 1997.

CAPITAL RESOURCES

        GENERAL: The primary source of USE's capital resources for the remaining nine months of fiscal 1999 are the cash on hand at August 31, 1998; the potential receipt of cash from the SMP Arbitration Award once the 10th Circuit Court of Appeals rules on the Nukem appeal; possible equity financing from affiliated companies, and proceeds under the line of credit. Additionally, USE and Crested will continue to offer for sale various non-core assets such as, lots and homes in Ticaboo, real estate holdings in Wyoming, Colorado and Utah, and mineral interests. Interest, rentals of real estate holdings and equipment, aircraft chartering and aviation fuel sales, also will provide cash.

        LINE OF CREDIT: USE and Crested have a $1,000,000 line of credit with a commercial bank. The line of credit is secured by various real estate holdings and equipment belonging to USE and Crested. It is anticipated that this line of credit may be used to finance short term working capital needs.

        FINANCING: Equity financing for Sutter Gold Mining Company ("SGMC") and Plateau Resources Ltd. ("Plateau") are primarily dependent on the market price of gold and uranium. As of August 31, 1998, the prices for these metals remained depressed and it is not known when they will recover. USE and Crested continue to be optimistic concerning the future markets for these metals but cannot accurately forecast what the prices will be in the short or long term markets. If the price for these metals do not increase in the short term, working capital of USE and Crested will be impacted negatively due to holding costs of the properties and the ability to raise equity funding could be impaired.

        SUMMARY: USE believes that cash on hand at August 31, 1998 as well as proceeds from its line of credit, if needed, will be adequate to fund working capital requirements through fiscal 1999. However, these capital resources will not be sufficient to provide the funding for major capital expansions and development of USE's mineral properties.

CAPITAL REQUIREMENTS

        GENERAL: The primary requirements for USE's working capital during fiscal 1999 are expected to be the costs associated with the development activities of Plateau, care and maintenance costs of the former SMP mineral properties, payments of holding fees for mining claims, USE's share of the costs associated with the GMMV properties and corporate general and administrative expenses.

        SGMC: USE owns a majority interest in SGMC. USE is therefore assisting SGMC in its efforts to secure financing to place the properties into production. SGMC has sufficient cash reserves to fund its ongoing permitting and administrative expenses. It is anticipated that an additional $15 million is needed to complete the development of the mine and construction of the cyanide-flotation mill. Prior to the time that such construction and development costs are undertaken, SGMC will require either additional debt or equity financing.

        Due primarily to the sustained decline in gold prices during fiscal 1998, USE recorded a $1,500,000 impairment on its investment in SGMC. If financing is not obtained in fiscal 1999 and/or gold prices further decline from present levels, USE will reevaluate the need for an additional impairment on its investment in SGMC, which includes the Stock Purchase Warrant that is contingent on SGMC identifying ounces of gold in excess of 300,000 ounces. USE acknowledges that it may be required to record a significant impairment under generally accepted accounting principles should financing not be obtained by SGMC to develop the project or if gold prices decline further. As of the three months ended August 31, 1998, USE was continuing its search for development capital.

        SMP: As part of a settlement agreement reached during the fourth quarter of 1998, the SMP mines and associated properties were transferred to USE and Crested. The holding and reclamation costs associated with these mining properties are the responsibility of USE and Crested. The holding costs historically have been approximately $85,000 per month. USE and Crested continue to search for improved techniques that will reduce these monthly costs. The future reclamation costs on the SMP properties are covered by a reclamation bond which is secured by the pledge of certain of USE's and Crested's real estate assets. The dollar amount for the reclamation bond is reviewed annually by Wyoming regulatory agencies. USE's portion of the reclamation liability on the SMP properties is $1,451,800 and is shown as such in the long term liability section of its balance sheet.

        It is not anticipated that the SMP properties will be placed into production during fiscal 1999. USE and Crested have determined that the SMP mining properties should be maintained and prepared for production in the future when the price of uranium increases into the $15 per pound range or at such time as USE and Crested are able to obtain long term delivery contracts with favorable price terms and the Sweetwater Mill, which is owned and operated by the GMMV, is operating again. There are no major reclamation obligations during the balance of fiscal 1999 of which USE and Crested are aware.

        In addition to receiving the SMP mining properties back in the settlement of a portion of the SMP arbitration issues, USE and Crested also received one of the market related delivery contracts which had previously belonged to SMP. There is one delivery under this contract during the third quarter of fiscal 1999. The delivery requirement was sold to a third party and USE and Crested will make a nominal amount of profit on the sale during the third quarter of 1999. As of August 31, 1998, USE has no additional delivery or financing commitments for the sale or purchase of uranium during Fiscal 1999.

        GMMV: During July 1998, the GMMV Management Committee unanimously agreed to place the Jackpot Mine and Sweetwater Mill on active standby status. This decision was made as a result of uncertainties in the short term uranium market. These same uncertainties have made the financing of the acquisition of Kennecott's interest in the GMMV more difficult. It appears unlikely that the financing will be successfully completed and the Acquisition Agreement, which was signed on June 23, 1997, will expire on October 31, 1998.

        After October 31, 1998 the mines and the mill will continue to be maintained. Kennecott's obligation to fund the first $50 million in expenditures is now satisfied and USE and Crested will be obligated to fund their 50% of the ongoing costs. The Management Committee of the GMMV is currently discussing what level of expenditures should be made to maintain the properties. A final decision on these expenditures has not been reached but USE, Crested and Kennecott want to keep the expenses to a minimum. It is anticipated that if the annual expenditures do not exceed $2 million for standby and maintenance that USE and Crested will be able to fund their portion of this commitment through fiscal 1999.

        Expenditures through July 1998 were covered under Kennecott's advances to the GMMV out of the $16 million dollar loan from Kennecott Energy pursuant to the Acquisition Agreement. As of October 22, 1998, there were $1,708,000 of outstanding invoices to the GMMV which had not been paid to USE and Crested by the GMMV for costs incurred through August 31, 1998. The Management Committee of Kennecott is currently evaluating the billings, and USE anticipates that they will be completely resolved in the second quarter of fiscal 1999.

        PLATEAU: Plateau owns and operates the Ticaboo townsite, motel, convenience store and restaurant. Additionally Plateau owns and maintains the Tony M uranium mine and Shootaring uranium mill. USE and Crested are currently working to obtain the necessary permits from the NRC and State of Utah to place the Shootaring mill into production. USE and Crested are seeking debt or equity financing of between $6 million and $9 million to put the mill and Tony M mine into production. Until such time as the financing is received and profitable contracts are obtained, USE and Crested will not put the properties owned by Plateau into production. Historically, the net holding costs of the Plateau properties have been $70,000 per month.

        YELLOW STONE FUELS CORP. ("YSFC"): In Management's opinion, YSFC has sufficient cash to complete its projected 1999 exploration program on its in-situ uranium properties. As of August 31, 1998, YSFC owed USE and Crested $400,000 on a convertible promissory note plus interest at 10% per annum. YSFC is indebted to USE and Crested for the promissory note, the interest accrued on the note and additional amounts that USE and Crested have advanced for YSFC for a total indebtedness at August 31, 1998 of $709,900. YSFC has sufficient cash on hand to retire this indebtedness. YSFC has indicated its desire to pay the total indebtedness in cash but it is not certain that a cash payment will occur as YSFC may elect, at its option, to pay the promissory note with shares of its common stock.

        TERM DEBT: Debt to non-related parties at August 31, 1998 was $673,100 as compared to $503,900 at August 31, 1997. The increase in debt to non-related parties consists primary of debt due on the financing of annual insurance premiums and various purchases of equipment. The debt for the purchase of heavy equipment bears different interest rates and has various maturity dates. All payments on the debt are current.

        RECLAMATION OBLIGATIONS: It is not anticipated that any of USE's working capital will be used in fiscal 1999 for the reclamation of any of its mineral property interests. The reclamation costs are long term and are either bonded through the use of cash bonds or the pledge of assets. It is not anticipated that any of the mining properties in which USE owns an interest will enter the reclamation phase prior to May 31, 1999.

        OTHER: USE and Crested currently are not in production on any mineral properties, and development work continues on several of their major investments. USE and Crested are not using hazardous substances or known pollutants to any great degree in these activities. Consequently, recurring costs for managing hazardous substances, and capital expenditures for monitoring hazardous substances or pollutants have not been significant. USE and Crested are also not aware of any claims for personal injury or property damages that need to be accrued or funded.

        The tax years through May 31, 1992 are closed after audit by the IRS. On October 5, 1998 USE met with the Appeals Office of the IRS in Denver, Colorado to discuss resolving issues raised for fiscal 1993 and 1994. USE and Crested have resolved all outstanding issues for those years without incurring any cash commitments for additional taxes due. The IRS is currently concluding its review of Fiscal 1995 and 1996 for the companies but no final reports have been issued so no representations can be made as to their ultimate outcome.

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 1998
COMPARED TO THREE MONTHS ENDED AUGUST 31, 1997

        During the three months ended August 31, 1998, revenues decreased from those revenues reported during the same period of the previous year by $697,200 to total revenues of $2,163,400. The major reduction resulted from USE not receiving any revenues from the delivery of uranium on one SMP contract. During the quarter ended August 31, 1997, USE recognized $858,600 in revenue from the profits derived from a SMP contract delivery. No such revenues were recognized during the three months ended August 31, 1998. Revenues from management fees increased by $169,100 during the three months ended August 31, 1998 over the same period of the previous year as a result increased expenditures at the GMMV on which USE recognized a management fee.

        Costs and expenses for the quarter ended August 31, 1998 increased by $1,801,300 over the same period of the previous year, primarily due to increased activity on mineral properties and commercial operations, along with an increase in general and administrative overhead to supervise the increased activity and the bonuses paid as discussed above. The projects which are being developed are currently not in the production phase, and so are not generating cash flow. With the decline in the market price of uranium, it is not anticipated that the properties will be placed into production in fiscal 1999. A decision was made in July 1998 to place the GMMV mines on active standby. USE is therefore anticipating some reductions in general and administrative overhead costs.

        As a result of the reduced revenues and increased costs discussed above, operations for the quarter ended August 31, 1998 resulted in a loss of $1,257,200 or $0.18 per share as compared to a profit of $683,800 or $0.10 per share for the quarter ended August 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES AT MAY 31, 1998

        Working capital increased by $5,231,900 during fiscal 1998 to $8,238,900 at May 31, 1998 from $3,007,000 as of May 31, 1997. The primary components of the increase are increases in cash and cash equivalents, litigation settlement receivable, and accounts receivable from affiliates of $4,233,600, $5,026,000, and $687,400, respectively. These increases in working capital were offset by increases in accounts payable, the deferred GMMV purchase option and the current portion of long term debt of $523,800, $4,000,000 and $144,400, respectively.

        Cash increased due to the reconsolidation of Sutter Gold Mining Company ("SGMC") which resulted in increased cash of $3,124,000 and $1,800,500 from the sale of the Company's common stock. These receipts of cash were used primarily in mine development of $1,125,000, purchases of equipment of $1,947,200, increased investment in affiliates of $102,300, and cash used in operations. During the fourth quarter of 1998 the Company and Crested were able to negotiate a settlement of certain of the issues in the Sheep Mountain Partners ("SMP") arbitration with Nukem and CRIC which resulted in settlement proceeds to the Company and Crested of $5,026,000. The increase in accounts receivable affiliates is primarily the result of the Company advancing funds for Crested in the various ventures in which the companies participate and advances that the Company and Crested made on behalf of Yellow Stone Fuels Corp.

        Accounts  payable  increased due to the increased  activity of the Green
Mountain Mining Venture ("GMMV") where the Company and Crested acted as the operator for the development of the two decline tunnels to access the uranium mineralized material on Green Mountain. The current portion of long term debt increased as a result of a balloon payment coming due on one of the Company's long term notes payable.

         During the first quarter of fiscal 1998, the Company and Crested entered into an Acquisition Agreement with Kennecott to acquire Kennecott's interest in the GMMV. As part of that Agreement Kennecott paid the Company and Crested $4,000,000 upon execution which is recorded as a deferred purchase option. If the Company and Crested are successful in closing the Acquisition Agreement and purchasing Kennecott's interest in GMMV, the $4,000,000 will be considered a component (i.e., a reduction) of the acquisition/purchase price of $15,000,000 (please see Note F to the Consolidated Financial Statements). If the Company and Crested are not able to close the Acquisition Agreement, the $4,000,000 will be applied against any future reimbursable costs/contributions due the GMMV. After these costs and any remaining obligations are satisfied, the remainder, if any, will be recognized as income.

        Investments in affiliates decreased by $4,127,800 primarily as a result of reconsolidating SGMC and equity losses from affiliates of $3,179,600 and $575,700, respectively. Restricted investments increased as a result of an investment by SGMC in a non affiliated company for $53,400 and the increase of the certificates of deposit held by Plateau Resources Ltd. ("Plateau") of $326,500 for future reclamation expenses as a result of earned interest.

        During the year ended May 31, 1998, property plant and equipment increased by $13,409,400. This increase was primarily as a result of reconsolidating SGMC of $12,499,000, development of mining properties of $1,125,000 and the acquisition of equipment of $1,947,200. The majority of these development and equipment purchase expenses benefitted the GMMV and SGMC properties. There were also capital expenditures made to keep the mill facility owned by Plateau in standby status.

        Notes receivable from employees decreased by $393,300 as the Company's chairman retired $431,900 of obligations to the Company and Crested. See "Directors and Executive Officers - Executive Compensation Plans and Employment Agreements." Notes receivable other decreased by $336,800 primarily as a result of Silva Production A.B. paying its second installment of $333,333 plus interest on the note due the Company for the purchase of The Brunton Company in fiscal 1996. Deposits and other increased by $387,600 primarily as a result of 67,000 shares of Company common stock being issued to executive officers of the Company under the 1996 Stock Award Program. Such shares are retained by the Company until the executive retires and are forfeitable under certain conditions.

CAPITAL RESOURCES

        GENERAL: The primary source of the Company's capital resources for fiscal 1999 will be cash on hand at May 31, 1998, equity financing for affiliated companies, and the expected final resolution of the SMP arbitration. Additionally, the Company and Crested will continue to offer for sale various non-core assets such as lots and homes in Ticaboo, real estate holdings in Wyoming, Colorado and Utah and mineral interests. Interest, rentals of real estate holdings and equipment, aircraft chartering and aviation fuel sales also will provide cash.

        LINE OF CREDIT: The Company and Crested have a $1,000,000 line of credit with a commercial bank. The line of credit is secured by various real estate holdings and equipment belonging to the Company and Crested. This facility is currently available to the Company. It is anticipated that this line of credit may be used to finance working capital needs as well as the purchase of uranium to deliver against a SMP delivery contract that the Company and Crested recently received as a partial settlement of certain SMP arbitration matters.

        FINANCING: Equity financing for SGMC and Plateau are dependant on the market price of gold and uranium, among other things. At May 31, 1998, the prices for these metals were depressed and it is not known when they will recover, if at all. Management of the Company and Crested believe, based on independent projections, that the market prices for these metals will improve in the short term. No assurance can be given that the prices will improve during fiscal 1999. If the prices do not improve, the ability of the Company and Crested to raise equity financing for these subsidiaries will be impaired.

        The Company believes that cash on hand, in addition to its line of credit and cash projected to be received from operations will be adequate to fund working capital requirements through fiscal 1999. However, these capital resources may not be sufficient to provide the funding for major capital expansions of the Company's mineral properties and, accordingly, the Company's development plans may be either temporarily or permanently impacted. Net cash provided by financing activities for the year ended May 31, 1998 of $4,922,300 was primarily the result of issuances of the Company's common stock.

CAPITAL REQUIREMENTS

        GENERAL: The primary requirements for the Company's working capital during fiscal 1999 are expected to be the costs associated with development activities of Plateau, care and maintenance costs of the former SMP properties, payments of holding fees for mining claims, purchase of uranium for delivery to the utility contract that was distributed to the Company and Crested as a result of the settlement agreement reached regarding the SMP arbitration, the Company's portion of the costs associated with the GMMV properties and corporate general and administrative expenses.

        SGMC: Effective April 7, 1998, the Company purchased 889,900 Special Warrant Units from certain Canadian investors (the "Canadian Funds") in an arm's length, bargained transaction between unrelated entities. As consideration, the Units were purchased with 488,895 shares of the Company's common stock. The transaction resulted in the Company increasing its ownership to 59% of the outstanding common stock of SGMC as of May 31, 1998 from 39% at May 31, 1997.

        Due primarily to the sustained decline in gold prices, the Company recorded a $1,500,000 impairment on its investment in SGMC. If financing is not obtained in fiscal 1999 and/or gold prices further decline from present levels, the Company will reevaluate the need for an additional impairment on its investment in SGMC, which includes the Stock Purchase Warrant that is contingent on SGMC identifying ounces of gold in excess of 300,000 ounces. The Company acknowledges that it may be required to record a significant impairment under Generally Accepted Accounting Principles should financing not be obtained by SGMC to develop the project or if gold prices decline further.

        SGMC's properties contain reserves of gold. Preliminary estimates are that a 500 ton per day ("tpd") mine/mill operation using a cyanide-flotation process, will require up to $15,000,000 to place the proposed mine and mill into full operation. It is the Company's intent to complete the necessary financing to develop the reserves of SGMC. Management believes that if adequate funding is obtained, production will begin in fiscal 2000. SGMC is currently attempting to negotiate financing with an investment firm with a proposed plan for the necessary financing intended to be completed in fiscal 1999. Sufficient capital resources are available to SGMC to continue its permitting and capital raising activities.

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



        SMP: As part of a settlement agreement reached during the fourth quarter of fiscal 1998 regarding the SMP Arbitration, the SMP mines and associated properties were transferred to the Company and Crested. All past holding costs of the SMP mines were resolved and the future costs of standby as well as reclamation are the obligation of the Company and Crested. These costs are estimated at approximately $85,000 per month. There are no current plans to mine the SMP Crooks Gap properties during fiscal 1999. However, the Company and Crested will continue to preserve the mineral properties and develop concepts to reduce care and maintenance costs.

        All matters in the SMP arbitration have been settled with the exception of two issues that are currently before the 10th Circuit Court of Appeals; oral arguments were had on these issues on September 24, 1998. Management of the Company cannot predict the timing or ultimate outcome of this hearing but believes that the issues will be resolved during fiscal 1999 unless Nukem and CRIC elect to appeal the decision further to the U.S. Supreme Court and that court decides to hear the appeal.

        GMMV: On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. As discussed in Note F to the financial statements, Kennecott paid the Company $4 million upon execution of the Agreement, which became nonrefundable upon the satisfaction of certain terms. The $4 million is classified as a deferred purchase option since it will be recorded as a reduction of the Company's purchase price if the Acquisition Agreement closes.

        During July 1998, the GMMV Management Committee unanimously agreed to place the Jackpot Mine and Sweetwater Mill on active standby status. This decision was made as a result of uncertainties in the short term uranium market. These same uncertainties have made the financing of the acquisition of Kennecott's interest in GMMV more difficult. The Company continues in its financing activities in an effort to raise sufficient capital to acquire the Kennecott interest in the GMMV. Currently, it is believed that such financing efforts may not be concluded by the terms of the Acquisition Agreement with Kennecott. Kennecott continues to work with the Company in its efforts to successfully close the purchase of Kennecott's interest.

        The standby costs of the GMMV mine, associated property and mill will eventually become the responsibility of the individual partners on a percentage ownership basis. The partners in the GMMV are currently discussing how to operate and fund the operations of the properties. Budgets have not been finalized, but it is projected the annual holding costs of the mine and mill will be approximately $2,000,000. The Company and Crested will be obligated to pay their share (50%) of these costs once the obligations of Kennecott are completely satisfied. Due to the unpredictability of the uranium market, the Company is unable to predict when the GMMV properties will again be put on an active basis or when or if it will be able to purchase Kennecott's interest in the GMMV.

        PLATEAU: Plateau owns and operates the Ticaboo townsite, motel, convenience store and restaurant. The operations resulted in fiscal 1998 losses of $800,000, which were absorbed by the Company. The Company continues to work on methods of increasing revenues and reducing costs. There has been an annual growth in sales since the Company has owned Plateau. The Company has constructed a total of seven homes which are held for sale. During fiscal 1998, the homes were written down by $100,000 to the appraised value.

        The Company is currently working to obtain the necessary permits from the NRC and State of Utah to place the Shootaring mill which is owned by Plateau and located in southern Utah into production. The Company is seeking debt or equity financing of between $6,000,000 to $9,000,000 to put the mill and Tony M. Mine into production. Until such time as the financing is obtained and profitable contracts are obtained, the Company will not put the properties into production.

        YELLOW STONE FUELS CORP. ("YSFC"): In Management's opinion, YSFC has sufficient cash to complete its projected 1999 exploration program on its in-situ uranium properties. At May 31, 1998, YSFC owed the Company and Crested $400,000 on a convertible promissory note plus $40,000 in interest for a total of $440,000. The note bears interest at 10% per annum and is due in December 1998. YSFC also owed the Company and Crested $161,700 for miscellaneous payroll and operating expenses. YSFC has indicated its desire to pay the total indebtedness in cash but it is not certain that a cash payment will occur as YSFC may elect at its option to pay the promissory note with shares of its common stock.

        TERM DEBT AND OTHER OBLIGATIONS: Debt at May 31, 1998 of $503,900 constitutes a relatively low percentage of capitalization given the value of assets owned by the Company and the various activities it participates in. The debt is primarily for property and equipment purchased by USECC, Sutter and FNG. The debt bears different interest rates and is due under various payment terms. It is anticipated that all debt payments will be able to be made in the normal course of the Company's business.

        RECLAMATION OBLIGATIONS: It is not anticipated that any of the Company's working capital will be used in fiscal 1999 for the reclamation of any of its mineral properties. The reclamation costs are long term and are either bonded through the use of cash bonds or the pledge of assets. It is not anticipated that any of the Company's mining properties will enter the reclamation phase prior to May 31, 1999.

        Prior to fiscal 1996, the Company and Crested assumed the reclamation obligations, environmental liabilities and contingent liabilities for employee injuries, from mining the Crooks Gap and other properties in the Sheep and Green Mountain Mining Districts as well as the SGMC properties. The reclamation obligations, which are established by government agencies, were most recently set at $1,451,800 for the SMP properties and $27,000 on the SGMC properties. The amount of accruals for environmental liabilities for each site are determined by estimating costs associated with current or expected reclamation and remediation plans. These plans include detailed descriptions of the work to be performed, and in many cases involve the work of third party consultants. The plans are submitted annually to government agencies who review them and set the bond amounts.

        To assure the reclamation work will be performed, regulatory agencies require posting of a bond or other security. The Company and Crested satisfied this requirement with respect to SMP properties by mortgaging their executive office building in Riverton, Wyoming.

        Reclamation obligations on the GMMV Big Eagle properties and the Sweetwater Mill, estimated at approximately $23,620,000, have been assumed by the GMMV venturers, and secured by a bank letter of credit provided by Kennecott. The reclamation and environmental costs associated with the Sweetwater Mill will not commence prior to conclusion of mining activities on Green Mountain except for the open pit mine near the Mill. As uranium is processed through the Mill, a reclamation reserve will be funded on the unit of production basis. Up to $8,000,000 (in 1990 dollars) in any reclamation costs on the Sweetwater mill and associated properties which may be incurred prior to commencement of production or 2001 will be loaned by UNOCAL to the GMMV to be repaid only out of production.

        Reclamation obligations of Plateau are covered by a $7,270,400 cash bond at May 31, 1998 to the U.S. Nuclear Regulatory Commission and a $1,561,600 cash deposit as of May 31, 1998 for the resolution of any environmental or nuclear claims.

        OTHER: Although the Company and Crested currently are not in production on any mineral properties, development work continues on several of their major investments. The Company and Crested are not using hazardous substances or known pollutants to any great degree in these activities. Consequently, recurring costs for managing hazardous substances, and capital expenditures for monitoring hazardous substances or pollutants have not been significant. Likewise, the Company and Crested do not have properties which require current remediation. The Company and Crested are also not aware of any claims for personal injury or property damages that need to be accrued or funded.

        The tax years through May 31, 1992 are closed after audit by the IRS. The Company currently has filed a request for an appeal hearing on an IRS agent's findings for the years ended May 31, 1993 and 1994. Although all indicators are that the findings of the IRS audit for 1993 and 1994 will not result in additional tax, the findings of the audit could affect the tax net operating loss of the Company. Management of the Company feels confident that it will prevail on a majority of the issues. No assurance of the outcome of the appeal can be given. The tax years ended May 31, 1995 and 1996 are also currently being audited by the IRS. No determination on these audits can be made as they are not yet completed.

RESULTS OF OPERATIONS

FISCAL 1998 COMPARED TO FISCAL 1997

        Operations resulted in a net after tax loss of $983,200 or $0.15 per share as compared to a net after tax loss of $3,724,500 or $0.58 per share. The primary cause of this reduction in the Company's loss during fiscal 1998 were increased revenues of $5,768,300 while costs and expenses only increased by $1,697,300. Net cash used in operating activities decreased to $2,245,000 in 1998 from $2,647,600 in 1997 primarily due to the decrease in loss from operations offset by other working capital changes.

        REVENUES: Mineral revenues increased by $862,400 as the result of the Company receiving its proportionate share of the net proceeds from the delivery of pounds of uranium under an SMP contract. This was the last delivery under this contract and no similar delivery proceeds were received during fiscal 1997.

        Commercial operations revenue increased by $1,304,100 as a result of an increase of $1,019,100 pertaining to increased equipment rentals to the GMMV and the development of mining properties. Additionally, revenues generated at the Company's Ticaboo townsite increased by $285,000 in fiscal 1998. SMP litigation settlements are recorded net of any accounts receivable from SMP for holding costs of the mining properties. During fiscal 1998, such revenues increased by a net of $3,586,200 to $4,590,000.

        Construction contract revenues decreased by $1,038,600 as a result of the Company's subsidiary Four Nines Gold, Inc.("FNG") not obtaining any commercial construction contracts. FNG's equipment and employees were used exclusively during fiscal 1998 on the construction of various roads, ponds and other excavation projects for the GMMV. Revenues from Management fees increased significantly due to the work that was done under the GMMV agreements that allow the Company to receive a 10% management fee on all billable charges under the 1990 GMMV agreement.

        COSTS AND EXPENSES: Mineral operation expenses and General and administrative expenses increased by $821,700 and $2,029,900, respectively due to increased operations at the Company's GMMV and Plateau mineral and commercial operations, and increased salary expense. The Company recognized a mineral interest impairment of $1,500,000 pertaining to SGMC as discussed above. There was no impairment of mineral properties taken during fiscal 1997. There was however an abandonment of mining claims in 1997 pertaining to certain mining claims in the amount of $1,225,800. No abandonments of mining claims occurred in fiscal 1998.

        Construction costs decreased by $716,200 due to FNG not performing any commercial construction work, and provision for doubtful accounts decreased by $614,200 as no additional provision was required.

FISCAL 1997 COMPARED TO FISCAL 1996

        Revenues for the twelve months ended May 31, 1997 totaled $5,790,200 as compared to revenues at May 31, 1996 of $9,632,200. This decrease in revenues of $3,842,000 is primarily the result of no revenues being recognized from mineral sales in fiscal 1997 (decrease of $3,116,700). During the prior year, USE and Crested made certain deliveries of U3O8 for SMP. Other decreases in revenues were oil sales, $45,500; sales of assets, $312,800; and construction revenues from USE's subsidiary FNG, $2,755,900. These decreases in revenues were offset by increased commercial sales, $780,300; advance royalties from Cyprus Amax, $207,300; partial distribution of SMP funds, $1,003,800; and increased management fees and other revenues, $323,600.

        With the exception of cost of minerals sold, construction costs and commercial operations, costs and expenses remained the same as they had been in 1996. Cost of minerals sold declined by $2,766,700 as a result of Crested and USE not delivering any U3O8 under the SMP contracts during fiscal 1997. Construction costs declined by $2,325,200 as a result of USE's subsidiary FNG not being able to secure construction contracts. Currently, FNG is using its equipment and employees on the construction of earth structures and roads for the GMMV. It is not known if FNG will be able to obtain contracts in the future. During fiscal 1997, USE also recognized a provision for doubtful accounts of $614,200. This is as a result of a third party defaulting on a sale of land that USE and Crested sold during a prior period. USE also recognized an increase in the abandonment of mineral leases of $897,100. The total expense of $1,225,800 for mineral property abandonment was the result of Crested abandoning a mineral property having a book value of $71,500 and SGMC abandoning properties with a book value of $1,154,300.

        General and administrative expenses increased only slightly by $238,600 due to expansion of operations. Increases in general and administrative expenses were reduced by overhead and direct charges to GMMV, SMP and SGMC.

        Equity losses recognized by USE increased by $272,300. Operations resulted in a net loss of $3,724,500 or $0.58 per share in 1997 as compared to a net profit of $270,700 or $0.04 per share in 1996.

FUTURE OPERATIONS:

         The Company has generated losses in two of the last three years, as a result of holding costs and permitting activities in the mineral segment along with impairments of mining claims and investments in subsidiaries that are involved in the minerals business and from certain commercial operations. The Company is in the process of developing and/or holding investments in gold and uranium properties that are currently not generating any operating revenues. These properties require expenditures for items such as permitting, development, care and maintenance, holding fees, corporate overhead and administrative expenses. Success in the minerals industry is dependant on the price that a company can receive for the minerals produced. The Company cannot predict what the long term price for gold and uranium will be and therefore cannot predict when, or if, the Company will generate net income from operations..

        In addition, legal expenses associated with the litigation and arbitration surrounding the SMP Partnership and the inability of the Company to utilize all the funds that have been awarded to the Company and Crested by the Arbitration Panel and confirmed by the Federal Court have compounded the Company's operating and cash flow position in the past. The Company believes that the SMP arbitration will be resolved during fiscal 1999. The Company believes that it will meet its obligations in fiscal 1999 as well as be able to secure financing to further the development of its mineral properties and place them into production.

YEAR 2000 ISSUE

        Computer programs written in the past utilize a two digit format to identify the applicable year. Any date sensitive software beyond December 31, 1999 could fail, if not modified. The result could be, among other possibilities, disruptions to operations and the inability to process financial transactions. The Company has evaluated the operating systems on all headquarter and field office computers and operating systems and has consulted with various vendors of the computer software which is being used by the Company and affiliates. The vendors have confirmed to the Company that all of the Company's software and information systems are Year 2000 compliant. The Company therefore does not believe that significant expenditures will be required for the Year 2000 event.

EFFECTS OF CHANGES IN PRICES

        Mining operations and the acquisition, development and sale of mineral properties are significantly affected by changes in commodity prices. As prices for a particular mineral increase, prices for prospects for that mineral also increase, making acquisitions of such properties costly, and sales advantageous. Conversely, a price decline facilitates acquisitions of properties containing that mineral, but makes sales of such properties more difficult. Operational impacts of changes in mineral commodity prices are common in the mining industry.

        URANIUM AND GOLD. Changes in the prices of uranium and gold affect USE to the greatest extent. When uranium prices were relatively high in fiscal 1988, USE and Crested acquired the Crooks Gap properties, and thereafter put the properties into production. When uranium prices fell sharply during fiscal 1989-1991, USECC suspended the mining operations of SMP, because uranium could be purchased at prices less than the costs of producing uranium. Uranium production in the United States reportedly fell by 25 percent to 33 percent in 1990, due to the lowest prices for uranium since the market developed in the 1960s. However, these low prices created opportunities for the acquisition of the Sweetwater Mill and the Shootaring Mill.

        Changes in uranium prices directly affect the profitability of uranium supply agreements with utilities. Fixed-price agreements become advantageous when the spot market price for uranium falls significantly below the price which a utility has agreed to pay.

        Several of the original SMP utility contracts have been completed, and the rest assigned out to the partners in connection with the partial settlement of litigation with Nukem/CRIC. For fiscal 1998, USE and Crested have one utility supply contract, which is market related. One purchase contract, which is market related has been sold to Nukem subsequent to May 31, 1998 for $35,000 for each year if Nukem purchases uranium from the third party; if Nukem doesn't so purchase, no payment would be made to the Company and Crested . However, the purchase contract requires six months notice to the supplier before delivery, which notice fixes the price. a price decline between notice and delivery could adversely impact USE and Crested. Additional contracts with utilities will be sought as the uranium properties of USE and Crested go into production.

        USE believes SGMC's Lincoln Mine will be profitable with gold prices over $290 per ounce. The price of gold was adversely impacted in October and November 1997 and prices in late September 1998 were approximately $295 per ounce.

        MOLYBDENUM AND OIL. Changes in prices of molybdenum and petroleum are not expected to materially affect USE with respect to either its molybdenum advance royalties or its fees associated with oil production. a significant and sustained increase in demand for molybdenum would be required for the development Mt. Emmons properties by Cyprus Amax since Cyprus Amax has other producing mines.

                        DIRECTORS AND EXECUTIVE OFFICERS

BUSINESS EXPERIENCE AND OTHER DIRECTORSHIPS OF DIRECTORS.

        KEITH G. LARSEN, 36, has been principally employed by the Company and Crested for more than the past five years as uranium fuels marketing director. On November 25, 1997 he was appointed as a director of the Company and elected President and Chief Operating Officer, replacing John L. Larsen as President. John L. Larsen remains Chairman of the Board and Chief Executive Officer. His term as a director expires at the 2000 Annual Meeting of Shareholders.

        JOHN L LARSEN, 67, has been principally employed as an officer and director of the Company and Crested Corp. for more than the past five years. He is also a director of the Company's subsidiary, Ruby Mining Company ("Ruby"). Crested and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act"). Mr. Larsen is Chief Executive Officer and Chairman of the board of directors of Plateau Resources, Limited and of Sutter Gold Mining Company, and he is a director of Yellow Stone Fuels Corp. His term as a director expires at the 2000 Annual Meeting of Shareholders.

        HAROLD  F.  HERRON,  45,  has been the  Company's  Vice-President  since
January 1989. From 1976, Mr. Herron has been an employee of Brunton, a manufacturer and/or marketer of compasses, binoculars and knives. Brunton was a wholly owned Company subsidiary until Brunton was sold in February 1996. Initially, he was Brunton's sales manager, and was its President from 1987 to April 1998, and has since been appointed Brunton's Chairman. Mr. Herron is a director of Ruby and Northwest Gold, Inc. ("NWG"), which have registered equity securities under the Exchange Act. He is also an officer and director of Plateau. Mr. Herron received an M.B.A. degree from the University of Wyoming after receiving a B.S. degree in Business Administration from the University of Nebraska at Omaha. His term as a director expires at the 1998 Annual Meeting of Shareholders.

        DAVID W. BRENMAN, 42, has been a director of the Company since January 1989. Since September 1988, Mr. Brenman has been a self-employed financial consultant. In that capacity, Mr. Brenman has assisted the Company and Crested in negotiating certain financing arrangements. From February 1987 through September 1988, Mr. Brenman was a vice-president of project financing for Lloyd's International Corp., a wholly-owned subsidiary of Lloyd's Bank, PLC. From October 1984 through February 1987, Mr. Brenman was President, and continues to be a director of Cogenco International, Inc., a company engaged in the electric cogeneration industry, which has registered equity securities under the Exchange Act. Mr. Brenman has an L.L.M. degree in taxation from New York
University and a J.D. degree from the University of Denver. His term as a director expires at the 1998 Annual Meeting of Shareholders.

        DON C. ANDERSON, 72, has been a Company director since May 1990. From January 1990 until mid-fiscal 1993, Mr. Anderson was the Manager of the Geology Department for the Company. Mr. Anderson was Manager of Exploration and Development for Pathfinder Mines Corporation, a major domestic uranium mining and milling corporation, from 1976 until his retirement in 1988. Previously, he was Mine Manager for Pathfinder's predecessor, Utah International, Inc., from 1965 to 1976. He received a B. S. degree in geology from Brigham Young University. His term as a director expires at the 1999 Annual Meeting of Shareholders.

        NICK  BEBOUT,  48,  has been  director  and  President  of  NUCOR,  Inc.
("NUCOR"), a privately-held corporation that provides exploration and development drilling services to the mineral and oil and gas industries, since 1987. Prior to that time, Mr. Bebout was Vice President of NUCOR from 1984. Mr. Bebout is also an officer, director and owner of other privately-held entities involved in the resources industry. His term as a director expires at the 1999 Annual Meeting of Shareholders.

        H. RUSSELL FRASER, 57, has been chairman of the board and chief executive officer of Fitch Investors Services, L.P. for more than the past five years until he sold his interest in Fitch in November 1997. Fitch Investors Services, L.P., New York, New York, is a nationwide stock and bond rating and information distribution company. From 1980-1989, Mr. Fraser served as president and chief executive officer of AMBAC, the oldest municipal bond issuer in the United States. Under his direction, AMBAC's assets grew to more than $1 billion at year-end 1988 from $35 million at the beginning of 1980, while statutory net income after taxes increased to $57 million in 1988 from a loss in 1979. His term as a director expires at the 1999 Annual Meeting of Shareholders.

        Before joining AMBAC, Mr. Fraser was senior vice president and director of fixed-income research at Paine Webber, Inc. While a member of the board of directors at Paine Webber, Mr. Fraser participated in both the corporate and public finance departments and headed Paine Webber's trading and sales for all corporate bond products. Previously, he managed corporate ratings at Standard & Poor's, supervising research analysis of corporate bonds, preferred stock, and commercial paper. During his tenure at S&P he started commercial paper ratings 'A-1' through 'A-3', initiating the plus and minus qualifiers and rating the first two financial guaranty companies, AMBAC and MBIA. Mr. Fraser holds a B.S. in finance and economics from the University of Arizona. He is a member of the Municipal Analysts Group of New York and founder of the Fixed Income Analysts Society.

        Mr. Fraser is President and a director of American Capital Access, Inc., a bond rating company in New York, New York.

ADVISORY BOARD

        In fiscal 1998, the Board of Directors established an Advisory Board comprised of individuals with experience in the areas of business, financial services, national elected office, and other areas. The members of the Advisory Board meet quarterly to review topics of interest or concern to the Board of Directors, and report to the Board of Directors the findings and recommendations of the Advisory Board. The Advisory Board does not include any directors or officers of the Company, and none of the findings or recommendations of the Advisory board will be binding upon the Company. The Chairman of the Advisory Board is the Honorable Alan K. Simpson, former U.S. Senator for Wyoming.

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        The following information is provided pursuant to Item 401 of Reg. S-K, regarding the executive officers of the Company who are not also directors. None of these officers have been involved in: a federal bankruptcy or state insolvency proceeding; any criminal proceeding; any injunction proceedings; any civil or SEC proceeding which resulted in a finding of securities law violations; or any proceedings which involved commodities transactions.

        MAX T. EVANS, age 73, has been Secretary for USE and President of Crested for more than the past five years. Mr. Evans had been a director of USE for more than the past five years, prior to April 17, 1997. He is also an officer and director of Plateau. He serves at the will of each board of directors. There are no understandings between Mr. Evans and any other person pursuant to which he was named as an officer. He has no family relationships with any of the other executive officers or directors of USE or Crested.

        DANIEL P. SVILAR, age 69 has been General Counsel for USE and Crested for more than the past five years. He also has served as Secretary and a director of Crested, Assistant Secretary of USE. His positions of General Counsel to, and as officers of the companies, are at the will of each board of directors. There are no understandings between Mr. Svilar and any other person pursuant to which he was named as officer or

General Counsel. He has no family relationships with any of the other executive officers or directors of USE or Crested, except his nephew Nick Bebout is a USE director.

        ROBERT SCOTT LORIMER, age 46, has been Controller and Chief Accounting Officer for both USE and Crested for more than the past five years. Mr. Lorimer also has been Chief Financial Officer for both these companies since May 25, 1991, their Treasurer since December 14, 1990, and Vice President Finance since April 1998. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested.

FAMILY RELATIONSHIPS.

        HAROLD F. HERRON, a director and Vice-President of USE, is the son-in-law of John L. Larsen, a principal shareholder, Chairman and CEO. Keith
G. Larsen, a director and President, is a son of John L. Larsen. Nick Bebout, a director, is a nephew of Daniel P. Svilar, a principal shareholder and General Counsel. There are no other family relationships among the executive officers or directors of the Company.

EXECUTIVE COMPENSATION

        Under a Management Agreement dated August 1, 1981, the Company and Crested share certain general and administrative expenses, including compensation of the officers and directors of the companies (but excluding directors' fees) which have been paid through the USECC Joint Venture ("USECC"). Substantially all the work efforts of the officers of the Company and Crested are devoted to the business of both the Company and Crested.

        All USECC personnel are Company employees, in order to utilize the Company's ESOP as an employee benefit mechanism. The Company charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of Crested and the Company.

        The following table sets forth the compensation paid to the USE Chief Executive Officer, and those of the four most highly compensated USE executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1998. The table includes compensation paid such persons by Crested for 1996, 1997 and 1998, and Brunton for 1996 for such persons' services to such subsidiaries.

                                                   SUMMARY COMPENSATION TABLE

                                                                                    Long Term Compensation
                                                                            ------------------------------------
                                              Annual Compensation                    Awards             Payouts
                                    ----------------------------------------------------------------------------
(a)                     (b)            (c)           (d)         (e)            (f)            (g)         (h)          (i)
                                                                Other
Name                                                           Annual       Restricted                               All Other
and                                                            Compen-         Stock                      LTIP        Compen-
Principal                                                      sation        Award(s)       Options/     Payouts      sation
Position               Year         Salary($)     Bonus($)       ($)            ($)          SARs(#)       ($)        ($)(3)
-------------------------------------------------------------------------------------------------------------------------------
John L. Larsen         1998         $190,700        $732,000     --       $  --               -0-          --         $16,000
 CEO and               1997          131,200           -0-       --          98,158(1)        -0-          --          13,500
 Chairman              1996          148,600           -0-       --          --               -0-          --          15,566

Keith G. Larsen(4)     1998         $120,200        $  -0-       --       $  --               -0-          --         $12,000
 President
 and COO

Daniel P. Svilar       1998         $134,300        $  -0-       --       $  --               -0-          --         $13,400
 General Counsel       1997          109,700           3,400     --          81,454(1)        -0-          --          11,300
 and Assistant         1996          124,153           -0-       --          --               -0-          --          14,009
 Secretary

Harold F. Herron       1998        $  36,400        $  -0-       --       $  --               -0-          --         $ 3,600
 Vice President        1997           31,900             990     --         120,858(2)        -0-          --           3,300
                       1996          113,600           -0-       --          --               -0-          --           4,037

R. Scott Lorimer       1998         $132,300        $  -0-       -- $        --               -0-          --         $13,200
 Treasurer             1997          100,300           3,200     --          54,299(1)        -0-          --          10,300
 and CFO               1996          110,100           -0-       --          --               -0-          --          13,749



        (1) Includes bonus shares of USE common stock equal to 40% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue dates. Also includes shares issued under 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (2) Includes bonus shares equal to 100% of original bonus shares issued FY 1990, multiplied by $10.875, the closing bid price on issue date. Also includes shares issued under the 1996 Stock Award Program multiplied by $10.875, the closing bid price on the issue date. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

        (3)   Dollar   values   for  ESOP   contributions   and  401K   matching
contributions.

        (4) Keith G. Larsen was not an executive officer of USE prior to fiscal 1998.

EXECUTIVE COMPENSATION PLANS AND EMPLOYMENT AGREEMENTS

        To provide an incentive to Mr. Larsen to develop the GMMV into a producing operation as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen was to be paid a non-recurring $1,000,000 cash bonus, provided that the Nuexco Exchange Value of uranium oxide concentrates were maintained at $25.00 per pound for six consecutive months, and provided further that USE had received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. In December, 1997, Mr. Larsen agreed to relinquish all of his rights under this bonus arrangement related to GMMV.

        In December 1997, the Company paid Mr. Larsen a bonus of $732,000 ($615,000 after taxes) in recognition of his service to the Company and work in acquiring Kennecott as a joint venture partner in 1990 for $15,000,000 in cash plus a $50,000,000 commitment to USECC to develop the Green Mountain properties; the negotiations of Mr. Larsen in acquiring Plateau Resources Ltd. with the Shootaring Mill (in fiscal 1994) and the most recent negotiations for USECC to enter into the Acquisition Agreement (fiscal 1998) to acquire Kennecott's interest in the GMMV resulting in the signing bonus of $4,000,000 to the Company and Crested. The bonus was recommended by the Company's Compensation Committee, taking into account pay levels at comparable corporations in the mining industry, and was approved by the Board of Directors. The Company and Mr. Larsen agreed that the bonus is further in full settlement of the bonus to Mr. Larsen which was authorized (but never paid) by the Board of Directors in 1993, which had been conditioned on the spot price of uranium concentrates and cash distributions from the GMMV to the Company.

        The Company has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of the Company and Crested.

        Mr. Svilar has an employment agreement with the Company and Crested, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of the Company and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, the Company and Crested will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with the Company (see below).

        In fiscal 1992, the Company signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for payment to such person upon termination of his employment with the Company, occurring within three years after a change in control of the Company, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control,
(ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold. For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants. These Agreements are intended to benefit the Company's shareholders, by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, the Company is unaware of any proposed hostile takeover.

        The Company and Crested provide all of their employees with certain forms of insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of executive employees; life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle-management employees, and $15,000 of such coverage is provided to other employees.

        In June 1998, the Company and Crested paid cash bonuses totaling $325,000 (net after taxes) to four officers for their extraordinary efforts since 1992 in the litigation and arbitration proceedings with Nukem, Inc. As of the date the bonuses were paid, these efforts had resulted in the Company and Crested receiving approximately $8,000,000 from Nukem and CRIC, net of the legal and related costs incurred by the Company. These bonuses were recommended by the Compensation Committee of the Board of Directors in the following amounts:
$50,000 for John L. Larsen, $25,000 for Keith G. Larsen, and $125,000 each for Daniel P. Svilar and R. Scott Lorimer.

        EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). An ESOP has been adopted to encourage ownership of the Common Stock by employees, and to provide a source of retirement income to them. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in the Common Stock. Messrs. Larsen, Herron and Evans are the trustees of the ESOP.

        Contributions   to  the  stock  bonus  plan  portion  of  the  ESOP  are
discretionary and are limited to a maximum of 15% of the covered employees' compensation for each year ended May 31. Contributions to the money purchase portion of the ESOP are mandatory (fixed at ten percent of the compensation of covered employees for each year), are not dependent upon profits or the presence of accumulated earnings, and may be made in cash or shares of Company's Common Stock.

        The Company made a contribution of 49,470 shares to the ESOP for fiscal 1998, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was $6.57 per share, for a total contribution with a market value of $324,655 (which has been funded by the Company). Crested and the Company are each responsible for one-half of that amount (i.e., $162,327.50) and Crested currently owes its one-half to the Company. 10,659 of the shares were allocated to the ESOP accounts of the executive officers.

        Employee interests in the ESOP are earned pursuant to a seven year vesting schedule; after three years of service, the employee is vested to 20% of the ESOP account, and thereafter at 20% per year. Any portion which is not vested is forfeited upon termination of employment, other than by retirement, disability, or death.

        The maximum loan outstanding during fiscal 1998 under a loan arrangement between the Company and the ESOP was $1,014,300 at May 31, 1998 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by the Company. Crested pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, Crested may be considered to indirectly owe one-half of the loan amounts to USE. The loan was reduced by $183,785 plus interest of $168,574.84 through the contribution of shares by the ESOP to the ESOP in 1996. There was no similar reduction, however, for fiscal 1997 or fiscal 1998.

        STOCK OPTION PLAN. The Company has an incentive stock option plan ("ISOP"), reserving an aggregate of 975,000 shares of Common Stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board (presently Messrs. Herron, Bebout, Brenman and Fraser) and ratified by the Board of Directors.

        Options expire no later than ten years from the date of grant, and upon termination of employment for cause. Subject to the ten year maximum period, upon termination, unless terminated for cause, options are exercisable for three months or in the case of retirement, disability or death, for one year.

        For information about options issued prior to fiscal 1998, please see "Note J to the USE Consolidated Financial Statements" for fiscal year ended May 31, 1998. In fiscal 1997, options to purchase 106,100 shares (previously issued to employees in 1992 and 1996) were exercised. None of the exercised options had been held by officers or directors.

        The Board of Directors approved (on September 25, 1998) the issuance (to officers, employees, and non-employee directors and an advisory board member) of options to purchase 837,500 shares of USE Common Stock; the options have an exercise price of $2.00 per share (the closing NASDAQ/NMS stock market price of USE stock on September 25, 1998 was $1.50), and the options will expire in June 2008. The options issued to officers included 112,500 to John L. Larsen, 87,500 to Keith G. Larsen, 75,000 to Harold F. Herron, 75,000 to Daniel P. Svilar, 75,000 to R. Scott Lorimer, and 50,000 to Max T. Evans. Outside directors Nick Bebout, H. Russell Fraser, Don C. Anderson and David W. Brenman, and Advisory Board Member Alan K. Simpson, each received an option for 12,500 shares, with the same exercise price. The options to employees and officers will be converted to qualified stock options if the Incentive Stock Option Plan amendments (to increase the shares authorized under the Plan up to 2,750,000 shares, and to reset the Plan's term to expire 2008) are approved at the December 1998 Annual Meeting of Shareholders.

        The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at May 31, 1998.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

      (a)                          (b)              (c)               (d)                     (e)
                                                                                           Value of
                                                                   Number of              Unexercised
                                                                  Unexercised            In-the-Money
                                                                Options/SARs at         Options/SARs at
                                 Shares                           FY-End (#)               FY-End($)
                                Acquired           Value         Exercisable/             Exercisable
Name                         on Exercise (#)    Realized($)      Unexercisable           Unexercisable
----                         ---------------    -----------      -------------           -------------

John L. Larsen,                    -0-              -0-             100,000               $444,000(1)
 CEO                                                              exercisable           exercisable and
                                                                                          unexercised

                                                                    100,100               $354,354(2)
                                                                  exercisable           exercisable and
                                                                                          unexercised

Keith G. Larsen                    -0-              -0-             10,000                $24,400(3)
 President                                                        exercisable           exercisable and
                                                                                          unexercised

Max T. Evans,                      -0-              -0-             57,200               $202,488 (2)
 Secretary                                                        exercisable           exercisable and
                                                                                          unexercised

Harold F. Herron,                  -0-              -0-             11,000                $38,940(2)
 Vice President                                                   exercisable           exercisable and
                                                                                          unexercised

Daniel P. Svilar                   -0-              -0-             66,000                $233,640(2)
 Assistant Secretary                                              exercisable           exercisable and
                                                                                          unexercised

R. Scott Lorimer                   -0-              -0-             29,700                $105,138(2)
      Treasurer                                                   exercisable           exercisable and
                                                                                          unexercised

(1)   Equal to $6.44 closing bid on last trading day in FY 1998 less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2)   Equal to $6.44 closing bid on last trading day in FY 1998, less $2.90 per share option exercise price, multiplied by all shares exercisable.

(3)   Equal to $6.44 closing bid on last trading day in FY 1998, less $4.00 per share option exercise price, multiplied by all shares exercisable.

        1996 STOCK AWARD PROGRAM. The Company has an annual incentive compensation arrangement for the issuance of up to 67,000 shares of Common Stock each year (from 1997 through 2002) to executive officers of the Company, in amounts determined each year based on earnings of the Company for the prior fiscal.

        Shares are issued annually, but each officer to whom shares are to be issued must be employed by the Company as of the issue date of the grant year, and the Company must have been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002, although if in prior years, starting in 1997, fewer than 67,000 USE shares are awarded in any year, the unissued balance of the 67,000 share maximum will be available for issue in subsequent years (through
2007). One-half of the compensation expense under the Program is the responsibility of Crested. The Board of Directors determines the date each year when shares are to be issued.

        Each allocation of shares is issued in the name of the officer, and will be earned out (vested) over 5 years, at the rate of 20% as of May 31 of each year following the date of issue. However, none of the vested shares shall become available to or come under the control of the officer until termination of employment by retirement, death or disability. Upon termination, the share certificates will be released to the officer; until termination, the certificates are held by the Treasurer of the Company. Voting rights are exercised over the shares by the non-employee directors of the Company; dividends or other distributions with respect to the shares will be held by the Treasurer for the benefit of the officers.

        The number of shares to be awarded each year out of such 67,000 shares aggregate limit is determined by the Compensation Committee, based on criteria including the Company's earnings per share for the prior fiscal year. Other factors may be taken into consideration by the Compensation Committee. The total shares issued are divided among the officers based on the following percentages:
John L. Larsen 29.85%, Daniel P. Svilar 22.39%, Max T. Evans 17.91%, Harold F. Herron 14.93% and R. Scott Lorimer 14.93%. The Company was not profitable in fiscal 1997, so no shares were issued for that year. For fiscal 1998, the Compensation Committee awarded 67,000 shares to the officers. The award was based on the revenues of the Company ($11,558,500) in fiscal 1998, and the finding by the Compensation Committee that but for the $1,500,000 expense which resulted from a writedown of the investment in the gold property in California, the Company would have reported a $515,800 profit for fiscal 1998.

        Under a previous equity incentive program, the Company and Crested have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. The executive officers, as a group received 97,650 shares of Common Stock through fiscal 1997.

        SUBSIDIARY PLANS. During the year ended May 31, 1991, Brunton adopted a salary deduction plan intended to qualify as a deferred compensation plan under Internal Revenue Code Section 401(k). Harold F. Herron, John L. Larsen, Daniel
P. Svilar and R. Scott Lorimer are the only Company officers who are able to participate in this retirement plan. The fiscal 1994 acquisition of Brunton by the Company, and the sale of Brunton in 1996, have not affected the Brunton 401(k) plan.

        Other than as set forth above, neither the Company nor any of its subsidiaries have any pension, stock option, bonus, share appreciation, rights or other plans pursuant to which they compensate the executive officers and directors of the Company. Other than as set forth above, no executive officer received other compensation in any form which, with respect to any individual named in the Cash Compensation Table, exceeded ten percent of the compensation reported for that person, nor did all executive officers as a group receive other compensation in any form which exceeded ten percent of the compensation reported for the group.

DIRECTORS' FEES AND OTHER COMPENSATION

        The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

        Non-employee directors are compensated for services with $400 per month, payable each year by the issue of shares of USE Common Stock based on the closing stock market price as of January 15. In 1998, 2,560 shares were issued to non-employee directors for service in 1997. Separately, Mr. Fraser, a director, and the Honorable Alan K. Simpson, Chairman of the Advisory Board, each received 2,500 shares of USE Common Stock for services in fiscal 1998. The 2,500 shares issued to Mr. Fraser were in addition to shares issued under the monthly service plan.

        In fiscal 1990, the Board authorized the Executive Committee to make loans to members of the Board, or to guarantee their obligations in amounts of up to $50,000, if such arrangements would benefit the Company. The Company loaned $25,000 to David W. Brenman under this plan in fiscal 1991. The loan to Mr. Brenman bears interest at the prime rate of the Chase Manhattan Bank and was due September 1, 1994, but has been extended to September 30, 1999 by Board vote (Mr. Brenman abstaining). The loan was provided as partial consideration for Mr. Brenman's representation of the Company to the financial community in New York City.

                        COMMITTEES AND MEETING ATTENDANCE

        During the fiscal year ended May 31, 1998 there were nine Board meetings and three Executive Committee meetings. The Executive Committee acts in place of the Board between meetings of the Board. Each current member of the Board attended at least 75% of the combined Board meetings and meetings of committees on which the director serves. From time to time, the Board and Executive Committee act by unanimous written consent pursuant to Wyoming law. Such actions are counted as meetings for purposes of disclosure under this paragraph.

        An Audit Committee has also been established by the Board. The Audit Committee did not meet in fiscal 1998, although members of the Audit Committee met informally at various times during the year. The Audit Committee reviews the Company's financial statements and accounting controls, and contacts the independent public accountants as necessary to ensure that adequate accounting controls are in place and that proper records are being kept. The Audit Committee also reviews the audit fees of the independent public accountants.

        The Compensation Committee reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures. During the year ended May 31, 1998, the members of the Compensation Committee discussed compensation matters on an individual basis.

        A Management Cost Apportionment Committee was established by USE and Crested in 1982, for the purpose of reviewing the apportionment of costs between USE and Crested. John L. Larsen, Max T. Evans and Scott Lorimer are members of this Committee.

        The Board of Directors has a Nominating Committee, which did not meet during the most recently completed year, but has met in fiscal 199 in connection with the nominations of Mr. Herron and Mr. Brenman for reelection as directors at the annual shareholders' meeting in December 1998. The Nominating Committee will consider nominees recommended by security holders for consideration as potential nominees.

                           CERTAIN OTHER TRANSACTIONS

        TRANSACTIONS WITH YELLOW STONE FUELS CORP. Yellow Stone Fuels Corp., hereafter ("YSFC") was organized on February 17, 1997 in Ontario, Canada. As of February 17, 1997, YSFC acquired all the outstanding shares of Common Stock of Yellow Stone Fuels, Inc. (a Wyoming corporation which was organized on June 3,
1996) in exchange for YSFC issuing the same number of shares of YSFC Stock to the former shareholders of Yellow Stone Fuels, Inc. ("YFI"). YSFC and its wholly-owned subsidiary Yellow Stone Fuels, Inc. will hereafter be referred to collectively as YSFC.

        On May 15, 1997, YSFC, a 12.7% owned affiliate of USE and a 12.7% owned affiliate of Crested, entered into a line of credit arrangement with USECC. As of May 31, 1998, YSFC owed USECC $440,000, which included $40,000 of accrued interest. This note bears interest at 10% and is due on December 31, 1998. The loan was made to provide working capital to YSFC in its start up phase. In lieu of paying the note in cash on or before its maturity date, YSFC may convert this debt, at its option, into YSFC shares of common stock at $1.00 per share of debt and interest. However, if YSFC defaults in paying the note by December 31, 1998, the note is convertible into a number of shares which will give USE and Crested a combined 51% ownership interest in YSFC. The conversion price was negotiated at $1.00 based on the high risk of the loan during YSFC's start up phase. As part consideration for the loan, USE and Crested entered into a Voting Trust Agreement having an initial term of 24 months or until the loan facility is paid, with USE and Crested having voting control of more than 50% of the outstanding shares of YSFC. The majority of the remaining outstanding YSFC shares are owned by family members of John L. Larsen, Chairman of USE.

        For  information   about  the  YSFC  Exchange  Rights   Agreement,   see
"Business-Uranium-Yellowstone Fuels Corp." above.

        TRANSACTIONS WITH DIRECTORS. Two of the Company's directors, Messrs. Larsen and Herron, and one of Crested's directors, Max T. Evans, are trustees of the ESOP. Mr. Larsen is also a director of Crested. In that capacity they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of the Company in times of adverse market conditions for the Common Stock, or in the event of a tender offer or other significant transaction.

        In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

        Harold F. Herron, son-in-law of John L. Larsen, had been living in and caring for a house owned by the Company until such time as the property was sold. In fiscal 1995, Mr. Herron purchased the house for $260,000, the appraised value of the property, and was reimbursed by the Company for leasehold improvements totaling $22,830. The Company accepted a promissory note in the amount of $112,170 with interest compounded annually at 7% due on September 6, 1999 as a result of this transaction. This note is secured by 30,000 shares of USE common stock owned by Mr. Herron and its interest is favorable to the Company.

        OTHER INFORMATION. The Company has adopted a stock repurchase plan under which it may purchase up to 500,000 shares of its Common Stock at market prices from time to time. The shares purchased would be retired and canceled. The Board of Directors believes that the repurchase plan is in the best interest of all shareholders while the stock is trading at low prices relative to the book value per share.

        In May 1998, the Company issued a warrant to purchase 200,000 shares of USE Common Stock to Robin J. Kindle, an employee of USE and a son-in-law of John
L. Larsen. The exercise price is $7.50 per share, and the warrant expires in May 2001.

        Three of John L. Larsen's sons and three sons-in-law are employed by the Company or subsidiaries (as President, President of YSFC, Vice President, chief pilot, landman, and manager of the Ticaboo operations). Mr. Larsen's son-in-law Harold F. Herron is an officer and director of the Company, and Chairman of
Brunton. Collectively, the six individuals and John L. Larsen received $1,418,605 in total (gross) cash compensation ($1,301,605 net after taxes) for services in fiscal 1998, including the $732,000 bonus paid to John L. Larsen in fiscal 1998. See "Executive Compensation Plans and Employment Agreements."

        The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. Revenues from services by the Company and Crested from unconsolidated affiliates were $857,600 in fiscal 1998 and $397,700 in fiscal 1997. The Company provides all employee services required by Crested, which is obligated to the Company for its share of the costs for providing such employees.

                              CERTAIN INDEBTEDNESS

        TRANSACTIONS INVOLVING USECC. The Company and Crested conduct most of their activities through their equally-owned joint venture, USECC. From time to time the Company and Crested advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between the Company and Crested. The party extending funds is subsequently reimbursed by the other venturer. The Company had a note receivable of $6,547,100 from Crested at May 31, 1998 ($6,023,400 at May 31,
1997). Crested presently does not have the cash funds to pay the note. USE and Crested have agreed that USE extending its funds and taking a note therefor from Crested is preferable to Crested's share of the different activities being reduced.

        LOANS TO DIRECTORS. As of May 31, 1998 two of USE's directors owed the Company as follows (each loan is secured with shares of Common Stock of the Company owned by the individual): Harold F. Herron $11,000 (1,000 shares); and David W. Brenman $25,000 (4,000 shares). Max T. Evans, a director of Crested, owes USECC $22,700 (secured by 7,500 shares of the Company's Common Stock). For information on Mr. Brenman's loan see "Directors' Fees and Other Compensation" above. The outstanding amounts on the remaining loans represent various loans made to the individuals over a period of several years. Mr. Herron's and Evans' loans mature December 31, 1998 and bear interest at 10% per year. For information on an additional loan to Mr. Herron, see below. These loans all bear interest at rates which are favorable to the Company, were made on a secured basis, and were approved by the disinterested directors in each instance. In addition, at May 31, 1997, John L. Larsen and members of his immediate family were indebted to the Company for $745,300 secured by 160,000 shares of the Company's Common Stock. In fiscal 1998, John L. Larsen repaid $410,837 of the family debt, so the family debt at May 31, 1998 was $338,297. See "Executive Compensation Plans and Employment Agreements." The preceding amounts do not include the loan to Mr. Herron, see below.

        In fiscal 1995, the Company made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of the Company's Common Stock, bears interest at a rate of 7% and is payable at maturity. The Board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations. See "Transactions with Directors" above. In fiscal 1999, the Company loaned Mr. Herron $125,000 with interest at 9%; the debt is due on or before December 31, 1999 and is secured with personal property of Mr. Herron.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

        The following table sets forth, as of October 23, 1998, the shares of Common Stock, and the $.001 par value common stock of the Company's 52%-owned subsidiary, Crested, held by each director and nominee, and by all officers and directors as a group. Unless otherwise noted, the listed record holder exercises sole voting and dispositive powers over the shares reported as beneficially owned, excluding the shares subject to forfeiture and those held in ESOP accounts established for the employee's benefit. Dispositive powers over the forfeitable shares held by employees and a non-employee director, is shared by the Company's Board of Directors. Voting and dispositive powers are shared by the Company's non-employee directors (Messrs. Anderson, Bebout, Brenman and Fraser) over forfeitable shares held by the Company's five executive officers. The ESOP Trustees exercise voting powers over unallocated ESOP shares and dispositive powers over all ESOP shares. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the listed holders. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group presented in the table.



                                   Company Common Stock                           Crested Common Stock
                           -----------------------------------           ----------------------------------
                                Amount and             Percent                Amount and            Percent
                                 Nature of               of                    Nature of              of
                           Beneficial Ownership       Class(1)           Beneficial Ownership      Class(1)
                           --------------------       --------           --------------------      --------

John L. Larsen                  2,065,362(2)            25.6%                5,579,182(10)           54.1%

Keith G. Larsen                   241,063(3)             3.0%                5,300,297(11)           51.4%

Harold F. Herron                  849,394(2)            10.8%                5,424,999(12)           52.6%

Don C. Anderson                   302,953(4)             3.9%                5,300,297(11)           51.4%

Nick Bebout                       309,904(5)             4.0%                5,300,297(11)           51.4%

David W. Brenman                  298,798(6)             3.8%                5,300,297(11)           51.4%

H. Russell Fraser                 301,298(6)             3.9%                5,300,297(11)           51.4%

Max T. Evans                    1,254,952(2)            16.0%                  264,236(13)            2.6%

Daniel P. Svilar                  770,109(2)             9.7%                  281,850(14)            2.6%

R. Scott Lorimer                  152,033(8)             1.9%                   15,000(15)            *

Kennedy Capital
  Management, Inc.                   528,748             6.9%

All officers and
directors as a
group (ten persons)             3,547,342(9)            38.5%                5,946,085(16)           57.7%




                                       69




        * Less than one percent.

        (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying the options held by that person or group.

        (2) See footnotes for this person to the table presented under the heading "Principal Holders of Voting Securities".

        (3) Consists of 1,774 directly held shares, 8,000 shares held the his minor children of Keith G. Larsen under the Wyoming Uniform Transfers to Minors Act (the "Minor's shares"), 11,939 shares held in an ESOP account established for his benefit, 117,500 shares underlying options and 101,850 shares subject to forfeiture. Mr. K. Larsen exercises sole voting powers over his directly held shares, the ESOP shares, 8,820 shares subject to forfeiture, the Minor's shares and the shares underlying his options. Sole dispositive powers are exercised over the directly held shares, Minor's shares and the shares underlying his options. He shares dispositive powers over the 101,850 held by employees and a non-employee director of the Company which are subject to forfeiture ("Forfeitable Shares"), with the other directors of the Company.

        (4) Consists of 6,740 directly held shares, 3,055 shares held in an IRA established for Mr. Anderson's benefit, 213,658 shares subject to forfeiture and 12,500 shares underlying options. Mr. Anderson exercises sole voting and dispositive power over the directly held shares, IRA shares and the shares underlying his options. He exercises sole voting power over 21,000 shares he holds which are subject to forfeiture. Mr. Anderson exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Anderson exercises shared voting and dispositive rights over 178,808 shares held by executive officers which are subject to forfeiture ("Officers' Forfeitable Shares"), with the other non-employee directors.

        (5) Consists of 16,696 shares held directly, 50 shares held in joint tenancy with his wife, 12,500 shares underlying options and 213,658 shares subject to forfeiture. Mr. Bebout exercises sole voting and dispositive powers over the directly held shares, the joint tenancy shares and the shares underlying his options. He exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company and as a non-employee director, Mr. Bebout exercises shared voting and dispositive rights over the 178,808 Officers' Forfeitable Shares, with the other non-employee directors.

        (6) Consists of 5,640 shares held directly, 12,500 shares underlying options and 213,658 shares subject to forfeiture. Mr. Brenman exercises sole voting and dispositive powers over the directly held shares and the shares underlying his options. Mr. Brenman exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Brenman exercises shared voting and dispositive rights over the 178,808 Officers' Forfeitable Shares, with the other non-employee directors.

        (7) Consists of 4,140 directly held shares, 4,000 shares held in an IRA for Mr. Fraser's benefit, 12,500 shares underlying options and 213,658 shares subject to forfeiture. Mr. Fraser exercises sole voting and dispositive rights over the directly held shares, the IRA shares and the shares underlying his options. Mr. Fraser exercises shared dispositive powers over the 101,850 Forfeitable Shares with the other directors of the Company. As a non-employee director, Mr. Fraser exercises shared voting and dispositive rights over the 178,808 Officers' Forfeitable Shares, with the other non-employee directors.

        (8) Consists of 385 directly held shares and 104,700 shares underlying options over which Mr. Lorimer exercises sole voting and dispositive rights, and 19,715 shares held in the ESOP account established for his benefit over which he exercises sole voting rights. The shares listed under "Total Beneficial

                                       70




Ownership" also include 27,233 shares beneficially held by Mr. Lorimer which are subject to forfeiture. The Company's non-employee directors exercise shared voting and dispositive powers over such shares.

        (9) Consists of 1,463,423 shares over which the group members exercise sole voting rights, including 919,000 shares underlying options and 47,556 shares allocated to ESOP accounts established for the benefit of group members. The listed shares include 1,362,587 shares, including 919,000 shares underlying options, over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 1,160,146 and 1,532,481 shares (including 280,658 shares subject to forfeiture), respectively.

        (10) Consists of 5,300,297 Crested shares held by the Company, 100,000 shares held by SGMC, 60,000 shares held by Plateau and 53,885 shares held by Ruby with respect to which shared voting and dispositive powers are exercised as a director with the other directors of those Companies, and 65,000 forfeitable shares held by employees, over which Mr. J. Larsen exercises shared dispositive powers with the remaining Crested directors.

        (11) Consist of the Crested shares held by the Company with respect to which shared voting and dispositive powers are exercised as a director with the other directors of the Company.

        (12) Consists of 6,932 directly held shares and 3,885 shares held by NWG over which Mr. Herron exercises sole voting and investment powers, and the Crested shares held by the Company, Ruby and Plateau, with respect to which shared voting and dispositive powers are exercised as a USE, Plateau and Ruby director with the other directors of those companies. Mr. Herron is the sole director of NWG.

        (13) Consists of 139,236 directly held shares over which Mr. Evans exercises sole voting and dispositive rights, 60,000 shares held by Plateau, with respect to which shared voting and dispositive powers are exercised as a director with the other directors of Plateau, and 65,000 forfeitable shares held by employees, over which Mr. Evans exercises shared dispositive powers with the remaining Crested directors.

        (14) Consists of 216,850 directly held shares, over which Mr. Svilar exercises sole voting and dispositive powers and 65,000 forfeitable shares held by employees, over which Mr. Svilar exercises shared dispositive powers with the remaining Crested directors.

        (15) Consists of 15,000 shares which are subject to forfeiture. Mr. Lorimer exercises sole voting power over such shares, while the Crested directors share the dispositive powers over the shares.

        (16) Consists of 381,903 shares over which the group members exercise sole voting rights, including 15,000 shares subject to forfeiture. The listed shares include 366,903 shares over which group members exercise sole dispositive rights. Shared voting and dispositive rights are exercised with respect to 5,514,182 and 5,579,182 shares (including 65,000 shares subject to forfeiture), respectively.

        Each director beneficially holds the 2,400,000, 2,040,000 and 255,000,000 shares of Ruby, NWG and Four Nines Gold, Inc. ("FNG") common stock, respectively, held by the Company. They exercise shared voting and dispositive powers over those shares as Company directors with the other Company directors. Those shares represent 26.7%, 7.6%, and 50.9% of the outstanding shares of Ruby, NWG, and FNG, respectively. John L. Larsen beneficially holds 272,500,000 shares of FNG common stock (54.4% of the outstanding shares), which includes 255,000,000 shares held by the Company, 5,000,000 held by USECC Joint Venture and 5,000,000 shares held by Crested, over which Mr. Larsen shares voting and dispositive powers with the remaining directors of the Company and Crested. Harold F. Herron beneficially holds 2,400,500, 2,597,500, and 265,000,000 shares of the common stock of Ruby, NWG, and FNG, respectively, representing 26.7%, 9.7%, and 52.9%, respectively, of those classes of stock. Daniel P. Svilar beneficially owns 14,000,000 shares of the common stock of FNG (4,000,000 shares directly in joint tenancy with other family members), representing 2.8% of that class. None of the other directors or officers directly hold any other shares of stock of Ruby, NWG or FNG. All executive officers and directors of the Company as a group (8 persons) hold 2,400,500, 2,597,500, and 284,500,000 shares of the stock of Ruby, NWG, and FNG, representing 26.7%, 9.7%, 60.0% and 56.2% of the outstanding shares of those companies, respectively.

        The Company has reviewed Forms 3, 4 and 5 reports concerning ownership of Common Stock in the Company, which have been filed with the SEC under Section 16(a) of the Exchange Act, and received written representations from the filing persons. Based solely upon review of the reports and representations, Messrs. J. Larsen, Herron and Lorimer each had one late filing. The Company believes no other director, executive officer, beneficial owner of more than ten percent of the Common Stock, or other person subject to obligations, failed to file such reports on a timely basis during fiscal 1998.

                            DESCRIPTION OF SECURITIES

        The Company's Articles of Incorporation authorize issuance of 20,000,000 shares of Common Stock, $.01 par value, and 100,000 shares of preferred stock, $.01 par value.

        COMMON STOCK. Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor.

        Holders of Common Stock are entitled to one vote per share on all matters upon which such holders are entitled to vote, and further have the right to cumulate their votes in elections of directors to the Company's Board of Directors. Cumulation is effected by multiplication of shares held by the number of director nominees, and voting is by casting the product as desired among the nominees; directors are elected by a plurality of votes cast.

        Pursuant to the Company's Articles and the Wyoming Management Stability Act, shares of Common Stock held by Crested (512,359) may be voted by Crested, shares of Common Stock held by Plateau (125,556) may be voted by Plateau and shares of Common Stock held by SGMC (100,000) may be voted by SGMC in elections of USE directors, so long as USE conducts substantial business in Wyoming and is "qualified" under such Act as having assets in excess of $10,000,000, with a class of stock listed on NASDAQ or on a principal exchange.

        In the event of dissolution, liquidation or winding up of USE, holders of Common Stock are entitled to share ratably in assets remaining after creditors (including holders of any preferred stock, as to liquidation preferences) have been paid.

        All outstanding shares of common stock (including the Common Shares offered for sale by this Prospectus) have been fully paid and are nonassessable.

        PREFERRED STOCK. The Company's Board of Directors is authorized to issue shares of preferred stock in one or more series, with such rights to redemption, liquidation preference, dividends, voting and other matters as determined by the Board of Directors, without authorization from the USE stockholders. Accordingly, the USE Board of Directors could issue preferred shares with dividend rights senior to the Common Shares. Under the Wyoming Business Corporation Act, separate classes of stock are entitled to vote separately on certain substantive transactions (e.g., a merger or sale of most of the company assets), with approval of the transaction subject to approval by each class.

        No shares of USE preferred stock have been issued, and no series thereof has been established to date.

        WARRANTS. ADDITIONAL WARRANT TO SHAMROCK PARTNERS, LTD. On January 20, 1998 the Company entered into a nonexclusive one year Investment Banking Consulting Agreement with Shamrock Partners, Ltd. ("SPL"), 111 Veterans Square, Media, Pennsylvania, under which SPL is to provide financial consulting services and advice concerning financing, merger and acquisition proposals, and to assist the Company in arranging meetings between representatives of the Company and financial institutions in the investment community (including broker-dealer firms, security analysts, and portfolio managers). For SPL's services, as of December 5, 1997 the Company authorized the issuance to SPL a Warrant to Purchase 200,000 shares of Common Stock of the Company at a price of $6.00 cash per share; the Warrant is exercisable through May 1, 1999. The Warrant may be subdivided for substitute Warrants. The Holder (or substitute Holders) of the Warrants are not entitled to any rights of a shareholder in the Company by virtue of holding the Warrants.

        The Warrant carries certain rights of registration with the Commission under the 1933 Act as more specifically described in the Warrant, but if the Company so registers the Warrants solely to accommodate the registration for public sale of the underlying 200,000 Warrant Shares, the Holder or Holders of the Warrants may not sell or otherwise transfer the Warrants for a period of 24 months after the effective date of such Registration Statement, which period prevents sale or transfer of the Warrants prior to their Expiration Date. The Warrants are governed by and construed in accordance with the laws of Wyoming.

        The above-described Warrant is separate and is in addition to the original Warrant (also for the purchase of 200,000 shares of Common Stock) which was issued to SPL in January 1996; the original Warrant has been exercised, and this Prospectus relates to the public resale of the 30,000 Warrant Shares so purchased. As of the date of this Prospectus, SPL has not exercised the new Warrant issued to SPL, and the Company has not filed a registration statement for SPL in connection with the new Warrant. This Prospectus does not include such new Warrant or any shares of Common Stock issuable on exercise of such Warrant.

        WARRANT TO SUNRISE  FINANCIAL  GROUP,  INC. As of December 1, 1997,  the
Company retained Sunrise Financial Group, Inc. ("Sunrise") to serve as a financial consultant and advisor on a nonexclusive basis for a period of 12 months ending on December 1, 1998. Sunrise will provide such services and advice pertaining to the Company's business and affairs as the Company may from time to time reasonably request. As compensation for Sunrise's services, in December 1997, the Company authorized the issuance to Sunrise a Warrant to Purchase 225,000 shares of Common Stock of the Company; the Warrant is exercisable for three years at an exercise price of $10.50 per share. As will be provided in the Warrant, Sunrise will have the right (during the 12 month term of the consulting agreement) to demand that the Company include in the next registration statement filed by the Company with the Securities and Exchange Commission, on a piggy-back basis, the resale to the public of the shares of Common Stock purchased on exercise of the Warrant. If no such registration statement filing occurs during the 12 month period, Sunrise will have the right to demand that the Company register the purchased shares for sale to the public. As of the date of this Prospectus, Sunrise has not exercised the Warrant issued to Sunrise in connection with such Warrant. This Prospectus does not include such Warrant or any shares of Common Stock issuable on exercise of such Warrant.

                              PLAN OF DISTRIBUTION

        The Common Shares are offered from time to time by the Canadian Funds or USE employees, or their agents, at market prices from time to time. Selling commissions will be paid by such persons. No sales proceeds will be paid to the Company or any subsidiary of the Company from the sale of the Common Shares.

        The Common Shares may be offered from time to time by the Canadian Funds and USE employees (i) in transactions in the over-the-counter market, automated inter-dealer system on which the Company's Common Stock is then listed, in negotiated transactions or a combination of such methods of sale, and (ii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such persons may effect such transactions directly with the broker-dealers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from such persons for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Sales of the Common Shares may be made pursuant to this Prospectus or pursuant to Rule 144 adopted under the 1933 Act.

        No underwriting arrangements exist as of the date of this Prospectus. Upon being advised of any underwriting arrangements that may be entered into by the Canadian Funds or the USE employees after the date of this Prospectus, the Company will prepare and file a post-effective amendment to this Registration Statement including a supplement to this Prospectus to disclose the name of such underwriters and such arrangements.

        The Company is paying certain of the expenses, which are estimated at $10,000, of registering the Common Shares under the 1933 Act and under the laws of Wyoming, consisting of all costs incurred in connection with the preparation of the Registration Statement.

                          HOLDERS OF THE COMMON SHARES

        The names of the Canadian Funds holding the Common Shares are set forth below. It is anticipated that such holders will own none of the Common Shares after completion of the offering. Such holders own no other shares of Common Stock.


                                                               No. of                Share of
                                      Shares of                Common                 Common
                                    Common Stock            Shares to be            Stock to be
                                     Owned Prior             Offered by             Owned After
Name                                 to Offering           this Prospectus           Offering
----                                 -----------           ---------------           --------
BPI Canadian
Small Companies Fund                   250,683                 250,683                  -0-

Altamira Management Ltd.               157,530                 157,530                  -0-

BPI Canadian
Opportunities II Fund                  125,341                 125,341                  -0-

CPI Canadian Resource Funds            125,341                 125,341                  -0-


None of the Funds, and no affiliate of the Funds, have held any position, office or have had any material relationship with Registrant or any of its affiliates within the past three years.

                              SELLING SHAREHOLDERS

The following is a listing of the Selling Shareholders, the amount of Common Shares to be offered for each such Selling Shareholder's account and the amount of USE's Common Stock owned by each Selling Shareholder prior to the offering and to be held by such Selling Shareholder after completion of the offering. Except as noted below, none of the Selling Shareholders (i) has had any position, office or other material relationship with the Registrant or any of its affiliates within the past three years, or (ii) to the knowledge of the Company, will own one percent or more of the Company's outstanding common stock after completion of the offering. It is anticipated that except as noted, each Selling Shareholder will own none of the Common Shares hereby offered, after completion of the offering.


                                                                                         No. of
                                         No. of                  No. of                 Shares of
                                      Common Shares           Shares of USE            USE Common
                                      to be Offered           Common Stock             Stock to be
                                       by Selling              Owned Prior             Owned After
       Name                            Shareholder            to Offering*              Offering
       ----                            -----------            ------------              --------

Jimmie Dale Bates(1)                      140                       933                       793
Roger T.  Berg(1)                         331                     1,444                     1,113
Allen R. Blisset                           30                        30                       -0-
Larry W.  Bridger(1)                       70                       847                       777
Connie Brinkerhoff(1)                      49                       360                       311
Ricky L.  Brinkerhoff(1)                   21                     1,061                     1,040
Frederick R.  Craft(1)                      4                     1,177                     1,173
Glenn Dooley(2)                           523                     2,645                     2,122
Donald A.  Fresen(1)                       31                       425                       394
Michele Herrick(1)                         14                       360                       346
John L.  Larsen(3)                      1,127                   470,825                   469,698
Robert Scott Lorimer(4)                   383                    47,353                    46,970
Debbie R.  Metzger(1)                      27                        27                       -0-
Michael G.  Morlang(1)                     86                        86                       -0-
Steve P.  Morrill(1)                       56                     1,803                     1,747
Garth F.  Noyes(1)                        109                       500                       391
Christopher L.  Shepardson(1)               4                         4                       -0-
Joshua Shepardson(1)                        4                         4                       -0-
Daniel P.  Svilar(5)                      483                   116,750                   116,267
John M.  Tuner(1)                          83                       886                       803
Allen R.  Williams(1)                      24                        24                       -0-
Debbie L.  Williams(1)                     27                        27                       -0-
Daryl P.  Winters(1)                      313                     2,592                     2,279

* Includes shares held directly, shares held in the USE Employee Stock Ownership Plan (the "ESOP") account established for the benefit of employee, shares held jointly and shares held directly by immediate family members in the same household.

(1)     USE employee.

(2) USE employee; Vice President of Plateau Resources Limited, a 100% subsidiary of USE.


                                       75




(3) USE employee; Chairman of the Board, Chief Executive Officer and director of USE, Crested Corp., Sutter Gold Mining Company, Plateau Resources Limited, all affiliates of USE.

(4) USE employee; Treasurer, Vice President Finance and Chief Financial Officer of USE and Crested Corp.; Treasurer and Chief Financial Officer of Sutter Gold Mining Company, Plateau Resources Limited, Ruby Mining Company and Northwest Gold, Inc., all affiliates of USE.

(5) USE employee; General Counsel of USE, Crested Corp., Sutter Gold Mining Company and Plateau Resources Limited; director and Secretary of Crested Corp.; Assistant Secretary of USE, and Secretary of Sutter Gold Mining Company, all affiliates of USE.

                                     EXPERTS

        The consolidated financial statements of USE included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

        The balance sheet of the Green Mountain Mining Venture as of December 31, 1997 and 1996, and the related statements of operations, changes in venture partners' capital and cash flows for the years ended December 31, 1997, 1996 and 1995 and the period from inception (June 1, 1990) to December 31, 1997 included in this Prospectus have been included herein in reliance of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

        Stephen E. Rounds, Denver, Colorado, has acted as special counsel to USE in connection with this offering.


Consolidated Financial Statements (audited only for fiscal periods ending May 31)

      Registrant and Affiliates                                                       Page No.
      -------------------------                                                       --------

      Report of Independent Public Accountants                                              78

      Consolidated Balance Sheets
         May 31, 1998 and 1997                                                           79-80
         August 31, 1998                                                               116-117

      Consolidated Statements of Operations
         for the Years Ended May 31, 1998 and 1997                                       81-82
         Three Months Ended August 31, 1998 and 1997                                       118

      Consolidated Statements of Shareholders'
         Equity for the Years Ended
         May 31, 1998, 1997 and 1996                                                     83-85

      Consolidated Statements of Cash Flows for
         the Years Ended May 31, 1998, 1997 and 1996                                     86-88
         Three Months Ended August 31, 1998 and 1997                                   119-120

      Notes to Consolidated Financial Statements
         for the Years Ended May 31, 1998, 1997 and 1996                                89-115
         Three Months Ended August 31, 1998                                                121

      Green Mountain Mining Venture

             Report of Independent Public Accountants                                      123

             Balance Sheet - December 31, 1997 and 1996                                    124

             Statement of Operations for the Years Ended December 31, 1997, 1996
             and 1995 and for the Period from Inception (June 1, 1990)
             to December 31, 1997                                                          125

             Statement  of  Changes in  Partners'  Capital  for the Years  Ended
             December 31, 1997, 1996 and 1995 and for the Period from Inception
             (June 1, 1990) to December 31, 1997                                           126

             Statement of Cash Flows for the Years Ended December 31, 1997, 1996
             and 1995 and for the Period from Inception (June 1, 1990)
             to  December 31, 1997                                                         127

             Notes to Financial Statements                                             128-133

      Sheep Mountain Partners

             Due  to  the  litigation  and  arbitration   proceedings,   audited
             financial statements for SMP are not obtainable. They are therefore not included as an Exhibit.

                           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To U.S. Energy Corp.:

We have audited the accompanying consolidated balance sheets of U.S. ENERGY CORP. (a Wyoming corporation) AND SUBSIDIARIES as of May 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended May 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Energy Corp. and subsidiaries as of May 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1998, in conformity with generally accepted accounting principles.





   /s/   ARTHUR ANDERSEN LLP

Denver, Colorado,
September 11, 1998.

                                                                          Page 1 of 2

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                                  CONSOLIDATED BALANCE SHEETS

                                            ASSETS
                                                                     May 31,
                                                           ----------------------------
                                                              1998              1997
                                                              ----              ----
CURRENT ASSETS:
      Cash and cash equivalents                            $  5,650,500    $  1,416,900
      Accounts and notes receivable:
         Trade, net of allowance for doubtful
            accounts of $30,900                                 195,800         368,200
         Affiliates                                           1,878,400       1,191,000
         Current portion of long-term
            notes receivable                                    335,800         337,200
      Assets held for resale and other                        1,100,800         991,600
      SMP settlement receivable, net                          5,026,000            --
      Inventory                                                 113,700          96,000
                                                           ------------    ------------
         Total current assets                                14,301,000       4,400,900

INVESTMENTS AND ADVANCES:
      Affiliates                                                871,800       4,999,600
      Restricted investments                                  8,889,100       8,506,300
                                                           ------------    ------------
                                                              9,760,900      13,505,900
INVESTMENT IN SGMC CONTINGENT
STOCK PURCHASE WARRANT                                             --         4,594,000

PROPERTIES AND EQUIPMENT:
      Mineral properties and mine development costs          13,346,600         519,400
      Buildings and improvements                              6,424,000       5,986,800
      Aircraft and other equipment                            8,761,400       5,627,900
      Developed oil and gas properties, full cost method      1,773,600       1,769,900
      Land and mobile home park                                 951,000         939,000
                                                           ------------    ------------
                                                             31,256,600      14,843,000
      Less accumulated depreciation, depletion
         and amortization                                   (11,806,300)     (8,802,100)
                                                           ------------    ------------
                                                             19,450,300       6,040,900
OTHER ASSETS:
      Accounts and notes receivable:
         Real estate sales, net of valuation
            allowance of $926,300                               398,000         394,000
         Employees                                              352,000         745,300
         Other                                                    1,800         338,600
      Deposits and other                                        755,100         367,500
                                                           ------------    ------------
                                                              1,506,900       1,845,400
                                                           ------------    ------------
         Total assets                                      $ 45,019,100    $ 30,387,100
                                                           ============    ============


   The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                                                                          Page 2 of 2

                             U.S. ENERGY CORP. AND SUBSIDIARIES

                                 CONSOLIDATED BALANCE SHEETS

                            LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                      May 31,
                                                           ----------------------------
                                                                1998            1997
                                                                ----            ----
CURRENT LIABILITIES:
      Accounts payable and accrued expenses                $  1,836,400    $  1,312,600
      Deferred GMMV purchase option                           4,000,000            --
      Current portion of long-term debt                         225,700          81,300
                                                           ------------    ------------
         Total current liabilities                            6,062,100       1,393,900

LONG-TERM DEBT                                                  278,200         183,100

RECLAMATION LIABILITIES                                       8,778,800       8,751,800

OTHER ACCRUED LIABILITIES                                     4,266,800       5,259,000

DEFERRED TAX LIABILITY                                        1,144,800         183,300

COMMITMENTS AND CONTINGENCIES (Note K)

MINORITY INTERESTS IN SUBSIDIARIES                            4,561,300            --

FORFEITABLE COMMON STOCK,
      $.01 par value; 312,378 and
      232,352 shares issued, respectively,
      forfeitable until earned                                2,473,600       1,892,400

SHAREHOLDERS' EQUITY:
      Preferred stock, $.01 par value; 100,000 shares
         authorized, none issued or outstanding                    --              --
      Common stock, $.01 par value;
         20,000,000 shares authorized; 7,523,492 and
         6,646,475 shares issued, respectively                   75,200          66,500
      Additional paid-in capital                             28,526,200      22,543,000
      Accumulated deficit                                    (7,760,100)     (6,776,900)
      Treasury stock, at cost, 865,943
         and 690,943 shares, respectively                    (2,460,800)     (2,182,000)
      Unallocated ESOP contribution                            (927,000)       (927,000)
                                                           ------------    ------------
                                                             17,453,500      12,723,600
                                                           ------------    ------------
         Total liabilities and shareholders' equity        $ 45,019,100    $ 30,387,100
                                                           ============    ============


   The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                                                                             Page 1 of 2

                                 U.S. ENERGY CORP. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Year Ended May 31,
                                              --------------------------------------------
                                                   1998            1997            1996
                                                   ----            ----            ----
REVENUES:
  Mineral revenues                            $  1,069,700    $    207,300    $  3,116,700
  Construction contract revenues                      --         1,038,600       3,794,500
  Commercial operations                          3,523,500       2,219,400       1,439,100
  SMP settlements, net                           4,590,000       1,003,800            --
  Oil sales                                        170,100         164,600         210,100
  Management fees from affiliates and other      1,369,300         423,800         100,200
  Interest                                         836,100         693,300         619,400
  (Loss) gain on asset sales                          (200)         39,400         352,200
                                              ------------    ------------    ------------
                                                11,558,500       5,790,200       9,632,200
                                              ------------    ------------    ------------

COSTS AND EXPENSES:
  Mineral operations                             1,664,800         843,100       3,572,300
  Construction costs                                36,400         752,600       3,077,800
  Commercial operations                          3,055,100       3,059,600       2,374,800
  General and administrative                     4,793,200       2,763,300       2,524,700
  Abandonment of mineral interests                    --         1,225,800         328,700
  Impairment of mineral interests                1,500,000            --              --
  Oil production                                    68,000          96,800          73,000
  Interest                                          76,000         140,800         205,000
  Provision for doubtful accounts                     --           614,200            --
                                              ------------    ------------    ------------
                                                11,193,500       9,496,200      12,156,300
                                              ------------    ------------    ------------

INCOME (LOSS) BEFORE MINORITY
  INTEREST AND EQUITY IN LOSS OF
  AFFILIATES AND INCOME TAXES                      365,000      (3,706,000)     (2,524,100)

MINORITY INTEREST IN (INCOME) LOSS
  OF CONSOLIDATED SUBSIDIARIES                    (772,500)        672,300         608,700

EQUITY IN LOSS OF AFFILIATES                      (575,700)       (690,800)       (418,500)
                                              ------------    ------------    ------------

(Continued)


   The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                                             Page 2 of 2

                                  U.S. ENERGY CORP. AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (CONTINUED)


                                                            Year Ended May 31,
                                              ---------------------------------------------
                                                   1998            1997            1996
                                                   ----            ----            ----

LOSS BEFORE INCOME TAXES                      $   (983,200)   $ (3,724,500)   $ (2,333,900)

INCOME TAXES (Note H)                                 --              --              --
                                              ------------    ------------    ------------

LOSS BEFORE
  DISCONTINUED OPERATIONS                         (983,200)     (3,724,500)     (2,333,900)

DISCONTINUED OPERATIONS:
  Income from discontinued operations,
     net of income taxes of $0                        --              --           308,900
  Gain on sale of subsidiary, net
     of income taxes of $50,000                       --              --         2,295,700
                                              ------------    ------------    ------------

NET (LOSS) INCOME                             $   (983,200)   $ (3,724,500)   $    270,700
                                              ============    ============    ============

INCOME (LOSS) PER SHARE AMOUNTS:
  Loss before discontinued operations         $       (.15)   $       (.58)   $       (.39)
  Income from discontinued operations                 --              --               .05
  Gain on disposal of subsidiary
     operating in discontinued segment                --              --               .38
                                              ------------    ------------    ------------

NET INCOME (LOSS) PER SHARE,
  BASIC AND DILUTED                           $       (.15)   $       (.58)   $        .04
                                              ============    ============    ============

BASIC WEIGHTED AVERAGE
  SHARES OUTSTANDING                             6,657,549       6,466,855       6,028,255
                                              ============    ============    ============


       The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                                                                                        Page 1 of 3

                                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                         Additional                                        Unallocated     Total
                                       Common Stock       Paid-In    Accumulated     Treasury Stock            ESOP    Shareholders'
                                    Shares    Amount      Capital       Deficit    Shares       Amount     Contribution   Equity
                                    ------    ------      -------       -------    ------       ------     ------------   ------

Balance May 31, 1995              5,262,794  $52,500   $18,629,000   $(3,256,400)  769,943  $(2,242,400)  $(1,014,300)  $12,168,400

Funding of ESOP                        --       --            --            --        --           --          87,300        87,300
Issuance of common stock
  through private placement         812,432    8,100     2,834,100          --        --           --            --       2,842,200
Issuance of additional common
  shares in connection
  with prior year
  private placement                 133,336    1,300        65,400       (66,700)     --           --            --            --
Cancellation of common stock
  issued for services rendered       (5,000)     --        (23,100)         --        --            --           --         (23,100)
Issuance of common stock to
  employees as a bonus               32,901      300       180,600          --        --           --            --         180,900
Issuance of common stock for
  exercised warrants                 81,243      800       389,100          --        --           --            --         389,900
Fair value of warrants issued
  above exercise price                 --       --          41,700          --        --           --            --          41,700
Issuance of common stock for
  exercised option                    6,600      100        41,400          --        --           --            --          41,500
Dilution of investment
  in subsidiary                        --       --      (1,382,500)         --        --           --            --      (1,382,500)
Net income                             --       --            --         270,700      --           --            --         270,700
                                  ---------  -------   -----------   -----------   -------  -----------   -----------   -----------

Balance May 31, 1996              6,324,306  $63,100   $20,775,700   $(3,052,400)  769,943  $(2,242,400)  $  (927,000)  $14,617,000
                                  ---------  -------   -----------   -----------   -------  -----------   -----------   -----------



     The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                                                        Page 2 of 3


                                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                               (CONTINUED)



                                                        Additional                                        Unallocated     Total
                                       Common Stock       Paid-In     Accumulated    Treasury Stock           ESOP     Shareholders'
                                    Shares    Amount      Capital       Deficit    Shares       Amount     Contribution   Equity
                                    ------    ------      -------       -------    ------       ------     ------------   ------

Balance May 31, 1996             6,324,306   $63,100   $20,775,700   $(3,052,400)   769,943   $(2,242,400)  $(927,000)  $14,617,000

Funding of ESOP                     24,069       200       213,400          --         --            --          --         213,600
Issuance of common stock for
  exercised warrants               180,000     1,800       898,200          --         --            --          --         900,000
Fair value of warrants issued
  above exercise price                --        --         148,300          --         --            --          --         148,300
Issuance of common stock
  for services rendered             12,000       200       138,300          --         --            --          --         138,500
Issuance of common stock for
  exercised option                 106,100     1,200       369,100          --         --            --          --         370,300
Purchase of treasury stock            --        --            --            --       21,000      (235,600)       --        (235,600)
Shares of USE stock
  held by subsidiary
  no longer consolidated              --        --            --            --     (100,000)      296,000        --         296,000
Net loss                              --        --            --      (3,724,500)      --            --          --      (3,724,500)
                                 ---------   -------   -----------   -----------   --------   -----------   ---------   -----------

Balance May 31, 1997             6,646,475   $66,500   $22,543,000   $(6,776,900)   690,943   $(2,182,000)  $(927,000)  $12,723,600
                                 =========   =======   ===========   ===========   ========   ===========   =========   ===========



     The accompanying notes to consolidated financial statements are an integral part of these statements.


                                                                                                                        Page 3 of 3


                                                   U.S. ENERGY CORP. AND SUBSIDIARIES

                                             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                               (CONTINUED)

                                                        Additional                                        Unallocated     Total
                                       Common Stock       Paid-In     Accumulated    Treasury Stock           ESOP     Shareholders'
                                    Shares    Amount      Capital       Deficit    Shares       Amount    Contribution    Equity
                                    ------    ------      -------       -------    ------       ------    ------------    ------


Balance May 31, 1997            6,646,475   $66,500   $22,543,000   $(6,776,900)  690,943   $(2,182,000)   $(927,000)   $12,723,600

Funding of ESOP                    49,470       500       324,100          --        --            --           --          324,600
Issuance of common stock
  for exercised warrant            20,000       200        99,800          --        --            --           --          100,000
Issuance of common stock
  for services rendered            11,647       100        82,600          --        --            --           --           82,700
Issuance of common stock
  for exercised options            62,000       600       247,400          --        --            --           --          248,000
Fair value of warrants issued
  for services rendered              --        --         450,000          --        --            --           --          450,000
Issuance of common
  stock to acquire SGMC
  special warrants, net of
  offering costs                  488,900     4,900     3,329,200          --        --            --           --        3,334,100
Issuance of common stock          170,000     1,700     1,188,300          --        --            --           --        1,190,000
Reconsolidation of SGMC              --        --            --            --      75,000       (16,300)        --          (16,300)
Issuance of stock for SGMC
  exercised option                 75,000       700       261,800          --     100,000      (262,500)        --             --
Net loss                             --        --            --        (983,200)     --            --           --         (983,200)
                                ---------   -------   -----------   -----------   -------   -----------    ---------    -----------

Balance May 31, 1998            7,523,492   $75,200   $28,526,200   $(7,760,100)  865,943   $(2,460,800)   $(927,000)   $17,453,500
                                =========   =======   ===========   ===========   =======   ===========    =========    ===========

Total Shareholders' Equity at May 31, 1998 does not include 312,378 shares currently issued but forfeitable if certain conditions are not met by the recipients. However, Outstanding Shares at May 31, 1998 include the forfeitable shares. Also, "Basic and Diluted Weighted Average Shares Outstanding" also includes the 865,943 shares of U.S. Energy common stock held by majority-owned subsidiaries, which, in consolidation, are treated as treasury shares.


       The  accompanying  notes  to  consolidated  financial  statements  are an integral part of these statements.



                                                                                Page 1 of 3
                                      U.S. ENERGY CORP. AND SUBSIDIARIES

                                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Year Ended May 31,
                                                     ------------------------------------------
                                                          1998          1997            1996
                                                          ----          ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                 $  (983,200)   $(3,724,500)   $   270,700
   Adjustments to reconcile net income (loss) to
      net cash used in operating activities:
         Minority interest in income (loss) of
             consolidated subsidiaries                   772,500       (672,300)      (608,700)
         Income from discontinued operations                --             --         (308,900)
         Depreciation, depletion and amortization        657,600        658,900        788,500
         Impairment of assets held for sale              100,000           --             --
         Abandoned mineral claims                           --        1,225,800        328,700
         Impairment of mineral interests               1,500,000           --             --
         Equity in loss of affiliates                    575,700        690,800        418,500
         SMP settlement (received after year end)     (4,590,000)    (1,003,800)          --
         Loss (gain) on sale of assets                       200        (39,400)      (352,200)
         Provision for doubtful accounts                    --          614,200           --
         Gain on sale of subsidiary                         --             --       (2,295,700)
         Proceeds from sale of subsidiary                   --             --          607,900
         Common stock issued to fund ESOP                324,600        213,600         87,300
         Non-cash compensation                            82,700           --          222,600
         Common stock and warrants
             issued for services                         196,000        286,800        (23,100)
         Other                                           287,800        177,600       (455,600)
         Net changes in:
             Accounts receivable                         172,400       (706,500)        88,600
             Other assets                               (226,900)       318,200       (403,800)
             Accounts payable and accrued expenses      (176,200)      (331,700)      (774,700)
             Reclamation and other liabilities          (938,200)      (355,300)      (377,400)
                                                     -----------    -----------    -----------
NET CASH USED IN
   OPERATING ACTIVITIES                               (2,245,000)    (2,647,600)    (2,787,300)
                                                     -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Development of mining properties                   (1,125,000)      (719,300)      (763,000)
   Development of gas properties                            --          (29,100)       (42,100)
   Proceeds from sale of subsidiary                         --             --        3,300,000
   Proceeds from sale of property and equipment            4,000        273,500      1,212,900
   Proceeds from sale of investments                        --             --             --
   Purchases of property and equipment                (1,947,200)      (208,600)    (1,387,300)
   Changes in notes receivable, net                      726,800       (121,400)    (1,102,800)
   Distribution from affiliate                              --        4,367,000           --
   Investments in affiliates                            (102,300)    (1,413,700)      (676,500)
   Deferred GMMV purchase option                       4,000,000           --             --
                                                     -----------    -----------    -----------
NET CASH PROVIDED BY
   INVESTING ACTIVITIES                                1,556,300      2,148,400        541,200
                                                     -----------    -----------    -----------




           The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                  Page 2 of 3
                                 U.S. ENERGY CORP. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (CONTINUED)

                                                                  Year Ended May 31,
                                                     ------------------------------------------
                                                         1998            1997          1996
                                                         ----            ----          ----
CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common stock          $ 1,800,500    $ 1,270,300    $ 3,273,600
     Proceeds from subsidiary stock sale                    --        1,106,700           --
     Proceeds from long-term debt                        307,700        554,400      4,212,800
     Payments on lines of credit                            --         (499,000)      (641,000)
     Purchase of treasury stock                             --         (235,600)          --
     Repayments of long-term debt                       (309,900)      (789,200)    (3,967,300)
     Increase (decrease) in cash related to SGMC       3,124,000       (484,100)          --
                                                     -----------    -----------    -----------
NET CASH PROVIDED BY
     FINANCING ACTIVITIES                              4,922,300        923,500      2,878,100
                                                     -----------    -----------    -----------

NET INCREASE IN CASH AND
     CASH EQUIVALENTS                                  4,233,600        424,300        632,000

CASH AND CASH EQUIVALENTS, Beginning of year           1,416,900        992,600        360,600
                                                     -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, End of year               $ 5,650,500    $ 1,416,900    $   992,600
                                                     ===========    ===========    ===========

SUPPLEMENTAL CASH FLOW INFORMATION:

     Interest paid                                   $    76,000    $   118,900    $   205,000
                                                     ===========    ===========    ===========

     Income taxes paid                               $      --      $      --      $      --
                                                     ===========    ===========    ===========



       The accompanying notes to consolidated financial statements are an integral part of these statements.

                                                                                  Page 3 of 3
                                       U.S. ENERGY CORP. AND SUBSIDIARIES

                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (CONTINUED)

                                                                    Year Ended May 31,
                                                        ------------------------------------------
                                                           1998           1997            1996
                                                           ----           ----            ----
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:

    Notes received for sale of assets                   $      --      $      --      $ 1,000,000
                                                        ===========    ===========    ===========

    Exchange of common stock
         investment in affiliate for
         Contingent Stock
         Purchase Warrant                               $      --      $ 4,594,000    $      --
                                                        ===========    ===========    ===========

    Consolidation/Deconsolidation of subsidiary
       in 1998 and 1997, respectively:
       Other assets                                     $    49,200    $    77,600    $      --
       Investment in affiliates                             358,375        355,000           --
       Investment in Contingent Stock Purchase Warrant   (4,594,000)          --             --
       Restricted investment                                   --           27,000           --
       Property, plant and equipment                     12,499,000     11,560,600           --

       Notes payable                                       (241,700)       185,000           --
       Accounts payable and accrued expenses               (700,000)       433,900           --
       Reclamation                                          (27,000)          --             --
       Minority interest                                 (3,788,700)     2,069,900           --
    Issuance of common stock to acquire
       SGMC special warrants, net of
       of offering costs
       Common stock                                           4,900           --             --
       Additional paid-in capital                         3,329,200           --             --

Warrants issued for professional services                   254,000           --             --
Forfeitable stock issued for services                       581,200        405,800        116,500


       The accompanying notes to consolidated financial statements are an integral part of these statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998


A.      BUSINESS ORGANIZATION AND OPERATIONS:

        U.S. Energy Corp. (the "Company" or "USE") was incorporated in the State of Wyoming on January 26, 1966. The Company's primary business is the acquisition, exploration, holding, sale and/or development of mineral properties and mining and marketing of minerals. Principal mineral interests are in uranium, gold, and molybdenum. The Company also holds various real and personal properties used in commercial activities and operates an airport fixed base facility in Riverton, Wyoming. Most of these activities are conducted through the joint venture discussed below and in Note D. The Company, through its previously wholly-owned subsidiary, The Brunton Company ("Brunton"), which was sold in February 1996, engaged in the manufacturing and marketing of compasses and the distribution of outdoor recreational products. In addition, through its majority owned subsidiary, Four Nines Gold, Inc. ("FNG"), the Company historically engaged in projects such as the construction of municipal sewage systems, irrigation and other civil engineering projects. At May 31, 1998, FNG was primarily engaged in activities for the Company at its Green Mountain uranium property.

        The Company and its 52%-owned subsidiary, Crested Corp. ("Crested") are engaged in a venture to develop certain uranium properties with Kennecott
Uranium Company ("Kennecott") known as the Green Mountain Mining Venture ("GMMV"), formed in 1990, and is also involved in a partnership with Nukem, Inc. ("Nukem") through its wholly-owned subsidiary, Cycle Resource Investment Corporation ("CRIC"), known as Sheep Mountain Partners ("SMP"). As discussed in Note K, SMP is currently involved in significant legal proceedings between its partners. During fiscal 1995, USE and Crested formed a new Wyoming corporation, Sutter Gold Mining Company ("SGMC"), which was the successor of USECC Gold Limited Liability Company ("USECC Gold") and Sutter Gold Venture ("SGV"). These companies were formed to develop and mine gold reserves in California. The Company also owns 100% of the outstanding stock of Plateau Resources Limited ("Plateau"), which owns a nonoperating uranium mill and support facilities in southeastern Utah. Currently, the mill is nonoperating but has been granted a license to operate, pending certain conditions. See further discussion of these entities in Note F. As used, hereafter, "Company" refers to USE and its consolidated entities unless otherwise specified.

LIQUIDITY AND OPERATING LOSSES

        As a result of the SMP litigation/arbitration (see Note K) and the significant amount of standby/maintenance, permitting and development costs being incurred on the Company's mineral properties (none of which are in production), the Company has incurred significant losses from continuing operations during each of the last three years. During the past few years, the Company has relied primarily on the sale of its common stock through private placements and the exercise of common stock warrants/options, borrowing on its lines of credit, term loans and the sale of its subsidiary, Brunton, to fund its losses and cash needs. During fiscal 1998, the Company received $858,700 for a delivery made on an SMP contract. Subsequent to year end, the Company and Crested received $5,026,000 as partial payment of the monetary resolution of the American Arbitration Association's Order and Award for the portion of the SMP arbitration/litigation ("SMP litigation") that was finalized in fiscal 1998. For accounting purposes, the Company and Crested first applied the proceeds against their recorded investment balance in SMP of $436,000, with the remaining balance of $4,590,000, after cost recovery, being recognized as income. These transactions have resulted in the Company having net working capital of $8,238,900 as of May 31, 1998.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

        The Company anticipates obtaining additional funds from those issues presently on appeal before the 10th Circuit Court of Appeals in connection with the SMP litigation, as further discussed in Note K. If the anticipated award is delayed, reduced or overturned, additional sources of funding will be required to place Plateau into production as well as to purchase the Kennecott interest in GMMV (see Note F). Equity and/or debt financing will be the primary source of these funds. There is no assurance such financing sources will be available to the Company. If the additional financings do not occur as planned, the Company believes it can delay its development activities so that available cash, operating cash flow and bank borrowings will be adequate to fund its working capital requirements and commitments for fiscal 1999.

B.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements of USE and affiliates include the accounts of the Company, the accounts of its majority-owned subsidiaries Plateau (100%), Energx, Ltd ("Energx") (90%), FNG (50.9%), SGMC (59%), Crested (52%) and
the USECC Joint Venture ("USECC"), a proportionately consolidated joint venture which is equally owned by the Company and Crested through which the bulk of their operations are conducted. USECC owns the buildings and other equipment used by the Company and holds an interest in SMP (see Notes E and F). The accounts of Brunton have been reflected as discontinued operations in the 1996 financial statements as Brunton was sold in February 1996.

        With the exception of SMP, investments in other joint ventures and 20% to 50% owned companies are accounted for by the equity method (see Note E). SGMC was an equity investee through March 1998 when the Company purchased special warrant units from certain investors and increased its ownership to 59%, requiring consolidation of April and May 1998 operations (see Note F). Investments of less than 20% in companies are accounted for by the cost method. All material intercompany profits, transactions and balances have been eliminated.

CASH EQUIVALENTS

        The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of these instruments.

INVESTMENTS

        Based on the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, the Company accounts for its investment in certain securities as held-to-maturity. Held-to-maturity securities are measured at amortized cost and are carried at the lower of aggregate cost or fair market value.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

INVENTORIES

        Inventories consist primarily of aviation fuel, associated aircraft parts, mining supplies, stockpiled uranium and gold ore. Retail inventories are stated using the average cost method. Other inventory is stated at the lower of cost or market.

PROPERTIES AND EQUIPMENT

        Land, buildings, improvements, aircraft and other equipment are carried at cost.

        Depreciation of buildings, improvements, aircraft and other equipment is provided principally by the straight-line method over estimated useful lives ranging from three to 45 years.

        The Company capitalizes all costs incidental to the acquisition and development of mineral properties as incurred. Mineral exploration costs are expensed as incurred. The costs of mine development are deferred until production begins as these costs will be recovered through future mining operations. Once commercial production begins, mine development costs incurred to maintain production will be amortized using a units-of- production method over the estimated useful life of the ore-body. Costs are charged to operations if the Company determines that an ore body is no longer economical. Costs and expenses related to general corporate overhead are expensed as incurred.

        The Company and Crested have acquired substantial mining property assets and associated facilities at minimal cash cost, primarily through the assumption of reclamation and environmental liabilities. Certain of these assets are owned by various ventures in which the Company is either a partner or venturer. The market value of these assets are not reflected in the accompanying consolidated balance sheets (see Note K).

LONG-LIVED ASSETS

        The Company evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amount may not be recoverable based upon an assessment of estimated future cash flows or fair market value, whichever is more objectively ascertainable. If the sum of estimated future cash flows on an undiscounted basis or the fair value is less than the carrying amount of the related asset, an asset impairment is considered to exist. The related impairment loss is measured by comparing estimated future cash flows on a discounted basis or the fair value of the asset less any selling costs to the carrying amount of the asset. Changes in significant assumptions underlying future cash flow estimates or fair values of assets may have a material effect on the Company's financial position and results of operations. A low commodity price market, if sustained for an extended period of time or an inability to obtain financing necessary to develop mineral interests may result in asset impairment. During 1998, the Company recorded an impairment of $1,500,000 on its investment in SGMC (see Note F).

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The recorded amounts for short-term and long-term debt, receivables, other current assets, and accounts payable and accrued expenses approximate fair value.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

REVENUE RECOGNITION

        Advance royalties which are payable only from future production or which are non-refundable are recognized as revenue when received (see Note F).

        Revenues from gold and uranium sales are recognized upon delivery. Revenues are recognized from the rental of certain assets ratably over the related lease terms. Revenues from commercial operations, which represent primarily real estate activity, and an airport fixed base operation, are recognized as goods and services are delivered. Revenues from long-term construction contracts are recognized on the percentage-of- completion method. If estimated total costs on any contract indicate a loss, the Company provides currently for the total anticipated loss on the contract.

INCOME TAXES

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires recognition of deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryforwards.

        SFAS 109 requires recognition of deferred tax assets for the expected future effects of all deductible temporary differences, loss carryforwards and tax credit carryforwards. Deferred tax assets are reduced, if deemed necessary, by a valuation allowance for any tax benefits which, based on current circumstances, are not expected to be realized.

NET INCOME (LOSS) PER SHARE

In February 1997, SFAS No. 128 "Earnings per Share" was issued and specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for periods ended after December 15, 1997 and requires retroactive restatement of prior period earnings per share. The statement replaces "primary earnings per share" with "basic earnings per share" and replaces "fully diluted earnings per share" with "diluted earnings per share." Adoption of SFAS 128 required restatement of 1997 earnings per share as forfeitable shares were included in the calculations of primary earnings per share for the year ended May 31, 1997, the loss per share was (.55) prior to restatement. The following table presents a reconciliation of basic and diluted earnings per share calculations:

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)


                                                                          For Years Ended May 31,
                               -----------------------------------------------------------------------------------------------------
                                             1998                                 1997                              1996
                               --------------------------------  -----------------------------------  ------------------------------

                                                      Per Share                            Per Share                      Per Share
                                 Income     Shares      Amount       Loss         Shares     Amount     Income    Shares     Amount
                                 ------     ------      ------       ----         ------     ------     ------    ------     ------
BASIC EPS
Net (loss) income
applicable
to common shares               $(983,200)  6,657,549    $(.15)   $(3,724,500)   6,466,855   $(0.58)   $270,700   6,028,255   $ .04
EFFECT OF DILUTIVE SECURITIES
Equivalent common
shares from stock options
and warrants                       --          --         --          --           --         --         --        400,814     --
                               ---------   ---------    -----    ------------   ---------   ------    --------   ---------   -----
DILUTED EARNINGS PER SHARE
Net (loss) income applicable
to common shares               $(983,200)  6,657,749    $(.15)   $(3,724,500)   6,466,855   $(0.58)   $ 270,700  6,429,069   $ .04
                               =========   =========    =====    ===========    =========   ======    =========  =========   =====


RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1997, SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130") was issued and establishes standards for reporting and displaying comprehensive income and its components in the financial statements. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments by and distributions to owners. The Company will adopt SFAS 130, which is effective for fiscal years beginning after December 15, 1997, in the first quarter of fiscal 1999. Management does not expect the adoption of this pronouncement to have a material impact on its consolidated financial statements.

        In June 1997, SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") was issued and establishes standards for reporting information about operating segments in annual and interim financial statements. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997, and will be adopted in fiscal 1999. Reporting and disclosures under SFAS 131 are not expected to be materially different than those disclosures in Note I.

        In February 1998, SFAS No. 132 "Employers' Disclosures about Pensions and Other Post Retirement Benefits" ("SFAS 132") was issued and standardizes disclosure requirements for pension and other post retirement benefit plans. Adoption of this standard is required for fiscal years beginning after December 15, 1997, and restatement of prior period comparative disclosures is required. The Company will adopt SFAS 132 in fiscal 1999. The adoption of SFAS 132 is not expected to materially affect the Company's disclosures.

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments and for hedging activity. SFAS 133 is effective for all periods in fiscal years beginning after June 15, 1999. SFAS No. 133 requires all derivatives to be recorded on the balance sheet as either an asset or liability and measured at fair value. Changes in the derivative's fair value will be recognized currently in earnings unless specific hedge accounting criteria are met. The Company does not expect the adoption of SFAS 133 to have a material effect on its financial position or results of operations.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

        Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 presentation.

C.      RELATED-PARTY TRANSACTIONS:

        The Company and Crested provide management and administrative services for affiliates under the terms of various management agreements. The Company also provides all employee services required by Crested. In exchange, Crested is obligated to the Company for its share of these costs. Revenues from services by the Company to unconsolidated affiliates were $849,000, $397,000 and $92,900 in fiscal 1998, 1997 and 1996, respectively. The Company has $1,604,400 of receivables from unconsolidated subsidiaries and short-term advances to employees totaling $101,300 as of May 31, 1998.

        At May 31, 1998, the Company's principal shareholder and his immediate family were indebted to the Company in the amount of $338,000 which is represented by notes secured by 104,000 shares of the Company's common stock.

        On May 15, 1997, Yellow Stone Fuels Corp. ("YSFC"), a 12.7% owned affiliate of USE and a 12.7% owned affiliate of Crested, entered into a line of credit arrangement with USECC. As of May 31, 1998, YSFC owed USECC $440,000 which included $40,000 of accrued interest. This note bears interest at 10% and is due on December 31, 1998. In lieu of paying the note in cash on or before its maturity date, YSFC may convert this debt, at its option, into YSFC shares of common stock at $1.00 per share of debt and interest. However, if YSFC defaults in paying the note by December 31, 1998, the note is convertible into a number of shares which will give USE and Crested a combined 51% ownership interest in YSFC. The Company has classified the $440,000 note as an investment in YSFC based upon YSFC's current financial condition.

D.      USECC JOINT VENTURE:

        USECC operates the Glen L. Larsen office complex; an aircraft hangar with a fixed base operation, office space and certain aircraft; holds interests in various mineral properties and ventures including SMP and GMMV; conducts oil and gas operations; and transacts all operating and payroll expenses, except for specific expenses allocated directly to each venturer. The joint venture agreement also provides for the allocation of certain operating expenses to other affiliates. In addition, through April 1996, USECC operated Wind River Estates ("Wind River"), a 100 unit mobile home park. During 1996, USECC sold Wind River (which had a net book value of approximately $512,700) and recognized a gain of $252,600, which is reflected as a Gain on Sale of Assets in the accompanying Consolidated Statements of Operations.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

E.      INVESTMENTS AND ADVANCES:

        The Company's restricted investments secure various decommissioning costs, reclamation and holding costs. Investments are comprised of debt securities issued by the U.S. Treasury that mature at varying times from three months to one year from the original purchase date. As of May 31, 1998, the cost of debt securities was a reasonable approximation of fair market value. These investments are classified as held-to-maturity under SFAS 115 and are measured at amortized cost.

        The Company's investment in and advances to affiliates are as follows:


                                            Consolidated             Carrying Value at May 31,
                                              Ownership               1998               1997
                                            -------------             ----               ----
         Equity Method:
              SGMC                              59.0%*            $   --     *       $  4,034,800
              GMMV                              50.0%                  724,800            724,800
              Ruby Mining Company               26.7%                   32,100             32,600
              YSFC                              25.4%**                114,900            207,400
                                                                  ------------       ------------
                                                                  $    871,800       $  4,999,600
                                                                  ============       ============

        * Approximately 39% until March, 1998; consolidated at May 31, 1998.

        **Includes   notes  receivable  from  YSFC  of  $440,000  and  $392,200, respectively (see Note C), reduced by equity in losses.

        Equity loss from investments accounted for by the equity method are as follows:


                                                       Year Ended May 31,
                                       ------------------------------------------------
                                            1998              1997              1996
                                            ----              ----              ----

         Ruby Mining Company           $      (500)       $    (3,300)      $    (2,300)
         YSFC                             (140,300)          (224,800)          --
         GMMV (Note F)                    --                  --                --
                                       -----------        ------------      ------------
                                       $  (140,800)       $  (228,100)      $     (2,300)
                                       ===========        ===========       ============

        GMMV expenses certain general and administrative, maintenance and holding costs. However, the Company has not recognized equity losses in GMMV because Kennecott was committed to fund 100% of the first $50,000,000 of development and operating costs of the Joint Venture. In 1998, the Company and USECC entered into an Acquisition Agreement with Kennecott whereby the Company may be able to purchase Kennecott's interest in the GMMV (see Note F). The
Company's carrying value of its investment in GMMV of $724,800 in the accompanying balance sheets is substantially lower than its underlying equity in GMMV.

        Condensed combined statements of operations of the Company's equity investees include GMMV, YSFC and Ruby Mining Company.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

              CONDENSED COMBINED BALANCE SHEETS - EQUITY INVESTEES


                                                           May 31,
                                         ---------------------------------------
                                               1998                     1997
                                               ----                     ----
Current assets                           $     1,762,300          $    5,776,300
Non-current assets                            71,583,100              75,947,500
                                         ---------------          --------------
                                         $    73,345,400          $   81,723,800
                                         ===============          ==============

Current liabilities                      $     1,952,000          $    1,402,500
Reclamation and other liabilities             33,770,300              30,114,700
Excess in assets                              37,623,100              50,206,600
                                         ---------------          --------------
                                         $    73,345,400          $   81,723,800
                                         ===============          ==============

         CONDENSED COMBINED STATEMENTS OF OPERATIONS - EQUITY INVESTEES


                                            Year Ended May 31,
                           -----------------------------------------------------
                                1998               1997                1996
                                ----               ----                ----
Revenues                   $      54,900       $      1,100        $      1,200
Costs and expenses            (1,646,900)        (3,116,900)           (609,900)
                           -------------       ------------        ------------
Net loss                   $  (1,592,000)      $ (3,115,800)       $  ( 608,700)
                           =============       ============        ============

        SMP entered into various market related and base price escalated uranium sales contracts with certain utilities which require approximately 1,500,000 pounds of uranium concentrates to be delivered from 1997 through 2000 depending on utility requirements. These contracts also allow for the quantities to be substantially increased by the utilities. As discussed in Note K, SMP has been the subject of significant litigation and arbitration proceedings between the SMP partners since 1991, portions of which are currently still in progress. Pending the resolution of the remaining proceedings, the partners in SMP agreed to fulfill certain of the SMP's uranium sales contracts outside of the partnership with each partner delivering a mutually- agreed portion of the delivery commitments on an individual basis. In 1998 and 1996, the Company recognized revenues of $858,700 and $1,383,400, respectively (no related revenues were recognized in 1997) from these deliveries. Revenues from these transactions have been included in the accompanying Consolidated Statements of Operations as Mineral Sales, which would normally have been sales of SMP.

        Due to the litigation and arbitration proceedings, audited financial statements for SMP are not obtainable. Accordingly, the Company has recorded only its direct investment in, and results of operations from the partnership. The Company had no carrying value of its investment in SMP for either 1998 or 1997 as proceeds from litigation and arbitration proceedings were accounted for under the cost recovery method of accounting as discussed in Note K. The Company's direct loss generated from its investment in SMP, which represent mine standby costs incurred by the Company, was $436,000, $442,700 and $416,200 for the years ended May 31, 1998, 1997 and 1996, respectively. No amounts attributable to SMP are included in the Condensed Combined Balance Sheets or Condensed Combined Statements of Operations of the Company's equity investees presented above.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

F.      MINERAL CLAIMS TRANSACTIONS AND MINING PROPERTIES:

GMMV

        During fiscal 1990, the Company and Crested entered into an agreement with Kennecott, a wholly-owned, indirect subsidiary of The RTZ Corporation PLC, for Kennecott to acquire a 50% interest in certain uranium mineral properties in Wyoming known as the Green Mountain Properties. The purchase price was $15,000,000 and a commitment to fund the first $50 million of development and operating costs. Kennecott committed to fund 100% of the first $50 million of capital contributions to the GMMV. Kennecott also committed to pay additional amounts if certain future operating margins are achieved. USE and USECC participate in cash flows of the GMMV in accordance with their ownership of the mining claims prior to the formation of the GMMV.

        On June 23, 1997, USE and USECC signed an Acquisition Agreement with Kennecott for the right to acquire Kennecott's interest in the GMMV for $15,000,000 and other consideration. Kennecott paid USE and USECC $4,000,000 on signing, and committed to loan the GMMV up to $16,000,000 for payment of reimbursable costs incurred by USECC in developing the proposed underground Jackpot Uranium Mine for production and in changing the status of the Sweetwater Mill from standby to operational.

        Pursuant to the Acquisition Agreement, the Mineral Lease, and the Mill Contract, USECC is to develop the proposed Jackpot Mine and nearby Big Eagle Mine, and work with Kennecott in preparing the Sweetwater Mill for renewed operations. Such work will be funded from the $16,000,000 being loaned to the GMMV by Kennecott. Kennecott will be entitled to a credit against Kennecott's original $50,000,000 commitment to fund the GMMV, in the amount of two dollars of credit for each one dollar of such funds out of the $16,000,000 loaned by Kennecott to the GMMV, plus the $4,000,000 paid to USE and USECC on signing of the Acquisition Agreement. It is anticipated that such credits will fully satisfy the balance of Kennecott's initial funding commitment to the GMMV.

        Closing of the Acquisition Agreement is subject to USE and USECC satisfying several conditions, including: (i) the acquiring entity (which may be USE, USECC, or an entity formed by USE and USECC to acquire Kennecott's interest in the GMMV) must have a market capitalization of at least $200,000,000; (ii) the parties to the Acquisition Agreement must have received all authorizations, consents, permits and approvals of government agencies required to transfer Kennecott's interest in the GMMV to the acquiring entity; (iii) USE and USECC shall have replaced, or caused the replacement of, approximately $25,000,000 of reclamation bonds, in addition to other guarantees, indemnification and suretyship agreements posted by Kennecott on behalf of the GMMV; and (iv) USE and USECC, or the acquiring entity, must pay $15,000,000 cash to Kennecott at closing and assume all obligations and liabilities of Kennecott with respect to the GMMV (including repayment of the $16,000,000 Note and the Mortgage) from and after the closing. Under very limited circumstances, the scheduled closing date may be postponed to not later than October 30, 1998.

        USECC satisfied the terms of the Acquisition Agreement to the point that the $4,000,000 deferred GMMV purchase option benefit paid by Kennecott is nonrefundable and will serve to reduce USE's and Crested's ultimate $15,000,000 purchase price. If the acquisition is unsuccessful, the signing payment will be applied against any future reimbursable costs and contributions due the GMMV. After such costs and remaining obligations are satisfied, the remainder, if any, will be recognized as income.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

        In 1996, the U.S. Government adopted the "USEC Privatization Act of 1996" to privatize the U.S. Enrichment Corp. ("USEC"). In July 1998, in filings with the U.S. Securities and Exchange Commission, USEC disclosed its planned sale of significant quantities of uranium in the U.S. marketplace. Accordingly, forecasted demand for uranium and forecasted uranium sales prices have decreased in the short-term. As a result, on July 31, 1998, GMMV halted development activities at the Jackpot Mine and has placed the facility on active standby. This action required the layoff of mine workers. Due to the uncertainty of the uranium market, it is not known when the mine will operate again or if USECC will be able to conclude the financing necessary to buy Kennecott's interest.

        If the Acquisition Agreement is not closed, USE, USECC and Kennecott shall continue to own their respective 50% interests in the GMMV, and Kennecott's obligation to repay the $16,000,000 loaned by KEC shall remain Kennecott's obligation, without any adverse effect on the 50% interest in GMMV held by USE and USECC. However, the Jackpot Mine development work and Sweetwater Mill upgrade work funded by the $16,000,000 advance will have benefitted all parties to the GMMV and will fully satisfy Kennecott's original $50,000,000 funding obligation to GMMV.

SMP

        During fiscal 1989, USE and Crested, through USECC, entered into an agreement to sell a 50% interest in their Sheep Mountain properties to Nukem's subsidiary CRIC. USECC and CRIC immediately contributed their 50% interests in the properties to a newly-formed partnership, SMP. SMP was established to further develop and mine the uranium claims on Sheep Mountain, acquire uranium supply contracts and market uranium. Certain disputes arose among USECC, CRIC and its parent Nukem, Inc. over the operation of SMP. These disputes have been in litigation/arbitration for the past seven years. See Notes E and K for a description of the investment and a discussion of the related litigation/arbitration.

CYPRUS AMAX

        During prior years, the Company and Crested conveyed interests in mining claims to AMAX Inc. ("AMAX") in exchange for cash, royalties, and other consideration. AMAX and its successor Cyprus Amax Minerals, Inc. ("Cyprus Amax") have not placed the properties into production as of May 31, 1998.

        Cyprus Amax now pays the Company and Crested an annual advance royalty of 50,000 pounds of molybdenum (or its cash equivalent). Cyprus Amax is entitled to a partial credit against future royalties for any advance royalty payments made, but such royalties are not refundable if the properties are not placed into production. The Company recognized $211,000, $207,300 and $-0- of revenue from the advance royalty payments in fiscal 1998, 1997, and 1996, respectively.

        Cyprus Amax may elect to return the properties to the Company and Crested, which would cancel the advance royalty obligation. If Cyprus Amax formally decides to place the properties into production, it will pay $2,000,000 to the Company and Crested. If Cyprus Amax sells the properties, the Company and Crested will receive 15% of the first $25 million received by Cyprus Amax.

        The Company and Crested also held an option to purchase certain real estate located in Gunnison, Colorado owned by Cyprus Amax. During fiscal 1995, USE and Crested reached an agreement with Cyprus

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

Amax whereby USE and Crested would forego six quarters of advance royalties as payment of this option exercise price. Accordingly, USE and Crested received no advance royalties during 1996 as a result of this agreement. Thereafter, USE (together with Crested) signed two option agreements with Pangolin Corporation ("Pangolin"), a Park City, Utah developer, for sale of the land owned in Gunnison. Pangolin made a cash payment and signed promissory notes for the purchase of the properties. As of May 31, 1998, the promissory notes were in default and are adequately reserved for. USECC is endeavoring to resolve the default and filed a legal action to protect its interest (see Note K).

SGMC

        Sutter Gold Mining Company ("SGMC") was established in 1990 to conduct operations on mining leases and to produce gold from the Lincoln Project.

        SGMC is in the development stage and additional development is required prior to the commencement of commercial production. SGMC has not generated any significant revenue and has no assurance of future revenue. All acquisition and mine development costs since inception have been capitalized. Since test production in 1992, SGMC has focused its efforts on obtaining a reserve study, developing a mine plan and pursuing a partner to assist in the financing of its mineral development and ultimate production. As of May 31, 1998, due to the decline in the spot price for gold, SGMC has put the development of the mine on hold. Until the time when development begins, SGMC does not expect to require capital contributions from USE, Crested or other sources of financing to maintain its current activities. SGMC will continue to be considered in the development stage until the time it generates significant revenue from its principal operations.

        During the first and second quarters of fiscal 1997, SGMC sold shares of its common stock in a private placement. These shares were sold for $3.00 per share. SGMC received approximately $1,100,000 in net proceeds from this equity placement. During the fourth quarter of fiscal 1997, an additional offering of shares of SGMC's special warrant units was completed and raised approximately $5,400,000 in net cash proceeds. Each special warrant unit is convertible into one share of SGMC common stock for no additional consideration and one stock purchase warrant. The warrant allows the holder to purchase an additional share of SGMC common stock for a CAN$6.00. The warrant expires in November 1998. At the underwriter's request, the initial investors (including USE and Crested) agreed to have the amount of their common shares owned reduced by 50 percent. The investors in the $3.00 per share private placement discussed above were not affected as those shares were sold in contemplation of the 1 for 2 reverse split.

        In connection with the second offering, the Company and Crested accepted a Contingent Stock Purchase Warrant dated March 21, 1997 which provides the Company and Crested the right to acquire, for no additional consideration, common shares of SGMC's $.001 par value common stock having an aggregate value of $10,000,000 (US). The Stock Purchase Warrant has a term of ten years extending to March 21, 2007, and is exercisable partially or in total, semi-annually beginning on June 30, 1997. However, the Stock Purchase Warrant is only exercisable to the extent proven and probable ore reserves, as defined in the Stock Purchase Warrant, in excess of 300,000 ounces are added to SGMC's reserves. In addition, SGMC has the right to satisfy the exercise of all or any portion of the Stock Purchase Warrant with the net cash flows, as defined, at $25.00 (US) for each new ounce of proven and probable ore in excess of 300,000 ounces up to a maximum of 700,000 ounces. Accordingly, the Company has allocated the carrying value of SGMC shares

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

exchanged for the Contingent Stock Purchase Warrant to its investment in such contingent warrants. The Stock Purchase Warrant benefits the Company and Crested on a basis of 88.9% and 11.1%, respectively.

        On March 31, 1998, the Company purchased 889,900 Special Warrant Units from certain Canadian investors. The units were purchased with 488,895 shares of the Company's common stock. In addition, the Company sold 170,000 shares of common stock to the Canadian investors at the then market price ($7.00 per share). As a result of this purchase, the Company and Crested's combined ownership interest in SGMC was 59%. Therefore, as of April 1, 1998 the Company began consolidating SGMC's results of operations. Had the Company consolidated SGMC for the entire 12-month period ended May 31, 1998, the 1998 consolidated net loss would have been approximately $190,000 greater.

        Primarily as a result of the sustained decline in gold prices and the April 1998 issuance of shares for additional equity interest in SGMC, the Company evaluated the May 31, 1998 carrying value of its investment in SGMC for impairment. The Company determined its aggregate investment in SGMC, which includes the Stock Purchase Warrant discussed previously, exceeded the fair value of the investment by approximately $1,500,000. Accordingly, in fiscal 1998, the Company recorded an impairment in the amount of $1,500,000 which is classified as Impairment of Mineral Interests in the accompanying Consolidated Statements of Operations.

        Additional financing will be required in order to develop the reserves of SGMC. Management of SGMC is currently attempting to negotiate a proposed financing plan to be executed in fiscal 1999. However, if financing is not obtained in fiscal 1999, or should other events occur such as a sustained or further decline in gold prices, the Company will reevaluate the need for an additional impairment of its carrying value in SGMC. If a determination is made that an impairment has occurred, it is likely the amount of such impairment will be material to the Company's financial position and results of operations.

PLATEAU RESOURCES LIMITED

        During fiscal 1994, USE entered into an agreement with Consumers Power Company to acquire all the issued and outstanding common stock of Plateau Resources Limited ("Plateau"), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets through its wholly-owned subsidiary Canyon Homesteads, Inc. in southeastern Utah. USE paid nominal cash consideration for the Plateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. At May 31, 1998, Plateau had a cash security in the amount of $7,270,408 to cover reclamation of the properties (see Note K).

        USECC is currently evaluating the best utilization of Plateau's assets. Evaluations are ongoing to determine when, or if, the mine and mill properties should be placed into production. The primary factor in these evaluations relates to the current depressed uranium market. Alternative uses of the properties are also being evaluated.

        In fiscal 1998, the Company had an independent appraisal performed on its modular homes held for resale. Based upon the analysis performed, the Company recorded a $100,000 write-down to more accurately reflect the fair value of these assets as of May 31, 1998. The write-down is included in Commercial Costs

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

and Expenses in the accompanying Consolidated Statements of Operations. The Company continues to review its investment in these assets for impairment.

ENERGX, LTD.

        Energx is engaged in the exploration, development and operation of natural gas properties. Energx currently has leased properties in Wyoming and on the Fort Peck Indian Reservation, Montana. Energx is owned by USE (45%), Crested (45%) and the Assiniboine and Sioux Tribes (10%).

        During fiscal 1997 and 1996, Energx abandoned certain of its leases and as a result wrote off $164,500 and $328,700, respectively, of related capitalized costs. The write off is reflected as Abandonment of Mineral Interests in the accompanying Consolidated Statements of Operations.

G.      DEBT:

LINES OF CREDIT

        USE and Crested have a $1,000,000 line of credit from a commercial bank. The line of credit bears interest at the bank's prime rate plus .5% (10.25% as of May 31, 1998). The weighted average interest rate for both 1998 and 1997 was 10.25%. The line of credit is secured by certain real property and a share of the net proceeds of fees from production from certain oil wells. No amounts were outstanding as of May 31, 1998 and 1997.

NOTES PAYABLE

        The components of notes payable as of May 31, 1998 and 1997 are as follows:


                                                                             May 31,
                                                               ------------------------------
                                                                   1998                1997
                                                                   ----                ----
         Installment notes - secured by equipment;
             interest at 8.75% - 9.5%, matures in 2000         $   167,100         $   69,100
         SGMC installment notes - secured by
             certain mining properties, interest at
             7.5% to 8.0%, maturity from 1999 - 2004               235,000            --
         FNG installment notes - secured by FNG
             equipment, interest at 8.75% to 8.9%
             maturity from 1997 - 2002                             101,800            195,300
                                                               -----------         ----------
                                                                     503,900          264,400
         Less current portion                                     (225,700)          ( 81,300)
                                                               -----------         ----------
                                                               $   278,200         $  183,100
                                                               ===========         ==========

        Principal requirements on notes payable are $225,700; $117,000; $84,300; $24,700; $22,600; and $29,600 for the years 1999 through 2003 and thereafter, respectively.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

H.      INCOME TAXES:

        The components of deferred taxes as of May 31, 1998 and 1997 are as follows:

                                                             May 31,
                                                  --------------------------
                                                      1998           1997
                                                      ----           ----
          Deferred tax assets:
              Deferred compensation               $    87,300    $   129,800
              Net operating loss carryforwards      6,703,900      6,731,500
              Tax credits                             213,800        325,100
              Other                                   541,900        655,400
              Tax basis in excess of book basis     2,087,900        573,400
                                                  -----------    -----------
          Total deferred tax assets                 9,634,800      8,415,200
                                                  -----------    -----------

          Deferred tax liabilities:
              Development and exploration costs    (3,979,300)    (1,963,400)
                                                  -----------    -----------
          Total deferred tax liabilities           (3,979,300)    (1,963,400)
                                                  -----------    -----------
                                                    5,655,500      6,451,800
          Valuation allowance                      (6,800,300)    (6,635,100)
                                                  -----------    -----------
          Net deferred tax liability              $(1,144,800)   $  (183,300)
                                                  ===========    ===========

        The Company has established a valuation allowance of $6,800,300 against deferred tax assets due to the losses incurred by the Company in past fiscal years. The Company's ability to generate future taxable income to utilize the NOL and capital loss carryforwards is uncertain.

        The income tax provision (benefit) is different from the amounts computed by applying the statutory federal income tax rate to income before taxes. The reasons for these differences are as follows:


                                                        Year Ended May 31,
                                            --------------------------------------
                                               1998           1997         1996
                                               ----           ----         ----
      Expected federal income tax           $(320,300)   $(1,266,330)   $(793,500)
      Net operating losses not previously
         benefitted and other                 155,100        (86,670)    (204,800)
      Valuation allowance                     165,200      1,353,000      998,300
                                            ---------    -----------    ---------
         Income tax provision               $    --      $      --      $    --
                                            =========    ===========    =========

        There were no taxes currently payable as of May 31, 1998, 1997 or 1996 related to continuing operations.

        At May 31, 1998, the Company and its subsidiaries had available, for federal income tax purposes, net operating loss carryforwards of approximately $19,700,000 which will expire from 2004 to 2013 and investment tax credit carryforwards of $213,800 which, if not used, will expire from 1999 to 2001. The Internal Revenue Code contains provisions which limit the NOL carryforwards available which can be used in a given year when significant changes in company ownership interests occur. In addition, the NOL and credit amounts are subject to examination by the tax authorities.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

        The Internal Revenue Service has audited the Company's and affiliates' tax returns through fiscal 1994, and is currently auditing the fiscal years ended May 31, 1996 and May 31, 1995. The Company's income tax liabilities are settled through fiscal 1992. The Company has received 30 day letters for the years ended May 31, 1994 and 1993. The Company has submitted a written appeal to protest the findings of the examining agent to preserve its NOL. Management believes the Company will prevail on the significant issues in dispute, and therefore, no significant changes will result from the findings.

I.      SEGMENTS AND MAJOR CUSTOMERS:

        The Company's primary business activity is the sale of minerals and the acquisition, exploration, holding, development and sale of mineral bearing properties although the Company has no producing mines. Other reportable industry segments include commercial operations, primarily real estate activities, an airport fixed base operation, and construction activities. The following is information related to these industry segments:


                                                           Year Ended May 31, 1998
                                            -------------------------------------------------------
                                                           Commercial   Construction
                                              Minerals     Operations    Operations    Consolidated
                                              --------     ----------    ----------    ------------

Revenues                                    $ 1,069,700    $3,523,500    $   --         $ 4,593,200
                                            ===========    ==========    ==========
Interest and other revenues                                                               6,965,300
                                                                                        -----------
   Total revenues                                                                       $11,558,500

Operating loss                              $  (595,100)   $  468,400    $  (36,400)   $  (163,100)
                                            ===========    ==========    ==========
Interest and other revenues                                                               6,965,300
General corporate and other expenses                                                     (7,209,900)
Equity in loss of affiliates                                                               (575,500)
                                                                                        -----------
   Loss before income taxes
      and discontinued operations                                                       $  (983,200)
                                                                                        ===========

Identifiable net assets at May 31, 1998     $22,235,700    $7,717,400    $  208,200     $30,161,300
                                            ===========    ==========    ==========
Investments in affiliates                                                                   912,900
Corporate assets                                                                         15,486,000
                                                                                        -----------
   Total assets at May 31, 1998                                                         $46,560,200
                                                                                        ===========

Capital expenditures                        $ 1,175,000    $  239,400    $   --
                                            ===========    ==========    ==========
Depreciation, depletion and
   amortization                             $   243,900    $  298,600    $  115,100
                                            ===========    ==========    ==========


                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

                                                           Year Ended May 31, 1997
                                            --------------------------------------------------------
                                                           Commercial    Construction
                                              Minerals     Operations     Operations    Consolidated
                                              --------     ----------     ----------    ------------

Revenues                                    $   207,300    $ 2,219,400    $ 1,038,600   $  3,465,300
                                            ===========    ===========    ===========
Interest and other revenues                                                                2,324,900
                                                                                        ------------
   Total revenues                                                                       $  5,790,200
                                                                                        ============
Operating (loss) profit                     $  (843,100)  $   (840,200)   $   286,000   $ (1,397,300)
                                            ===========   ============    ===========
Interest and other revenues                                                                2,324,900
General corporate and other expenses                                                      (3,961,300)
Equity in loss of affiliates                                                                (690,800)
                                                                                        ------------
   Loss before income taxes
      and cumulative effect                                                             $ (3,724,500)
                                                                                        ============
Identifiable net assets at May 31, 1997     $ 9,025,700    $ 6,103,700    $   301,500   $ 15,430,900
                                            ===========    ===========    ===========
Investments in affiliates                                                                  4,999,600
Corporate assets                                                                           9,956,600
                                                                                        ------------
   Total assets at May 31, 1997                                                         $ 30,387,100
                                                                                        ============

Capital expenditures                        $   159,500   $    296,300    $   --
                                            ===========   ============    ===========
Depreciation, depletion and
   amortization                             $   --        $    460,100    $   198,800
                                            ===========   ============    ===========

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)


                                                           Year Ended May 31, 1996
                                            ---------------------------------------------------------
                                                            Commercial    Construction
                                              Minerals      Operations     Operations    Consolidated
                                              --------      ----------     ----------    ------------

Revenues                                    $  3,116,700    $ 1,439,100    $ 3,794,500   $  8,350,300
                                            ============    ===========    ===========
Interest and other revenues                                                                 1,281,900
                                                                                         ------------
   Total revenues                                                                        $  9,632,200
                                                                                         ============
Operating (loss) profit                     $   (455,600)   $ (935,700)    $   716,700   $   (674,600)
                                            ============    ==========     ===========
Interest and other revenues                                                                 1,281,900
General corporate and other expenses                                                       (2,522,700)
Equity in loss of affiliates                                                                 (418,500)
                                                                                         ------------
   Loss before income taxes,
      discontinued operations
      and extraordinary item                                                             $ (2,333,900)
                                                                                         ============
Identifiable net assets at May 31, 1996     $ 19,724,700    $ 6,196,800    $   705,500   $ 26,627,000
                                            ============    ===========    ===========
Investments in affiliates                                                                   3,658,500
Corporate assets                                                                            4,507,800
                                                                                         ------------
   Total assets at May 31, 1996                                                          $ 34,793,300
                                                                                         ============

Capital expenditures                        $    835,200    $   372,000    $   903,100
                                            ============    ===========    ===========
Depreciation, depletion and
   amortization                             $    --         $   569,000    $   219,500
                                            ============    ===========    ===========

        During fiscal 1998 and 1996 approximately 100% and 89% of mineral revenues were from the sale of uranium. There were no uranium sales during fiscal 1997.

        The Company subleases excess office space, contracts aircraft for charter flights and sells aviation fuel. Commercial Revenues in the accompanying Consolidated Statements of Operations consist of mining equipment rentals, office and other real property rentals, charter flights and fuel sales.

J.      SHAREHOLDERS' EQUITY:

        In May 1996, the Board of Directors of USE approved an annual incentive compensation arrangement ("1996 Stock Award Program") for its CEO and four other officers of USE payable in shares of the Company's common stock. The 1996 Stock Award Program was subsequently modified to reflect the intent of the directors of the Company which was to provide incentive to the officers of the Company and Crested to remain with the companies. The shares are to be issued annually on or before January 15 of each year, starting January 15, 1997, as long as each officer is employed by USE, provided the Company has been profitable in the preceding fiscal year. The officers will receive up to an aggregate total of 67,000 shares per year for the years 1997 through 2002. One-half of the compensation under the 1996 Stock Award Program is the responsibility of Crested. The shares under the plan are forfeitable until retirement, death or disability of the officer. The shares are held in trust by the Company's treasurer and are voted by the Company's non-employee directors. As of May 31, 1998, 245,378 total shares have been issued to the five officers of the Company and Crested.

        In December 1997, the Company entered into a warrant purchase agreement with an investment advisory firm to purchase 225,000 shares at an exercise price of $10.50 expiring December 2, 2000. The warrants were issued in exchange for services to be provided during the period December 1997 to December 1998. The Company determined the fair value associated with these warrants to be $186,000, which will be recognized ratably over the term of the related advisory agreement. Accordingly, $108,000 was recognized as expense in fiscal 1998, with the remaining amount to be recognized in fiscal 1999.

        In January 1998, the Company entered into a warrant purchase agreement with another investment advisory firm to purchase 200,000 shares at an exercise price of $7.50 expiring January 20, 2000. The warrants were issued in exchange for services to be provided during the period from January 1998 to January 1999. The Company determined the fair value associated with these warrants to be $264,000, which will be recognized ratably over the term of the related advisory agreement. Accordingly, $88,000 was recognized as expense in fiscal 1998, with the remaining amount to be recognized in fiscal 1999.

        In January 1996, the Company entered into a warrant purchase agreement with an investment advisory firm. Pursuant to the Agreement, this firm received a warrant to purchase 200,000 common shares of the Company's common stock at $5.00 per share in exchange for consultation services to be provided through January 9, 1997. In connection with this warrant agreement, the Company recognized $148,300 of consulting expense in fiscal 1997 which the Company determined to be the fair value. During fiscal 1997, 180,000 of these warrants were exercised resulting in total proceeds to the Company of $900,000. The remaining 20,000 shares were exercised in 1998 resulting in $100,000 of proceeds to the Company.

        The Board of Directors adopted the U.S. Energy Corp. 1989 Stock Option Plan (the "Option Plan") for the benefit of USE's key employees. The Option Plan, amended in December 1995, reserves 925,000 shares of the Company's $.01 par value common stock for issuance under the Option Plan. During fiscal 1992, the Company issued options to certain of its executive officers, Board members and others. Under this Plan, 371,200 non-qualified options were issued at prices ranging from $2.75 to $2.90 per share. These options will expire on April 14, 2002 and April 30, 2002. During fiscal 1996, the Company issued 360,000 non-qualified options to employees who are not officers or directors at a purchase price of $4.00 per share, expiring on December 31, 2000. During fiscal 1998, options were exercised for the purchase of 62,000 shares. In fiscal 1997, the shareholders of USE ratified an amendment to the Option Plan and on that same date all outstanding non-qualified options were converted to qualified options by the Board of Directors of USE.

        The Board of Directors of USE adopted the U.S. Energy Corp. 1989 Employee Stock Ownership Plan ("ESOP") in 1989, for the benefit of USE employees. During fiscal 1998, 1997 and 1996, the Board of Directors of USE contributed 49,470, 24,069 and 10,089 shares to the ESOP at prices of $6.57, $8.87 and $8.65 per share, respectively. The Company is responsible for one-half of these contributions amounting to $162,300, $106,700 and $43,600 in fiscal 1998, 1997 and 1996, respectively. Crested is responsible for the remainder. USE has loaned the ESOP $1,014,300 to purchase 125,000 shares from the Company and 38,550 shares on the open market. These loans, which are secured by pledges of the stock purchased with the loan proceeds, bear interest at the rate of 10% per annum. The loans are reflected as unallocated ESOP

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

contribution in the equity section of the accompanying Consolidated Balance Sheets. During fiscal 1996, the Company released 10,089 of the shares to fund the 1996 ESOP contribution by $87,300 as reflected in the Consolidated Statement of Stockholders' Equity.

        The Board of Directors of both the Company and Crested issue shares of stock as bonuses to certain directors, employees and third parties. The stock bonus shares have been reflected outside of the Shareholders' Equity section in the accompanying Consolidated Balance Sheets because such shares are forfeitable to the Company and Crested until earned. During fiscal 1993, the Company's Board of Directors amended the stock bonus plan. As a result, the earn out dates of certain individuals were extended until retirement, which is the earn out date of the amended stock bonus plan. In exchange for this amendment, the amended plan grants a stock-bonus of 20% of the previous plan per year for five years. Crested is responsible for one half of the compensation expense related to these issuances. For the years ended May 31, 1998, 1997 and 1996, the Company had compensation expense of $54,600, $152,600 and $116,500 respectively, resulting from these issuances. A schedule of forfeitable shares for both USE and Crested is set forth in the following table:

            Issue             Number              Issue             Total
            Date             of Shares            Price         Compensation
            ----             ---------            -----         ------------

        May 1990              40,300            $  9.75          $392,900
        June 1990             66,300              11.00           729,300
        November 1992         10,660               N/A               N/A
        May 1993              20,000              3.375            67,500
        November 1993         18,520              3.00             55,600
        January 1994          18,520              4.00             74,100
        January 1995          13,520              3.75             50,700
        February 1996          7,700             15.125           116,500
        December 1996         36,832             10.875           405,800
                             -------                          -----------
        Balance at
          May 31, 1997       232,352                           $1,892,400

        August 1997           13,026             10.875           141,700
        May 1998              67,000              6.56            439,500
                             -------                          -----------
        Balance at
           May 31, 1998      312,378                           $2,473,600
                             =======                           ==========

        No shares were earned in fiscal 1998 or 1997. Also included in the forfeitable common stock are 15,000 shares to directors which are vesting at 20% a year beginning in November 1992, of which 9,000 are earned but not released as of May 31, 1997.

Statement of Financial Accounting Standards No. 123 ("SFAS 123")

        SFAS 123, "Accounting for Stock-Based Compensation," defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), provided that pro forma

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during fiscal year 1996 using the Black- Scholes pricing model and the following weighted average assumptions (no options were granted during 1998 and 1997):

                                                    1996
                                                    ----
               Risk-free interest rate             5.45%
               Expected lives                      5 years
               Expected volatility                 135.2%
               Expected dividend yield             0%

        To estimate expected lives of options for this valuation, it was assumed options will be exercised upon becoming fully vested at the end of the five years. All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

        The total fair value of options granted was computed to be approximately $1,274,900 during the year ended May 31, 1996. This amount is amortized ratably over the vesting periods of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $98,100, $255,000 and $106,200 for 1998, 1997
and 1996, respectively.

        If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and pro forma net loss per common share would have been reported as follows:


                                                              Year Ended May 31,
                                           ------------------------------------------------------
                                                  1998               1997                  1996
                                                  ----               ----                  ----
Net (loss) income
     As reported                            $   (983,200)       $  (3,724,500)         $  270,700
     Pro forma                              $ (1,081,300)       $  (3,979,500)         $  164,500
Net (loss) income per common
         share, basic and diluted
     As reported                            $       (.15)       $        (.58)         $      .04
     Pro forma, Basic                       $       (.16)       $        (.62)         $      .03
     Pro forma, Diluted                     $       (.16)       $        (.62)         $      .03

        Weighted average shares used to calculate pro forma net loss per share were determined as described in Note B, except in applying the treasury stock method to outstanding options, net proceeds assumed received upon exercise were increased by the amount of compensation cost attributable to future service periods and not yet recognized as pro forma expense.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

        A summary of the Stock Option Plan activity for the years ended May 31, 1998 and 1997 is as follows:


                                                                    1998                          1997
                                                       ----------------------------     ------------------------
                                                                         Weighted                       Weighted
                                                                          Average                        Average
                                                                         Exercise                       Exercise
                                                           Options         Price           Options        Price
                                                           -------         -----           -------        -----
         Outstanding at beginning of year                 596,700          $3.41          724,800         $3.44
         Granted                                           --               --             --              --
         Canceled                                          --               --            (22,000)        $4.00
         Exercised                                        (62,000)         $4.00         (106,100)        $3.49
                                                          -------                        --------
         Outstanding at end of year                       534,700          $3.34          596,700         $3.41
                                                          =======                       =========
         Exercisable at end of year                       394,700          $3.11          380,700         $3.07
                                                          =======                       =========

        The following table summarizes information about employee stock options outstanding and exercisable at May 31, 1998:


                                       Options Outstanding                            Options Exercisable
                      ----------------------------------------------------       ----------------------------
                                               Weighted
                         Number of              Average           Weighted           Number           Weighted
                          Options              Remaining           Average         of Options          Average
     Exercise         Outstanding at          Contractual         Exercise       Exercisable at       Exercise
      Prices           May 31, 1998          Life in years          Price         May 31, 1998          Price
      ------           ------------          -------------          -----         ------------          -----

      $2.75              49,400                  3.92               $2.75              49,400          $2.75
       2.90             264,300                  3.88                2.90             264,300           2.90
       4.00             221,000                  2.50                4.00              81,000           4.00


K.      COMMITMENTS, CONTINGENCIES AND OTHER:

LEGAL PROCEEDINGS

SHEEP MOUNTAIN PARTNERS (SMP)

        ARBITRATION/LITIGATION PROCEEDINGS CONCERNING SMP. In June 1991, Nukem's wholly-owned subsidiary Cycle Resource Investment Corporation ("CRIC") instituted arbitration proceedings against the Company and Crested. CRIC claimed that the Company and Crested violated the Sheep Mountain Partners ("SMP") partnership agreement. On July 3, 1991, the Company and Crested, through USECC, filed a civil action in the U. S. District Court of Colorado against Nukem, CRIC and their affiliates, alleging Nukem/CRIC fraudulently misrepresented facts and concealed information from the Company and Crested to induce their entry into the agreements forming the SMP partnership and sought rescission, damages and other relief. Certain of Nukem's affiliates (excluding CRIC) were thereafter dismissed from the lawsuit. The U. S. District Court granted the motion of the Company and Crested to stay the above arbitration initiated by CRIC.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

        On September 16, 1991, USECC filed another civil action in the Denver District Court against SMP seeking reimbursement of $85,000 per month since the spring of 1991 for the care and maintenance of the SMP underground uranium mines and properties. On May 11, 1993, the Denver District Court stayed all proceedings in state court until the case in the U.S. District Court for Colorado case was resolved. Thereafter in February 1994, USECC, Nukem and CRIC, agreed that the majority of the litigation subsequent to the formation of SMP on December 21, 1988, would be handled through consensual arbitration before a three member panel of the American Arbitration Association (the "Panel"). The arbitration hearing consumed 73 hearing days commencing on June 27, 1994 and concluded on May 31, 1995. The Panel entered its Order and Award on April 18, 1996. Nukem filed two motions with the district court indicating there was a material miscalculation and a double recovery. The District Court remanded the matter to the Arbitration Panel to consider Nukem's motions. On July 3, 1996, the Panel found there was no double recovery and approved the Order and Award, which awarded Crested and USE $12,500,000 and Nukem/CRIC $7,100,000 through March 31, 1996. On November 4, 1996 the United States District Court issued a Judgment and Order confirming the Arbitration Panel's Order and Award.

        In November 1996, USE and Crested received $4,300,000 from the SMP escrow bank accounts as partial payment of the monetary award of the Arbitration Panel. This $4,300,000 was accounted for under the cost recovery method of accounting, wherein it was applied to outstanding amounts due USECC and USE and the balance of $1,003,800 was recognized as income. Nukem/CRIC filed a motion asking for limited remand and on June 27, 1997 the Federal Court reviewed the motion and issued a Second Amended Judgment which confirmed the monetary award of the Arbitration Panel and clarified the equitable damages due USECC from Nukem/CRIC. Nukem filed a notice of appeal with the Tenth Circuit Court of Appeals and posted a $8,613,600 supersedeas bond on the monetary portion of the Award. Nukem's appeal is based on two issues, the District Court erred in confirming the double recovery finding in the AAA Panel's Order and Award and that the Order placing Nukem's uranium purchase contracts with the CIS republics in constructive trust with SMP. During the fourth quarter of fiscal 1998, a settlement agreement was reached whereby U.S. Energy and Crested received $5,026,000 as a partial settlement and, in addition, USECC received the Sheep Mountain Uranium Mines and certain other properties from SMP and one uranium delivery contract along with a 50% interest in a uranium supply contract. This settlement does not in any way affect issues presently on appeal and pending before the 10th Circuit Court of Appeal ("CCA"). A hearing is currently scheduled before a three judge panel court of the 10th CCA on September 24, 1998 in Oklahoma City, Oklahoma.

        ILLINOIS POWER. Illinois Power Company ("IPC"), one of the utilities with whom SMP has a long-term uranium supply contract, unilaterally sought to terminate the contract on October 28, 1993 and filed suit in the U.S. Federal District Court, Danville, Illinois, against the Company, Crested, et al. seeking a declaratory judgment that IPC's contract with SMP was void. After various negotiating sessions the parties reached agreement in June 1995 to settle the case by entering into an amendment to the original supply contract to provide for 3 deliveries totaling 486,443 lbs. U3O8. The final delivery was made in May 1997. On June 13, 1997, USE and Crested received $838,500 as a distribution of profits from the final delivery under this SMP contract.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

PARADOR MINING COMPANY, INC. ("PARADOR")

        On July 30, 1991, Bond Gold Bullfrog, Inc. ("BGBI") filed Civil Action No. 11877 in the District Court of the Fifth Judicial District, Nye County, Nevada naming USE, Crested, Parador and H.B. Layne Contractor, Inc. as defendants. The complaint primarily concerns extra lateral rights associated with two patented lode mining claims (the "Claims") owned by Parador which were initially leased to a predecessor of BGBI and subsequently, the residuals of that lease were assigned and leased by Parador to USE and Crested. A bifurcated trial was held on December 11-12, 1995 before the District Court for the Fifth Judicial District for the State of Nevada, County of Nye, at which time the parties presented evidence relative to the issue of extra lateral rights. Other claims between the parties were bifurcated by the Court and were not at issue at the trial. On December 26, 1995, the district court issued a ruling denying apex rights and extra lateral royalties to Parador, the Company and Crested. The partial trial did not address the other issues pending in the litigation but limited the trial to those issues required to decide the question of extra lateral rights. All other remaining claims and counterclaims were considered by the Court on January 26-28, 1998 in a bench trial and the Court entered judgment against the plaintiff and the defendants on their claims. BGBI, USECC and Parador appealed this judgment to the Nevada Supreme Court. On June 23, 1998, a mandatory Settlement Conference was held in Reno, NV but no settlement was achieved. The Settlement Mediator referred the case to the Nevada Supreme Court for an expedited hearing and the appeal is currently pending.

        TICABOO TOWNSITE LITIGATION. In fiscal 1998, the prior contract operator of the restaurant and lounge and two of its employees who operated the motel and convenience store at Ticaboo (owned by Canyon Homesteads, Inc.) sued USE, Crested and Plateau Resources Ltd., et al in Utah State Court. After a five day trial, the jury found against the two plaintiff employees but found for the third plaintiff and a judgment was entered for $153,371 in damages against USE, which was recorded in fiscal 1998. USE intends to vigorously appeal the award.

        DEPARTMENT OF ENERGY LITIGATION. On July 20, 1998, eight uranium mining companies with operations in the United States (including USE, Crested, YSFC) and the Uranium Producers of America, a trade organization, filed a complaint against the United States Department of Energy (the "DOE") and the acting secretary in a lawsuit (file no. 98 CV 1775) in the U.S. District Court, Cheyenne, Wyoming. The complaint seeks declaratory judgment and injunctive relief. The plaintiffs allege that the DOE violated the USEC Privatization Act of 1996, when the DOE transferred 45 metric tons of low enriched uranium and 3,800 metric tons of natural uranium to the United States Enrichment Corp. ("USEC") in May 1998.

        The  plaintiffs  have asked the Court among other claims to declare that
(i) the DOE violated its statutory authority by transferring uranium to USEC in excess of statutory limits on volume; (ii) the excess amounts were not sold by the DOE to USEC for fair value, as required by the Act, and mandated findings by the DOE concerning possible adverse impacts were not supported in fact; and
(iii) the DOE be enjoined from future transfers in violation of the Act. The defendants have not yet responded to the complaint.

CONTOUR DEVELOPMENT LITIGATION

        On July 28, 1998, USE filed a lawsuit in the U.S. District Court, Denver, Colorado against Contour Development Company, L.L.C. and entities and persons associated with Contour Development Company,

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

L.L.C. (collectively, "Contour") seeking compensatory and consequential damages from the defendants for dealings in certain real estate.

        Specifically, USE alleges that Contour has breached contracts for the sale of the Gunnison properties of USE and Crested, and is in default on the contracts and promissory notes delivered to pay for the Gunnison properties.

        As of the filing date of this Report, Contour and the other defendants have not filed an answer to the complaint but negotiations are underway to settle the issues.

RECLAMATION AND ENVIRONMENTAL LIABILITIES

        Most of the Company's mine development, exploration and operating activities are subject to federal and state regulations that require the Company to protect the environment. The Company attempts to conduct its mining operations in accordance with these regulations, but the rules are continually changing and generally becoming more restrictive. Consequently, the Company's current estimates of its reclamation obligations and its current level of expenditures to perform ongoing reclamation may change in the future. At the present time, however, the Company cannot predict the outcome of future regulation or its impact on costs. Nonetheless, the Company has recorded its best estimate of future reclamation and closure costs based on currently available facts, technology and enacted laws and regulations. Certain regulatory agencies, such as the Nuclear Regulatory Commission ("NRC"), the Bureau of Land Management ("BLM") and the Wyoming Department of Environmental Quality ("WDEQ") review the Company's reclamation, environmental and decommissioning liabilities, and the Company believes its recorded amounts are consistent with those reviews and related bonding requirements. To the extent that planned production on its properties is delayed, interrupted or discontinued because of regulation or the economics of the properties, the future earnings of the Company would be adversely affected. The Company believes it has accrued all necessary reclamation costs and there are no additional contingent losses or unasserted claims to be disclosed or recorded. The Company has not disposed of any properties for which it has a commitment or is liable for any known environmental liabilities.

        The majority of the Company's environmental obligations relate to former mining properties acquired by the Company. Since the Company currently does not have properties in production, the Company's policy of providing for future reclamation and mine closure costs on a unit-of-production basis has not resulted in any significant annual expenditures or costs. For the obligations recorded on acquired properties, including site-restoration, closure and monitoring costs, actual expenditures for reclamation will occur over several years, and since these properties are all considered future production properties, those expenditures, particularly the closure costs, may not be incurred for many years. The Company also does not believe that any significant capital expenditures to monitor or reduce hazardous substances or other environmental impacts are currently required. As a result, the near term reclamation obligations are not expected to have a significant impact on the Company's liquidity.

        As of May 31, 1998, the Company has recorded estimated reclamation obligations, including standby costs, of $13,055,600 which is included in Reclamation and Other Long-term Liabilities in the accompanying Consolidated Balance Sheets. In addition, the GMMV, in which the Company is a 50% owner, has recorded a $23,620,000 liability for future reclamation and closure costs. None of these liabilities have been

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

discounted, and the Company has not recorded any potential offsetting recoveries from other responsible parties or from any insurance companies.

        The Company currently has four mineral properties or investments that account for most of its environmental obligations, SMP, GMMV, Plateau and SGMC. The environmental obligations and the nature and extent of cost sharing arrangements with other potentially responsible parties, as well as any uncertainties with respect to joint and several liability of each are discussed in the following paragraphs:

SMP

        The Company and Crested are responsible for the reclamation obligations, environmental liabilities and liabilities for injuries to employees in mining operations with respect to the Crooks Gap properties. The reclamation obligations, which are established by regulatory authorities, were reviewed by the Company and the regulatory authorities during fiscal 1998 and the balance in the reclamation liability account at May 31, 1998 of $1,451,800 is believed by management to be adequate. The obligation will be satisfied over the life of the mining project which is estimated to be at least 20 years. The Company and Crested self bonded this obligation by mortgaging certain of its real estate assets and by holding certificates of deposits. A portion of the funds for the reclamation of SMP's properties will be provided by a sinking fund of up to $.50 per pound of uranium for reclamation work as the uranium is produced from the properties.

GMMV

        During fiscal 1991, the Company and Crested acquired developed mineral properties on Green Mountain known as the Big Eagle Property. In connection with that acquisition, the Company and Crested agreed to assume reclamation and other environmental liabilities associated with the property. Reclamation obligations imposed by regulatory authorities were established at $7,300,000 at the time of acquisition. Immediately after the acquisition, the Company and Crested transferred a one-half interest to Kennecott, with Kennecott, the Company and Crested contributing the Big Eagle properties to GMMV, which assumed the reclamation and other environmental liabilities. Kennecott holds a commercial bank letter of credit as security for the performance of the reclamation obligations for the benefit of GMMV.

        During fiscal 1993, GMMV entered into an agreement to acquire the Sweetwater uranium mill and related properties from UNOCAL. GMMV's consideration for the acquisition of the Sweetwater Mill Property was the assumption of all environmental liabilities and reclamation bonding obligations. The environmental obligations of GMMV are guaranteed by Kennecott. However, UNOCAL also agreed that if GMMV incurs expenditures for environmental liabilities prior to the earlier of commercial production by GMMV or February 1, 2001 (which liabilities are not due solely to the operations of GMMV), UNOCAL will reimburse GMMV for the first $8,000,000 of such expenditures. Any reimbursement may be recovered by UNOCAL from 20% of future cash flows from the sale of uranium concentrates processed through the Mill.

        On June 18, 1996, Kennecott had a letter of credit in the amount of approximately $19,767,000 issued to the WDEQ for minesite matters (executing EPA-delegated jurisdiction to administer the Clean Water Act and the Clean Air Act, and directly administering Wyoming statutes on mined land reclamation), and $5,400,000 issued to the NRC for decontamination and cleanup of the Mill and related tailings cells. An irrevocable letter of credit has been provided by the Morgan Guaranty Trust Company of New York in lieu

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

of a surety bond to cover the reclamation costs for the minesite and a performance bond by St. Paul Insurance Company was obtained for the Mill. The letter of credit was obtained by Kennecott Uranium Company to cover all reclamation costs related to mining and drilling operations in the State of Wyoming. The EPA has continuing jurisdiction under the Resource Conservation and Recovery Act pertaining to any hazardous materials which may be on site when cleanup work commences.

        Although USE and the other GMMV parties are liable for all reclamation and environmental compliance costs associated with Mill and site maintenance, as well as Mill decontamination and cleanup and site reclamation and cleanup after the Mill is decommissioned, USE believes it is unlikely it will have to pay for such costs directly. First, based on current estimates of cleanup and reclamation costs (reviewed annually by the oversight agencies), these costs may be within the $50,000,000 development commitment and related $16,000,000 loan of Kennecott Uranium Company for the GMMV. These costs are not expected to increase materially if the mill is not put into full operation. Second, to the extent GMMV is required to spend money on reclamation and environmental liabilities related to previous mill and site operations during UNOCAL's ownership, UNOCAL has agreed to fund up to $8,000,000 of costs (provided these costs are incurred before February 1, 2001 and before Mill production resumes), which would be recoverable only out of future mill production (see above). Third, payment of the GMMV reclamation and environmental liabilities related to the mill is guaranteed by Kennecott Corporation, parent of Kennecott Uranium Company. Last, GMMV will set aside a portion of operating revenues to fund reclamation and environmental liabilities should mining and milling commence.

        Kennecott will be entitled to contribution from the USE Parties in proportion to their participation interests in GMMV if Kennecott is required to pay mill cleanup costs directly pursuant to its guarantee. Such payments by Kennecott only would be reimbursed if the liabilities cannot be satisfied within the initial $50,000,000 expenditure commitment, and then only to the extent there are insufficient funds from the reclamation reserve (to be established from GMMV operating revenues). In addition, if and to the extent these liabilities resulted from UNOCAL's mill operations, and payment of the liabilities was required before February 1, 2001 and before mill production resumes, then up to $8,000,000 of that amount would be paid by UNOCAL before Kennecott Corporation would be required to pay on its guarantee. Accordingly, although the extent of any ultimate USE liability for contribution to mill cleanup costs cannot be predicted, USE and Crested will only be required to pay its proportional share of mill cleanup if a) the liabilities cannot be satisfied with the initial $50,000,000 expenditure commitment from Kennecott, b) there are insufficient funds from the reclamation reserve to be established out of GMMV operating revenues and c) payments are not available from UNOCAL.

Sutter Gold Mining Company

        SGMC is currently owned 55% by the Company, 4% by Crested and 41% by private investors. SGMC owns gold mineral properties in California. Currently, these properties are in development and costs consist of drilling, permitting, holding and administrative costs. No substantial mining has been completed, although a 2,800 foot decline through the identified ore zones for an underground mine was acquired in the purchase. The Company's policy is to provide reclamation on a unit-of-production basis. Currently, reclamation obligations are covered by a $27,000 reclamation bond which SGMC has recorded as a reclamation liability as of May 31, 1998.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1998
                                   (CONTINUED)

Plateau Resources, Limited

        The environmental and reclamation obligations acquired with the acquisition of Plateau include obligations relating to the Shootaring mill. Based on the bonding requirements, Plateau transferred $2,500,000 to a trust account as financial surety to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. In fiscal 1997, Plateau increased the NRC surety to a cash bond of $6,784,000 in order to have its standby license changed by the NRC to operational.

YSFC Exchange Rights Agreement

        The Company and YSFC have entered into an Exchange Rights Agreement (the "Agreement"). Under the Agreement the YSFC private placement shareholders and related broker agent have the right, but not the obligation, to exchange their shares in YSFC for USE common stock if YSFC's common shares are not listed and available for quotation on the NASDAQ marketing system by March 1999. The exchange rate for USE shares will be the price paid for the YSFC's common shares plus 10% per annum of total cost from the date of purchase. The number of USE shares exchanged will be based on the exchange rate for a share of USE common stock for the five business days prior to the date of notice given by the YSFC shareholder to exchange their shares.

EXECUTIVE COMPENSATION

        The Company and Crested are committed to pay the estates of certain of their officers an amount equal to one year's salary for one year after their death and reduced amounts, to be set by the Board of Directors, for a period up to five years thereafter.

L.      DISCONTINUED OPERATIONS.

        In February 1996, the Company completed the sale of 100% of the 8,267,450 outstanding shares of common stock of Brunton to a third party for $4,300,000 in accordance with a Stock Purchase Agreement dated January 30, 1996 (the "Purchase Agreement"). The Company received $300,000 at execution of the Purchase Agreement and approximately $3,000,000 at closing. The Company received two of the three annual installments of $333,333 on a $1,000,000 note, plus interest at a rate of 7% per year during February 1997 and 1998. One additional payment is due the Company in the amount of $333,333 plus interest in February 1999. In addition, the Company is entitled to receive 45% of the profits before taxes as defined in the Purchase Agreement related to Brunton products existing at the time the Purchase Agreement was executed for a period of 4 years and three months, beginning February 1, 1996. The Company received payments of $292,600 for profits in 1997.

        As a result of selling 100% of the common stock of Brunton, the Company has reflected the operations of Brunton as discontinued in the accompanying financial statements. Revenues for the discontinued operations for the year ended May 31, 1996 was $2,870,800. The Company recognized a gain on the disposal of Brunton of $2,295,700 net of income taxes of approximately $50,000.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                            August 31,         May 31,
                                                               1998             1998
                                                               ----             ----
                                                            (Unaudited)
CURRENT ASSETS:
    Cash                                                   $  7,401,900    $  5,650,500
    Accounts receivable
        Trade                                                   156,900         195,800
        Affiliates                                            3,261,200       1,878,400
    Current portion of long-term
        notes receivables                                       335,800         335,800
    Assets held for resale and other                          1,235,500       1,100,800
    SMP settlement receivable, net                                 --         5,026,000
    Inventory                                                   142,300         113,700
                                                           ------------    ------------
        TOTAL CURRENT ASSETS                                 12,533,600      14,301,000

INVESTMENTS
    Affiliates                                                  829,400         871,800
    Restricted investments                                    8,961,900       8,889,100
                                                           ------------    ------------
                                                             13,596,500      13,505,900

PROPERTIES AND EQUIPMENT                                     31,242,500      31,256,600
    Less accumulated depreciation,
    depletion and amortization                              (12,003,800)    (11,806,300)
                                                           ------------    ------------
                                                              5,953,800       6,040,900

OTHER ASSETS:
    Accounts and notes receivable:
        Real estate sales, net of valuation allowance           676,100         398,000
        Employees                                                36,100         352,000
        Other                                                     1,000           1,800
    Deposits and other                                          720,600         755,100
                                                           ------------    ------------
                                                              1,433,800       1,506,900
                                                           ------------    ------------
                                                           $ 42,997,400    $ 45,019,100
                                                           ============    ============

            See notes to condensed consolidated financial statements.

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                             CONDENSED CONSOLIDATED BALANCE SHEETS

                             LIABILITIES AND SHAREHOLDERS' EQUITY


                                                            August 31,        May 31,
                                                               1998            1998
                                                               ----            ----
                                                            (Unaudited)
CURRENT LIABILITIES:
    Accounts payable and accrued expenses                  $  1,244,000    $  1,836,400
    Deferred GMMV purchase option                             4,000,000       4,000,000
    Current portion of long-term debt                           426,700         225,700
                                                           ------------    ------------
        TOTAL CURRENT LIABILITIES                             5,670,700       6,062,100

LONG-TERM DEBT                                                  246,400         278,200

RECLAMATION LIABILITIES                                       8,778,800       8,778,800

OTHER ACCRUED LIABILITIES                                     4,173,100       4,266,800

DEFERRED TAX LIABILITY                                        1,144,800       1,144,800

COMMITMENTS AND CONTINGENCIES

MINORITY INTERESTS IN SUBSIDIARIES                            4,313,700       4,561,300

FORFEITABLE COMMON STOCK
    $.01 par value; 312,378 shares issued,
    forfeitable until earned                                  2,473,600       2,473,600

SHAREHOLDERS' EQUITY:
    Preferred stock, $.01 par value;
        authorized, 100,000 shares;
        none issued or outstanding                                 --              --
    Common stock, $.01 par value;
        20,000,000 shares authorized;
        7,523,492 shares issued                                  75,200          75,200
    Additional paid-in capital                               28,526,200      28,526,200
    Accumulated deficit                                      (9,017,300)     (7,760,100)
    Treasury stock, 865,943 shares, at cost                  (2,460,800)     (2,460,800)
    Unallocated ESOP contribution                              (927,000)       (927,000)
                                                           ------------    ------------
                                                             16,196,300      17,453,500
                                                           ------------    ------------
                                                           $ 42,997,400    $ 45,019,100
                                                           ============    ============

            See notes to condensed consolidated financial statements.

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (UNAUDITED)

                                                                Three Months Ended
                                                                    August 31,
                                                           ----------------------------
                                                               1998            1997
REVENUES:
    Mineral revenue                                        $     49,100    $    916,200
    Commercial revenues                                       1,543,100       1,559,300
    Oil sales                                                    19,000          48,500
    Management and other fees                                   318,000         148,900
    Interest                                                    179,900         187,000
    Gain on sales of assets                                      54,300             700
                                                           ------------    ------------
                                                              2,163,400       2,860,600
                                                           ------------    ------------
COSTS AND EXPENSES:
    Mineral operations                                          654,400         374,900
    Construction costs                                            6,300          11,700
    Commercial operations                                       957,900         837,800
    General and administrative                                2,010,500         611,700
    Oil production                                               22,100          14,500
    Interest                                                     16,600          15,900
                                                           ------------    ------------
                                                              3,667,800       1,866,500
                                                           ------------    ------------

(LOSS) INCOME BEFORE MINORITY INTEREST
    AND EQUITY IN LOSS OF AFFILIATES                         (1,504,400)        994,100

MINORITY INTEREST IN LOSS (INCOME)
    OF CONSOLIDATED SUBSIDIARIES                                260,700        (146,500)

EQUITY IN LOSS OF AFFILIATES - NET                              (13,500)       (163,800)
                                                           ------------    ------------

(LOSS) INCOME BEFORE PROVISION
    FOR INCOME TAXES                                         (1,257,200)        683,800

PROVISION FOR INCOME TAXES                                         --              --
                                                           ------------    ------------

NET (LOSS) INCOME                                          $ (1,257,200)   $    683,800
                                                           ============    ============

NET (LOSS) INCOME
    PER SHARE BASIC AND DILUTED                            $       (.18)   $        .10
                                                           ============    ============

BASIC WEIGHTED AVERAGE
    SHARES OUTSTANDING                                        6,969,927       6,816,892
                                                           ============    ============


            See notes to condensed consolidated financial statements.

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                        CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (UNAUDITED)


                                                                  Three Months Ended
                                                                      August 31,
                                                           ----------------------------
                                                                1998             1997
                                                                ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                        $ (1,257,200)   $    683,800
  Adjustments to reconcile net (loss) income to
      net cash provided by (used in) operating activities:
      Minority interest in (loss) income
         of consolidated subsidiaries                          (260,700)        146,500
      Depreciation, depletion and amortization                  203,200         229,800
      Equity in loss of affiliates                               13,500         163,800
      Gain on sale of assets                                    (54,300)           --
      Non-cash compensation                                        --            65,600

      Other                                                      34,500         (46,100)
  Net changes in components
   of working capital                                         2,832 700      (1,912,600)
                                                           ------------    ------------

NET CASH PROVIDED BY (USED IN)
   OPERATING ACTIVITIES                                       1,511,700        (669,200)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Development of mining properties                               (1,700)           (900)
  Proceeds from sale of property and equipment                  203,900            --
  Increase in restricted investments                               --          (162,400)
  Purchase of property and equipment                           (139,500)        (57,900)
  Change in note receivable                                      38,600          59,400
  Investments in affiliates                                     (30,800)       (238,500)
  Deferred GMMV purchase option                                    --         4,000,000
                                                           ------------    ------------

NET CASH PROVIDED BY
  INVESTING ACTIVITIES                                           70,500       3,599,700

CASH FLOWS FROM FINANCING ACTIVITIES:
  Exercise of options for common stock                             --            40,000
  Proceeds from long-term debt                                  201,000            --
  Payment on long-term debt                                     (31,800)        (93,800)
                                                           ------------    ------------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES                                          169,200         (53,800)
                                                           ------------    ------------

NET INCREASE IN CASH
  AND CASH EQUIVALENTS                                        1,751,400       2,876,700

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                                         5,650,500       1,416,900
                                                           ------------    ------------

CASH AND CASH EQUIVALENTS AT
  END OF PERIOD                                            $  7,401,900    $  4,293,600
                                                           ============    ============

            See notes to condensed consolidated financial statements.

                              U.S. ENERGY CORP. AND SUBSIDIARIES

                        CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                          (UNAUDITED)


                                                                 Three Months Ended
                                                                     August 31,
                                                           ----------------------------
                                                               1998             1997
SUPPLEMENTAL DISCLOSURES:

Income tax paid                                            $       --      $       --
                                                           ============    ============

Interest paid                                              $     16,600    $     15,900
                                                           ============    ============

            See notes to condensed consolidated financial statements.

                       U.S. ENERGY CORP. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        1) The Condensed Consolidated Balance Sheet as of August 31, 1998, the Condensed Consolidated Statements of Operations and Cash Flows for the three months ended August 31, 1998 and 1997 have been prepared by USE without audit. In the opinion of USE, the accompanying financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of USE as of August 31, 1998 and May 31, 1998, the results of operations and cash flows for the three months ended August 31, 1998 and 1997, and the cash flows for the three months then ended.

        2) Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the periods ended August 31, 1998 and 1997 are not necessarily indicative of the operating results for the full year.

        3) Accrued reclamation obligations and standby costs of $12,951,900 are USE's share of a reclamation liability at the SMP mining properties and the full obligation at the Shootaring Uranium Mill.
The reclamation work may be performed over several years.

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)


                    Report on Audits of Financial Statements
                  as of December 31, 1997 and 1996 and for the
                  years ended December 31, 1997, 1996 and 1995,
                          and the period from inception
                       (June 1, 1990) to December 31, 1997

                        Report of Independent Accountants


To the Members of the Management Committee of Green Mountain Mining Venture
Riverton, Wyoming

We have audited the accompanying balance sheet of Green Mountain Mining Venture (A Joint Venture in the Development Stage) as of December 31, 1997 and 1996, and the related statements of operations, changes in Venture partners' capital, and cash flows for the years ended December 31, 1997, 1996 and 1995, and the period from inception (June 1, 1990) to December 31, 1997. These financial statements are the responsibility of the Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Green Mountain Mining Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, and the period from inception (June 1, 1990) to December 31, 1997, in conformity with generally accepted accounting principles.


   /s/ PricewaterhouseCoopers LLP


Salt Lake City, Utah
April 3, 1998, except for Note 5, as to
which the date is September 11, 1998

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                                  BALANCE SHEET
                                     ------


                                                             As of December 31,
                                                       -----------------------------
                                                          1997               1996
                                                          ----               ----
              ASSETS
Assets:
   Cash and cash equivalents                           $    95,778       $   -
   Property and equipment (Note 3):
     Mineral properties and mine
       development costs                                27,725,252        22,812,077
     Buildings                                          24,815,009        24,815,009
     Mining equipment                                      403,000           403,000
                                                        52,943,261        48,030,086
            Total assets                               $53,039,039       $48,030,086
                                                       ===========       ===========

   LIABILITIES AND PARTNERS' CAPITAL:
Liabilities:
   Accounts payable - related parties                  $   924,019       $   469,032
   Reclamation liabilities (Note 3)                     23,620,000        23,620,000
                                                       -----------       -----------

            Total liabilities                           24,544,019        24,089,032
                                                       -----------        ----------

   Commitments and contingencies (Notes 3 and 4)

   Partners' capital:
     Kennecott Uranium Company                          14,247,510        11,970,527
     USECC                                              14,247,510        11,970,527
                                                       -----------        ----------
                                                        28,495,020        23,941,054
                                                        ----------        ----------
            Total liabilities and partners' capital    $53,039,039       $48,030,086
                                                       ===========       ===========

                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                             STATEMENT OF OPERATIONS
                                     ------

                                                                                              Period from
                                                                                                inception
                                                                                             (June 1, 1990)
                                                            Year ended December 31,          to December 31,
                                               -------------------------------------------   ---------------
                                                    1997            1996          1995            1997
                                                    ----            ----          ----            ----
Cost and expenses:
     Maintenance and holding costs             $  3,065,432    $  1,838,820   $  1,697,234    $ 12,523,268
     Marketing costs                                   --              --             --           247,598
                                               ------------    ------------   ------------    ------------
     Total costs and expenses                     3,065,432       1,838,820      1,697,234      12,770,866
     Other income                                    14,618            --             --            14,618
                                               ------------    ------------   ------------    ------------
       Net loss                                $  3,050,814    $  1,838,820   $  1,697,234    $ 12,756,248
                                               ============    ============   ============    ============


                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                STATEMENT OF CHANGES IN VENTURE PARTNERS CAPITAL
                                     ------


                                                                                             Period from
                                                                                               inception
                                                                                             (June 1, 1990)
                                                           Year ended December 31,           to December 31,
                                                -----------------------------------------    ---------------
                                                   1997           1996           1995            1997
                                                   ----           ----           ----            ----
     Balance at beginning of period
        Kennecott Uranium Company              $ 11,970,527    $ 11,819,763   $ 11,510,240    $       --
        USECC                                    11,970,527      11,819,763     11,510,240            --
                                               ------------    ------------   ------------    ------------
                                                 23,941,054      23,639,526     23,020,480            --
                                               ------------    ------------   ------------    ------------

     Capital Contributions (Note 1):
        Kennecott Uranium Company                 3,802,390       1,070,174      1,158,140      20,625,634
        USECC                                     3,802,390       1,070,174      1,158,140      20,625,634
                                               ------------    ------------   ------------    ------------
                                                  7,604,780       2,140,348      2,316,280      41,251,268
                                               ------------    ------------   ------------    ------------

     Net loss:
        Kennecott Uranium Company                (1,525,407)       (919,410)      (848,617)     (6,378,124)
        USECC                                    (1,525,407)       (919,410)      (848,617)     (6,378,124)
                                               ------------    ------------   ------------    ------------
                                                 (3,050,814)     (1,838,820)    (1,697,234)    (12,756,248)
                                               ------------    ------------   ------------    ------------

     Balance at end of period:
        Kennecott Uranium Company              $ 14,247,510    $ 11,970,527   $ 11,819,763    $ 14,247,510
        USECC                                    14,247,510      11,970,527     11,819,763      14,247,510
                                               ------------    ------------   ------------    ------------
                                               $ 28,495,020    $ 23,941,054   $ 23,639,526    $ 28,495,020
                                               ============    ============   ============    ============



                     The accompanying notes are an integral
                       part of these financial statements

                                           GREEN MOUNTAIN MINING VENTURE
                                    (A Joint Venture in the Development Stage)

                                              STATEMENT OF CASH FLOWS
                                                      ------


                                                                                                        Period from
                                                                                                          inception
                                                                        Year ended December 31,         (June 1, 1990)
                                                       ---------------------------------------------    to December 31,
                                                            1997           1996             1995            1997
                                                       ------------    ------------     ------------     ------------

Cash flows from operating activities:
    Net loss                                           $(3,050,814)    $(1,838,820)     $(1,697,234)     $(12,756,248)
    Increase (decrease) in accounts payable -
        related parties                                    318,491         329,171          (47,889)          616,938
                                                       -----------     -----------      -----------      ------------
        Net cash used in operating activities           (2,732,323)     (1,509,649)      (1,745,123)      (12,139,310)
                                                       -----------     -----------      -----------      ------------

Cash flows from investing activities:
    Additions to buildings, mineral properties mine
        development and mining equipment                (4,913,175)       (771,772)        (555,448)      (13,596,261)
    Increase (decrease) in accounts payable -
        related parties                                    136,496         141,073          (15,709)          307,081
                                                       -----------     -----------      -----------       -----------
        Net cash used in investing activities           (4,776,679)       (630,699)        (571,157)      (13,289,180)
                                                       -----------     -----------      -----------      ------------

Cash flows from financing activities:
    Capital contributions                                7,604,780       2,140,348        2,316,280        25,524,268
                                                       -----------     -----------      -----------      ------------
    Net cash provided by financing activities            7,604,780       2,140,348        2,316,280        25,524,268
                                                       -----------     -----------      -----------      ------------

        Net increase in cash and cash equivalents          95,778          -                -                   5,778

Cash and cash equivalents:
    At beginning of period                               -                 -                -                 -
                                                       -----------     -----------      -----------      ------------
    At end of period                                   $    95,778     $   -            $ -              $     95,778
                                                       ===========     ===========      ===========      ============

Supplemental schedule of non-cash investing and financing activities:

During 1990 and 1992 the Venture
    acquired mineral  properties and an
    established uranium processing milling
    exchange for the assumption of reclamation
    liabilities associated with the properties.                        $ 23,620,000
In 1990 the Venture partners contributed mineral properties and buildings which were recorded at the contributing partners'
    historical cost.                                                   $ 15,727,000



                     The accompanying notes are an integral
                       part of these financial statements

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                          NOTES TO FINANCIAL STATEMENTS
                                     ------

1.      Organization of the Joint Venture:
        ----------------------------------

        Green Mountain Mining Venture ("GMMV" or the "Venture") is a joint venture with a 30 year life, formed by U.S. Energy Corp. ("USE"), Crested Corp. ("Crested") and Kennecott Uranium Company ("Kennecott"), the Venture partners, to explore for, evaluate, develop, mine and market the mineral resources from the Green Mountain properties located in south-central Wyoming. Kennecott has a 50% interest in GMMV, and USE and Crested ("USECC") collectively have a 50% interest. GMMV was formed June 1, 1990, with each partner contributing its portion of the Green Mountain properties. Kennecott acquired its portion of the Green Mountain properties from USECC in 1990 for a cash payment of $15 million. Thereafter, the partners are required to contribute funds based upon their respective participating interests, subject to certain provisions as provided for in the joint venture agreement.

        Kennecott has agreed to contribute the first $50 million of operating and development expenses pursuant to Management Committee budgets. Kennecott also agreed to pay a disproportionate share (up to an additional $45 million) of GMMV operating expenses, but only out of cash operating margins from sales of processed uranium at more than $24.00/lb (for $30 million of such operating expenses), and from sales of processed uranium at more than $27.00/lb (for the next $15 million of such operating expenses).

        Effective October 29, 1992, Kennecott replaced USECC as manager of the Venture. Kennecott contracts with USECC to perform work on behalf of the Venture.

        On June 23, 1997, Kennecott and USECC signed an Acquisition Agreement wherein USECC agreed to purchase Kennecott's interest in GMMV for $15 million plus the assumption of Kennecott's share of various reclamation and other liabilities. Kennecott paid $4 million to USECC on signing the Acquisition Agreement and under the terms of the Acquisition Agreement is required to contribute up to $16 million to GMMV for payment of costs related to the Jackpot mine development and Sweetwater mill preparation work. Amounts advanced under this line of credit bear interest at 10.5% with repayment based upon the cash flow and earnings of GMMV. Any unpaid balance is payable in full no later than June 23, 2010 as long as USECC or its affiliate purchases Kennecott's interest in the GMMV. The line of credit is collateralized by a first mortgage lien against Kennecott's 50% interest in GMMV. Closing of the Acquisition Agreement is subject to several conditions and governmental approvals and must occur by October 1998. Kennecott is entitled to a credit against their original $50 million commitment of two dollars for each dollar provided under the line of credit and the $4 million paid on signing. As of December 31, 1997, Kennecott has approximately $10.8 million remaining to contribute to the Venture for operating and development expenses.


                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                     ------

1.      Organization of the Joint Venture, Continued:
        ---------------------------------------------

        Through December 31, 1997, the activities of the Venture have consisted primarily of the development and maintenance of the Green Mountain properties. While these activities are expected to continue in the future, additional development at substantially higher annual levels is required prior to the commencement of commercial production. Such commencement is not expected to occur until the venture partners agree that all economic and other conditions justify such commencement. Therefore, the Venture is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7.

2.      Summary of Significant Accounting Policies:
        -------------------------------------------

        All highly liquid securities with a maturity of three months or less are considered to be cash equivalents.

        Mineral properties contributed to the Venture were recorded at the partners' historical cost at the date of contribution. Costs incurred in the acquisition of mineral properties are capitalized and will be either charged to operations on the units-of-production method over the estimated reserves to be recovered or charged to operations at the time the property is sold or abandoned. Mine development costs incurred either to expand the capacity of operating mines, develop new ore bodies or develop mine areas substantially in advance of production are capitalized and will be charged to operations on the units-of-production method over the estimated reserves to be recovered. Amortization of mineral properties and development costs will commence when mining operations start. Mine development costs incurred to maintain production are included in operating costs and expenses. Maintenance and holding costs are expensed as incurred.

        The cost of mining equipment, less estimated salvage value, will be depreciated on the units-of-production method over the estimated reserves to be recovered or on the straight-line method over the estimated life of the equipment, whichever is shorter. The cost of buildings will be depreciated on the straight-line method. Depreciation of mining equipment and buildings will commence when mining operations start. Costs of repairs and maintenance are expensed as incurred. Expenditures that substantially extend the useful lives of assets are capitalized. When assets are retired or otherwise disposed of, all applicable costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized currently.


                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                     ------

2.      Summary of Significant Accounting Policies, Continued:
        ------------------------------------------------------

        The Venture evaluates the recoverability of capitalized acquisition and development costs based on the expected undiscounted future net revenues from the related mining properties. An impairment loss will be recorded if the unamortized costs exceed the expected undiscounted future net revenues. The recorded loss will be based on the difference between the unamortized costs and the expected discounted future net revenues from the related mining properties. The Venture believes that uranium prices will reach levels sufficient to justify commencement of commercial production in the future. The Venture also believes the expected undiscounted future net revenues from the Green Mountain properties will be sufficient to allow recoverability of these capitalized costs, assuming commencement of commercial production.

        The estimated net future costs of dismantling, restoring and reclaiming operating mines which result from future mining operations will be accrued during such operations. The provision will be made using the units-of-production method over the estimated reserves to be recovered and estimated costs at the balance sheet date. The effect of changes in estimated costs and production will be recognized on a prospective basis.

        No provision has been made for federal, state and local income taxes, credits, or benefits since tax liabilities are the responsibility of the individual partners.

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Certain amounts in 1996 have been reclassified for comparability to 1997 amounts.



                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                     ------

3.      Property and Equipment:
        -----------------------

        USECC conducts operations at the mine site on behalf of the Venture. All accounts payable are due to USECC for costs incurred by USECC in the normal course of business on behalf of GMMV. Through December 31, 1997 Kennecott had reimbursed USECC for substantially all development costs incurred.

        The cost of building, mineral properties and mine development and mining equipment incurred by each of the Venture partners are as follows:

                                                                Period from
                                                                 inception
                                                              (June 1, 1990)
                            Year ended December 31,           to December 31,
                    --------------------------------------    ---------------
                      1997           1996           1995           1997
                      ----           ----           ----           ----

      USECC         $4,913,175    $  740,175     $  511,822    $ 10,864,080
      Kennecott     -                 31,597         43,626       2,732,181
                    ---------     ----------     ----------    ------------

      Total         $4,913,175    $  771,772     $  555,448    $ 13,596,261
                    ==========    ==========     ==========    ============

        In December 1990, GMMV acquired additional mineral properties in exchange for the assumption of reclamation liabilities associated with those properties of $7.3 million. In 1992, GMMV acquired an established uranium processing mill (the Sweetwater Mill) in exchange for the assumption of reclamation liabilities associated with this property of $16.3 million. Such amounts represent the estimated costs at the acquisition date to reclaim these properties. Kennecott, on behalf of GMMV, is self-bonded in the amount of $24.3 million, which is payable to the Wyoming Department of Environmental Quality ("WDEQ") and the U.S. Nuclear Regulatory Commission in the event GMMV does not properly reclaim the above properties or violates the Wyoming Environmental Quality Act. Before the earlier of January 1, 2001, or resumption of production, if the GMMV is required to incur reclamation or environmental costs, the seller of the mill will be liable for the first $8 million of these costs at the Sweetwater Mill.

        The Venture properties include state leases which will expire in May 2001 and October 2006. All fees required to hold these unpatented mining claims have been paid to the state of Wyoming as of December 31, 1997.



                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                     ------

3.      Property and Equipment, Continued:
        ----------------------------------

        At December 31, 1997 and 1996, costs capitalized as property and equipment are composed of the following:


                                           1997              1996
                                       -----------       -----------
            Acquisition costs          $39,347,000       $39,347,000
            Development costs           13,596,261         8,683,086
                                       -----------       -----------

                                       $52,943,261       $48,030,086
                                       ===========       ===========

        Acquisition costs include the partners' initial contribution of mineral properties and buildings recorded at the contributing partners' historical cost of $15,727,000 and mineral properties and buildings acquired in exchange for the assumption of reclamation liabilities totaling $23,620,000.

4.      Contingencies:

        In June 1994, Kennecott was served with a complaint filed by Nukem Inc. (Nukem) and Cycle Resource Investment Corporation (Cycle). The complaint alleged that when Kennecott entered into the Green Mountain Mining Venture with USE on June 1, 1990, Kennecott interfered with a Uranium Marketing Agreement (UMA) between Nukem and USE and the Sheep Mountain Partners Partnership Agreement (SMPA) between USE and Cycle. Nukem and Cycle were each seeking damages in excess of $14 million and punitive damages.

        The case was stayed pending the conclusion of an arbitration proceeding between Cycle, Nukem and USE. The arbitration panel entered its order in April 1996, and the stay in this case was lifted. The arbitration panel held against Nukem in material respects stating that, even if the UMA had been breached, Nukem suffered no damages thereby. The panel denied the relief that Cycle sought for alleged breach of the SMPA. Accordingly, on January 6, 1997, Kennecott filed a motion for summary judgment contending, among other things, that the arbitration findings collaterally estop all claims asserted by Nukem and Cycle. On August 22, 1997 the trial court granted Kennecott's motion for summary judgement and dismissed the claims of Nukem and Cycle. Following the motion, the parties agreed to settle the case, and in February 1998 a settlement agreement was signed which resulted in both parties agreeing to suspend all litigation and claims against each other.


                                    Continued

                          GREEN MOUNTAIN MINING VENTURE
                   (A Joint Venture in the Development Stage)

                    NOTES TO FINANCIAL STATEMENTS, Continued
                                     ------

5.      Subsequent Events:

        In 1996, the U.S. government adopted the "USEC Privatization Act of 1996" to privatize the U.S. Enrichment Corp. In July 1998, in a S-1 Registration Statement filed with U.S. Securities and Exchange Commission, USEC Inc. disclosed its planned sale of significant quantities of uranium in the U.S. marketplace. Accordingly, forecasted demand for uranium and forecasted uranium sales prices have decreased in the short-term. As a result, GMMV has halted development activities at the Jackpot Mine, and has placed the facility on active standby.

                                U.S. ENERGY CORP.
                              662,987 COMMON SHARES
                          PROSPECTUS TABLE OF CONTENTS


Summary of the Offering                                               3
The Company                                                           3
Risk Factors                                                          5
Selected Financial Data                                              10
Business and Properties                                              12
        Uranium                                                      12
        Gold                                                         30
        Molybdenum                                                   35
        Parador                                                      36
        Oil and Gas                                                  36
        Brunton                                                      36
        Real Estate and Other Commercial                             37
        Construction                                                 39
        Legal Proceedings                                            41
Market for USE Common Shares
and Related Stockholder Matters                                      45
Management's Discussion and Analysis of
Financial Condition and Results of Operations                        45
Directors and Executive Officers                                     57
Certain Other Transactions                                           67
Security Ownership of Certain
Beneficial Owners and Management                                     69
Description of Securities                                            72
Plan of Distribution                                                 74
Holders of the Common Shares                                         74
Selling Shareholders                                                 75
Experts                                                              76
Legal Matters                                                        76
Index to Financial Statements                                        77